PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-245405

200,000 Units, Each Consisting of
One 7.75% Series A Cumulative Convertible Preferred Share and
Eight Warrants, Each Warrant Exercisable for One Common
Share for a Total of up to 1,600,000 Common Shares Underlying the Warrants

Pyxis Tankers Inc.

We are offering on a firm commitment basis 200,000 units of Pyxis Tankers Inc. (the “Units”) at a price of $25.00 per Unit, with each Unit consisting of (i) one 7.75% Series A Cumulative Convertible Preferred Share, par value $0.001 per share (the “Series A Preferred Shares”), and (ii) eight warrants (the “Warrants”). Each Warrant will entitle the holder to purchase one common share, par value $0.001 per share, at an exercise price of $1.40 per share.
The Series A Preferred Shares and Warrants included in the Units can only be purchased together in this offering, but the securities contained in the Units are immediately separable and will be issued separately. The offering also includes the common shares issuable from time to time upon exercise of the Warrants and conversion of the Series A Preferred Shares.
We will pay cumulative dividends on the Series A Preferred Shares from and including the date of original issuance in the amount of $1.9375 per share each year, which is equivalent to 7.75% of the $25.00 liquidation preference per share. Dividends on the Series A Preferred Shares will be payable monthly in arrears, beginning with the month ended October 31, 2020. To the extent declared by our Board of Directors, dividends will be payable not later than twenty (20) days after the end of each calendar month, starting on November 20, 2020.
Beginning on October 13, 2023, we may, at our option, redeem the Series A Preferred Shares, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the date of redemption.
Each Series A Preferred Share is convertible into common shares at a conversion price of $1.40 per common share, or 17.86 common shares, at any time at the option of the holder, subject to certain customary adjustments. The initial conversion price and the conversion price as adjusted are referred to as the “Conversion Price.” We may elect to automatically convert some or all of the Series A Preferred Shares into common shares if the closing price of the common shares has exceeded $2.38 (170% of the Conversion Price) for at least 20 out of 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion, which we refer to as the “Market Trigger.”
As of the date of this prospectus, our common shares trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PXS.”  The last reported sale price of our common shares on October 8, 2020 was $0.94 per share.  As of October 8, 2020, the Series A Preferred Shares and Warrants are listed on Nasdaq under the symbols “PXSAP” and “PXSAW”, respectively, but we have not and will not apply to list the Units.
Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 21 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Unit	Total
Public offering price	$25.00	$5,000,000.00
Underwriting discounts and commissions(1)	$1.875	$375,000.00
Proceeds to us before expenses	$23.125	$4,625,000.00
(1)
We have agreed to issue two separate warrants to the underwriter, the first exercisable for the purchase of an aggregate of 1% of the Series A Preferred Shares sold in this offering (2,000 Series A Preferred Shares) and the second exercisable for the purchase of an aggregate of 1% of the warrants sold in this offering (16,000 warrants to purchase common shares) (the “Underwriter’s Warrants”). We have additionally agreed to reimburse the underwriter for expenses incurred by it in an amount not to exceed $65,000. Please see "Underwriting" for additional disclosure regarding underwriting compensation payable by us.

We have granted the underwriters a 45-day option to purchase up to 30,000 additional Series A Preferred Shares and/or 240,000 additional Warrants, each Warrant exercisable to purchase one share of common stock, solely to cover over-allotments, if any.
The underwriter expects to deliver the Series A Preferred Shares and Warrants to purchasers in the offering on or about October 13, 2020.

ThinkEquity
a division of Fordham Financial Management, Inc.

The date of this prospectus is October 8, 2020

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS	ii
ENFORCEMENT OF CIVIL LIABILITIES	ii
PROSPECTUS SUMMARY	1
THE OFFERING	10
SUMMARY FINANCIAL DATA	14
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	19
RISK FACTORS	21
USE OF PROCEEDS	72
DESCRIPTION OF THE SECURITIES WE ARE OFFERING	73
CAPITALIZATION	77
BUSINESS	78
THE INTERNATIONAL PRODUCT TANKER SHIPPING INDUSTRY	89
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	120
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	137
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	141
DESCRIPTION OF CAPITAL STOCK	142
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	146
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	148
TAXATION	153
UNDERWRITING	164
EXPENSES	170
LEGAL MATTERS	170
EXPERTS	170
WHERE YOU CAN FIND ADDITIONAL INFORMATION	170
INFORMATION INCORPORATED BY REFERENCE	171
i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriter has not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “Commission”), is effective. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of that information.
ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. purchasers to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

ii

PROSPECTUS SUMMARY
This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2019 (the “2019 Annual Report”), which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” herein and in “Item 3. Key Information⸻D. Risk Factors” in our 2019 Annual Report.
Unless the context otherwise requires, as used in this prospectus, the terms “Pyxis,” “Company,” “we,” “us,” and “our” refer to Pyxis Tankers Inc. and its consolidated subsidiaries.
All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars, unless otherwise noted.
Our Company
We are an international maritime transportation company focused on the product tanker sector. Our fleet is comprised of five double hull product tankers, which are currently employed under a mix of spot and short-term time charters. As of the date of this prospectus, our fleet had a weighted average age of 8.3 years, based on dwt, compared to an industry average of approximately 11 years for the product tanker fleet, with a total cargo carrying capacity of 170,019 dwt. We acquired these five vessels in 2015 from affiliates of our founder and Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis. Three of the vessels in the fleet are medium range (“MR”) tankers, all of which have eco-efficient or eco-modified designs, and two are short-range tanker sister ships. Each of the vessels in the fleet has IMO certifications and is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.
Our principal objective is to own and operate our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the product tanker sector to maximize our revenues. We intend to expand the fleet through selective acquisitions of modern product tankers, primarily MRs, and to employ our vessels through time charters to creditworthy customers and on the spot market. We intend to continually evaluate the markets in which we operate and, based upon our view of market conditions, adjust our mix of vessel employment by counterparty and stagger our charter expirations. In addition, we may choose to opportunistically direct asset sales or acquisitions when conditions are appropriate. Management is considering the potential sale and / or bareboat charter for Northsea Alpha and Northsea Beta.

Our Current Fleet
The following table presents our fleet list as of September 23, 2020:
Vessel Name	Shipyard	Vessel type	Carrying Capacity (dwt)	Year Built	Type of Charter	Charter Rate (per day) (1)	Earliest Redelivery Date
Pyxis Epsilon	SPP* / S. Korea	MR	50,295	2015	Time	$13,500	October 2020
Pyxis Theta (2)	SPP / S. Korea	MR	51,795	2013	Time	$15,650	January 2021
Pyxis Malou(3)	SPP / S. Korea	MR	50,667	2009	Time	$13,000	November 2020
Northsea Alpha (4)	Kejin / China	Small Tanker	8,615	2010	Spot	n/a	n/a
Northsea Beta (4)	Kejin / China	Small Tanker	8,647	2010	Spot	n/a	n/a
			170,019
*SPP is SPP Shipbuilding Co., Ltd.
(1)	These are gross charter rates and do not reflect any commissions payable.
(2)	Pyxis Theta is contracted with a charterer’s right to extend the charter at the same rate to March, 2021.
(3)	Pyxis Malou is contracted with a charterer's option to extend the charter for up to an additional three months at a rate of $13,500.
(4)	Northsea Alpha and Northsea Beta are scheduled to have their special surveys during the fourth quarter of 2020, with expected off-hire of 20 days per vessel and costs of $0.35 million each.
Our Charters
We generate revenues by charging customers a fee, typically called charter hire, for the use of our vessels. Customers utilize the vessels to transport their refined petroleum products and other liquid bulk items and have historically entered into the following types of contractual arrangements with us or our affiliates:
•
Time charters: A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate. The customer, also called a charterer, is responsible for substantially all of the vessel’s voyage expenses, which are costs related to a particular voyage including the cost for bunkers and any port fees, cargo loading and unloading expenses, canal tolls and agency fees. In addition, a time charter may include a profit share component, which would enable us to participate in increased profits in the event rates increase above the specified daily rate.

•
Spot charters: A spot charter is a contract to carry a specific cargo for a single voyage. Spot charters for voyages involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot voyage charter, the vessel owner is responsible for the payment of all expenses including voyage expenses, such as port, canal and bunker costs.

The table below sets forth the basic distinctions between these types of charters:
	Time Charters	Spot Charters
Typical contract length	Typically 3 months - 5 years or more	Indefinite but typically less than 3 months
Basis on which charter rate is paid	Per day	Per ton, typically
Voyage expenses	Charterer pays	We pay
Vessel operating costs (1)	We pay	We pay
Off-hire (2)	We pay	We pay

(1)
We are responsible for vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and the commercial and technical management fees payable to our ship managers. The largest components of our vessel operating costs are generally crews and repairs and maintenance.

(2)	“Off-hire” refers to the time a vessel is not available for service due primarily to scheduled and unscheduled repairs or dry-docking.
Under both time and spot charters on the vessels in the fleet, we are responsible for the technical management of the vessel and for maintaining the vessel, periodic dry-docking, cleaning and painting and performing work required by regulations. We have entered into a contract with Pyxis Maritime Corp. (“Maritime”), a related party, to provide commercial, sale and purchase, and other operations and maintenance services to all of the vessels in our fleet. Our vessel-owning subsidiaries have contracted with International Tanker Management Ltd. (“ITM”), a third party technical manager and subsidiary of V. Ships Limited, to provide crewing and technical management to all of the vessels in our fleet. Please see “– Management of Ship Operations, Administration and Safety”. We intend to continue to outsource the day-to-day crewing and technical management of all our vessels to ITM. We believe that ITM has a strong reputation for providing high quality technical vessel services, including expertise in efficiently managing tankers.
In the future, we may also place one or more of our vessels in pooling arrangements or on bareboat charters:
•
Pooling Arrangements. In pooling arrangements, vessels are managed by a single pool manager who markets a number of vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners, typically under a pre-arranged weighting system that recognizes a vessel’s earnings capacity based on various factors. The vessel owner also generally pays commissions on pooling arrangements generally ranging from 1.25% to 5.0% of the earnings.

•
Bareboat Charters. A bareboat charter is a contract pursuant to which the vessel owner provides the vessel to the charterer for a fixed period of time at a specified daily rate, and the charterer generally provides for all of the vessel’s operating expenses in addition to the voyage costs and assumes all risk of operation. A bareboat charterer will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel, including dry-dockings and insurance.

As of September 23, 2020, 100% of the available days in the third quarter of 2020 were booked at an average daily rate of $15,300 for our MR's.
Our Competitive Strengths
We believe that we possess a number of competitive strengths relative to other product tanker companies, including:
•
High Quality Fleet of Modern Tankers. As of the date of this prospectus, our fleet had a weighted average age of 8.3 years, based on dwt, compared to an industry average of approximately 11 years for the product tanker fleet. Our fleet of vessels consists mainly of MR tankers that were built in Korean shipyards. We believe these MR tankers, along with our smaller tankers, provide our customers with high quality and reliable transportation of cargos at competitive operating costs. Owning a modern fleet reduces off-hire time, repairs and maintenance costs, including dry-docking expenses, and improves safety and environmental performance. Also, lenders are attracted to modern, well maintained vessels, which can result in more reasonable terms for secured loans.

•
Established Relationships with Charterers. We have developed long-standing relationships with a number of leading tanker charterers, including major integrated and national oil companies, refiners, international trading firms and large vessel operators, which we believe will benefit us in the future as we continue to grow our business. Our customers have included, among others, Trafigura, BP, Clearlake Shipping (a subsidiary of Gunvor), SK Energy, Equinor, Total, Valero, Vitol, ST Shipping (an affiliate of Glencore), Greenergy, Repsol, Koch and their respective subsidiaries. We strive to meet high standards of operating performance, achieve cost-efficient operations, reliability and safety in all of our operations and maintain long-term relationships with our customers. We believe that our charterers value our fleet of modern, quality tankers as well as our management team’s industry experience. These attributes should allow us to continue to charter our vessels and expand our fleet.

•
Competitive Cost Structure. Even though we currently operate a relatively small number of vessels, we believe we are consistently very cost competitive as compared to other companies in our industry. For example, during the six months ended June 30, 2020 our total daily operational costs (vessel operating expenses, technical and commercial management fees plus allocable general and administrative expenses) for our eco-efficient MR tankers averaged less than $8,000 per vessel. This is a result of our fleet profile, our experienced technical and commercial managers as well as the hands-on approach and substantial equity ownership of our management team. Our technical manager, ITM, manages 53 tankers, including our vessels. Our technical and commercial management fees aggregate to approximately $755 per day per vessel, which is competitive within our industry. Our collaborative approach between our management team and our external managers creates a scalable platform that we believe is able to deliver  superior operational results at competitive costs and positions us for further growth. Average total daily operational costs is a non-U.S. GAAP measure. For a description of average total daily operational costs and analysis of the components that make this measure, please see “Summary Financial Data – Non-U.S. GAAP Measures” below.

•
Well-Positioned to Capitalize on Improving Rates. We believe our current fleet is positioned to capitalize when spot and time charter rates improve. As of the date of this prospectus, we had three tankers contracted under time charters and two under spot voyages. As of September 23, 2020, 39% of our fleet’s remaining available days in 2020 were contracted, exclusive of charterers’ options. For any additional tankers we may acquire, we expect to continue to employ our mixed chartering strategy.

•
Experienced Management Team. Our three senior officers, led by our Chairman and Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis, have combined over 100 years of industry experience in shipping, including vessel ownership, acquisitions, divestitures, newbuildings, dry-dockings and vessel modifications, on-board operations, chartering, technical supervision, corporate management, legal/regulatory, accounting and finance.

Our Business Strategy
Our principal objective is to own, operate and grow our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the tanker sector. Our strategy to achieve this objective includes the following:
•
Maintain High Quality Fleet of Modern Tankers. We intend to maintain a high quality fleet that meets rigorous industry standards and our charterers’ requirements. We consider our fleet to be high quality based on the specifications to which our vessels were built and the reputation of each of the shipyards that built the vessels. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of modern, high quality vessels. Our MR tankers are all eco-efficient and eco-modified designed vessels which offer the benefits of lower bunker consumption and reduced emissions. In addition, we have been able to cost-effectively operate standard older MRs. We also intend to maintain the quality of our fleet through ITM’s comprehensive planned maintenance and preventive maintenance programs.

•
Grow the Fleet Opportunistically. We plan to take advantage of what we believe to be attractive asset values in the product tanker sector to expand our fleet through acquisitions. We believe that demand for tankers will expand as trade routes for liquid cargoes continue to evolve to developed markets, such as those in the United States and Europe, and as changes in refinery production patterns in developing countries such as China and India, as well as in the Middle East, contribute to increases in the transportation of refined petroleum products. We believe that a diversified tanker fleet will enable us to serve our customers across the major tanker trade routes and to continue to develop a global presence. We have strong relationships with reputable owners, charterers, banks and shipyards, which we believe will assist us in identifying attractive vessel acquisition opportunities. We intend to focus primarily on the acquisition of IMO II and III class MR tankers of 10 years of age or less, which have been built in Tier 1 Asian shipyards and have modern bunker efficient designs given demands for lower bunker consumption and concerns about environmental emissions. We will also consider acquisitions of newbuild vessels (also called re-sales), which typically have lower operating costs, and of fleets of existing vessels when such acquisitions are accretive to stockholders or provide other strategic or operating advantages to us.

•
Optimize the Operating Efficiency of our Fleet. We evaluate each of our existing and future vessels regarding their operating efficiency, and if we believe it will advance the operation of our fleet and benefit our business, we may make vessel modifications to improve fuel consumption and meet stricter environmental standards. We will consider making such modifications when the vessels complete their charter contracts or undergo scheduled dry-docking, including installation of required ballast water treatment systems, or with new acquisitions, at the time we acquire them. Among the modifications that we monitor and may make in the future to our vessels include: fitting devices that reduce main engine bunker consumption without reducing available power and speed; fitting devices that improve bunker combustion and therefore bunker consumption for auxiliary equipment; efficient electrical power generation and usage; minimizing hull and propeller frictional losses; systems that allow for optimized routing; and systems that allow for improved maintenance, reduced emissions, performance monitoring and management. We refer to vessels that have one or more of these modifications as “eco-modified.” We have evaluated and successfully installed in vessels a variety of technologies and equipment that have resulted in operating efficiencies and compliance with environmental standards. For example, we completed modifications on Pyxis Malou during its first special survey that we believe has resulted in our attaining an attractive return on such capital investment in the first year of operation. We  subsequently installed a ballast water treatment system (“BWTS”) during her recent second special survey in order to meet new environmental regulations. We will continue to build on our experience with these and other modifications and seek methods to efficiently improve the operational performance of our vessels while keeping costs competitive and meet full regulatory compliance.

•
Utilize Portfolio Approach for Commercial Employment. We expect to employ the vessels in our fleet under a mix of spot and time charters (with and without profit share), bareboat charters and pooling arrangements. We expect to diversify our charters by customer and staggered duration. In addition, any long-term time charters we enter into with a profit sharing component will offer us some protection when charter rates decrease, while allowing us to share in increased profits in the event rates improve. We believe that this portfolio approach to vessel employment is an integral part of risk management which will provide us a base of stable cash flows while providing us the optionality to take advantage of rising charter rates and market volatility in the spot market.

•
Preserve Strong Safety Record & Commitment to Customer Service and Support. Maritime and ITM have strong histories of complying with rigorous health, safety and environmental protection standards and have excellent vessel safety records. We intend to maintain these high standards in order to provide our customers with a high level of safety, customer service and support.

•
Maintain Financial Flexibility. We intend to maintain financial flexibility to selectively expand our fleet by targeting a balanced capital structure of debt and equity. As part of our risk management policies, we expect to enter into time charters for most of the vessels we acquire, which provide us predictable cash flows for the duration of the charter and attract lower-cost debt financing at more favorable terms. We believe this will allow us to build upon our strong commercial lending relationships and optimize our ability to access the public capital markets to respond opportunistically to changes in our industry and financial market conditions.

Management of Ship Operations, Administration and Safety
Our executive officers and secretary are employed by and their services are provided by Maritime.
Typically, Maritime and ITM enter into individual ship management agreements with our vessel-owning subsidiaries pursuant to which they provide us with:
•	commercial management services, which include obtaining employment, that is, the chartering, for our vessels and managing our relationships with charterers;
•	strategic management services, which include providing us with strategic guidance with respect to locating, purchasing, financing and selling vessels;
•
technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support; and

•	shoreside personnel who carry out the management functions described above.
Head Management Agreement and Ship Management Agreements with Maritime. Headquartered in Maroussi, Greece, Maritime was formed in May 2007 by our founder and Chief Executive Officer to take advantage of opportunities in the tanker sector. Maritime’s business employs or receives consulting services from 13 people in four departments: technical, operations, chartering and finance/accounting. We entered into a head management agreement with Maritime (the “Head Management Agreement”) pursuant to which they provide us and our vessels, among other things, with ship management services and administrative services. Under the Head Management Agreement, each vessel-owning subsidiary that owns a vessel in our fleet also enters into a separate ship management agreement with Maritime. Maritime provides us and our vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also provides administrative services to us such as executive, financial, accounting and other administrative services. As part of its responsibilities, Maritime supervises the crewing and technical management performed by ITM for all our vessels. In return for such services, Maritime receives from us:

•
for each vessel while in operation a fee of $325 per day subject to annual inflationary adjustments, and for each vessel under construction, a fee of $450 per day, plus an additional daily fee, which is dependent on the seniority of the personnel, to cover the cost of the engineers employed to conduct the supervision (collectively the “Ship-Management Fees”);

•	1.00% of the purchase price of any sale and purchase transaction from the seller of the vessel;
•	1.25% of all chartering, hiring and freight revenue we receive that was procured by or through Maritime; and
•	a lump sum of approximately $1.6 million per annum for the administrative services it provides to us (the “Administration Fees”).
The Ship-Management Fees and the Administration Fees are subject to annual adjustments to take into account inflation in Greece or such other country where Maritime was headquartered during the preceding year. Effective January 1, 2020, the Ship-Management Fees and the Administration Fees were increased by 0.26% in line with the average inflation rate in Greece in 2019 and are currently $330/day/ship and slightly over $1.6 million annually, respectively. We believe these amounts payable to Maritime are very competitive to many of our U.S. publicly listed tanker competitors, especially given our relative size. We anticipate that once our fleet reaches 15 tankers, the fee that we pay to Maritime for its ship management services for vessels in operation will recognize a volume discount in an amount to be determined by the parties at that time.
The Head Management Agreement was automatically renewed on March 23, 2020 for a five-year period and may be terminated by either party on 90 days’ notice prior to March 23, 2025.
For more information on our Head Management Agreement and our ship management agreements with Maritime, please see “Business – Management of Ship Operations, Administration and Safety – Head Management Agreement and Ship Management Agreements with Maritime.”
Ship Management Agreements with ITM. We outsource the day-to-day technical management of our vessels to an unaffiliated third party, ITM, which has been certified for ISO 9001:2008 and ISO 14001:2004. Each vessel-owning subsidiary that owns a vessel in our fleet under a time or spot charter also typically enters into a separate ship management agreement with ITM. ITM is responsible for all technical management, including crewing, maintenance, repair, dry-dockings and maintaining required vetting approvals. In performing its services, ITM is responsible for operating a management system that complies, and ITM ensures that each vessel and its crew comply, with all applicable health, safety and environmental laws and regulations. In addition to reimbursement of actual vessel related operating costs, we also pay an annual fee to ITM which in 2019 was $155,000 per vessel (equivalent to approximately $425 per day). This fee is reduced to the extent any vessel ITM manages is not fully operational for a time, which is also referred to as any period of “lay-up.”
Each ship management agreement with ITM continues by its terms until it is terminated by either party. The ship management agreements can be cancelled by us for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship management agreement. We have the right to terminate the ship management agreement for a specific vessel upon 60 days’ notice if in our reasonable opinion ITM fails to manage the vessel in accordance with sound ship management practice. ITM can cancel the ship management agreement if it has not received payment it requests within 60 days. Each ship management agreement will be terminated if the relevant vessel is sold (other than to our affiliates), becomes a total loss, becomes a constructive, compromised or arranged total loss or is requisitioned for hire.
Insurance. We are obligated to keep insurance for each of our vessels, including hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurances), and we must ensure each vessel carries a certificate of financial responsibility as required. We are responsible to ensure that all premiums are paid. Please see “Business – Risk Management and Insurance.”

Competition
We operate in international markets that are highly competitive. As a general matter, competition is based primarily on the supply and demand of commodities and the number of vessels operating at any given time. We compete for charters, in particular, on the basis of price and vessel location, size, age and condition, as well as the acceptability of the vessel’s operator to the charterer and on our reputation. We will arrange charters for our vessels typically through the use of brokers, who negotiate the terms of the charters based on market conditions. Competition arises primarily from other product tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater financial and other resources than we do. Although we believe that no single competitor has a dominant position in the markets in which we compete, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which will likely result in greater competition to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Ownership of product tankers is highly fragmented and is divided among publicly listed companies, state-controlled owners and independent shipowners, some of which also have other types of tankers or vessels that carry diverse cargoes. Several of our publicly listed competitors include Scorpio Tankers Inc., Ardmore Shipping Corporation, Diamond S Shipping Inc., International Seaways Inc. and Top Ships Inc.
Recent Developments
Nasdaq Notice
On June 29, 2020, we received a notice from Nasdaq stating that the Company’s common shares closed below the required minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for a period of 30 consecutive business days. We have until December 28, 2020 to regain compliance with the Minimum Bid Price Requirement. We can regain compliance if at any time during this period, the closing bid price of the Company’s common shares is at least $1.00 for a minimum of 10 consecutive business days (subject to Nasdaq’s right to require more than 10 consecutive days in its discretion). If we are unable to regain compliance during the initial compliance period, we may be eligible for an additional 180 calendar day period to regain compliance if we meet certain other continued listing requirements. The Company is currently reviewing options to meet the requirements for continued listing on Nasdaq, but intends to take all reasonable measures to regain compliance. During the compliance periods, the Company’s common shares will continue to be listed and trade on Nasdaq.
Pyxis Theta Refinancing
On July 8, 2020, Seventhone Corp. (our wholly-owned subsidiary that owns the Pyxis Theta) entered into a new $15.25 million secured five-year loan agreement with Alpha Bank S.A. (the “Alpha Bank Facility”) for the purpose of refinancing the outstanding indebtedness of approximately $11.3 million under the previous loan facility with Hamburg Commercial Bank AG (the “HCOB Facility”). The Alpha Bank Facility is secured by, among other things, a first priority mortgage on the Pyxis Theta, bears interest at LIBOR plus a margin of 3.35% and contains customary covenants. The proceeds were used to prepay outstanding indebtedness on the HCOB Facility in full as well as provide us additional working capital of approximately $4.0 million.
Pyxis Epsilon Financing Amendment

On September 25, 2020, Eighthone Corp. (our wholly-owned subsidiary that owns the Pyxis Epsilon) entered into a Second Supplemental Letter Agreement to its loan facility agreement dated September 27, 2018 (the "Wilmington Trust Loan") with certain financial institutions listed in the facility agreement, including Entrust Global, and Wilmington Trust National Association, as facility agent and security agent, extending to December 31, 2020, the period for which the required percentage of the security cover covenant remains at 115% of the amount of the Wilmington Trust Loan.

Corporate Information
Our legal and commercial name is Pyxis Tankers Inc. We are an international maritime transportation holding company that was incorporated under the laws of the Marshall Islands Business Corporations Act (the “BCA”) on March 23, 2015, and we maintain our principal place of business at the offices of our ship manager, Maritime, at 59 K. Karamanli, Maroussi 15125, Athens, Greece. Our telephone number at that address is +30 210 638 0200. Our registered agent in the Marshall Islands is The Trust Company of the Marshall Islands, Inc. located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. Our website is www.pyxistankers.com. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s internet site is www.sec.gov. None of the information contained on those websites is incorporated into or forms a part of this prospectus.
We own the vessels in our current fleet through five separate wholly-owned subsidiaries that are incorporated in the Marshall Islands and Malta. We acquired the vessel-owning subsidiaries from affiliates of our founder and Chief Executive Officer in connection with our merger with LookSmart in October 2015. Pursuant to the merger, LookSmart merged with and into Maritime Technologies Corp. and we commenced trading on Nasdaq under the symbol “PXS”. As part of the merger transactions, LookSmart transferred all of its then existing business, assets and liabilities to its wholly-owned subsidiary, which was spun off to the LookSmart stockholders.

THE OFFERING
The information below is only a summary of more detailed information included elsewhere in this prospectus. This summary may not contain all of the information that is important to you or that you should consider before making a decision to invest in our securities. For a more detailed description of the Series A Preferred Shares and Warrants, please see “Description of the Securities We are Offering” in this prospectus.

Issuer	Pyxis Tankers Inc., a Marshall Islands corporation.
Securities Offered	200,000 Units, each Unit consisting of (i) one Series A Preferred Share, and (ii) eight Warrants, each Warrant exercisable for one common share.
Price	Each Unit is being offered at a price of $25.00.
Separability of Series A Preferred Shares and Warrants
The Units will not be issued or certificated. Instead, the Series A Preferred Shares and Warrants underlying the Units will be issued separately and may be resold separately, although they will have been purchased together in this offering.

Warrants
Eight Warrants are included in each Unit. Each Warrant will entitle the holder to purchase one common share at an exercise price of $1.40 per share, subject to adjustment. This prospectus also relates to the offering of the common shares issuable upon exercise of the Warrants. The Warrants shall be exercisable from the date of issuance, which is the closing date of this offering, and expire on October 13, 2025.

Liquidation Preference of Series A Preferred Shares
If we liquidate, dissolve or wind up, holders of the Series A Preferred Shares will have the right to receive $25.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common shares or to the holders of equity securities the terms of which provide that such equity securities will rank junior to the Series A Preferred Shares. The rights of holders of Series A Preferred Shares to receive their liquidation preference also will be subject to the proportionate rights of any other class or series of our capital stock ranking in parity with the Series A Preferred Shares as to liquidation.

Change of Control
In the case of a “change of control” that is pre-approved by the Company’s Board of Directors, holders of Series A Preferred Shares have the option to (i) demand that the Company redeem the Series A Preferred Shares at (a) $26.63 per Series A Preferred Share from the date of issuance until October 13, 2021, (b) $25.81 per Series A Preferred Share from October 13, 2021 until October 13, 2022 and (c) $25.00 after October 13, 2022, or (ii) continue to hold the Series A Preferred Shares.

“Change of Control” means that (i) Mr. Valentios Valentis and his affiliates cease to own at least 20% of the voting securities of the Company, or (ii) a person or group acquires at least 50% voting control of the Company, and in the case of each of either (i) or (ii), neither the Company nor any surviving entity has its common stock listed on a recognized U.S. exchange.

Dividends on Series A Preferred Shares
Holders of the Series A Preferred Shares will be entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends payable monthly in an amount per Series A Preferred Share equal to $1.9375 per share each year, which is equivalent to 7.75% of the $25.00 liquidation preference per share per annum. Dividends on the Series A Preferred Shares will be payable monthly in arrears, beginning with the month ending October 31, 2020. To the extent declared by our Board of Directors, dividends will be payable not later than twenty (20) days after the end of each calendar month, starting on November 20, 2020. Dividends on the Series A Preferred Shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by our Board of Directors.

If the Company fails to make a cash dividend payment with respect to eighteen (18) or more consecutive or non-consecutive monthly dividends, the holders of the Series A Preferred Shares, voting as a separate class, will be entitled to vote for the election of one additional director to serve on our Board of Directors until the next annual meeting of shareholders following the date on which all dividends that are owed have been paid.

Optional Conversion by the Holder
Each Series A Preferred Share, together with accrued but unpaid dividends, is convertible into common shares at any time at the option of the holder at a Conversion Price of $1.40 per share, which initially equals 17.86 common shares for each Series A Preferred Share so converted, subject to adjustment for: (i) the payment of stock dividends or other distributions payable in common shares on any class or series of our capital stock; (ii) the issuance to all holders of common shares of certain rights or warrants entitling them to subscribe for or purchase common shares at a price per share less than the market price per common share; (iii) subdivisions, combinations and reclassifications of common shares; and (iv) distributions to all holders of common shares of any shares of stock (excluding common shares) or evidence of indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash).  This prospectus also relates to the offering of the common shares issuable upon exercise of the Series A Preferred Shares.

Automatic Conversion upon Market Trigger
At our option, we may cause the Series A Preferred Shares, plus accrued and unpaid dividends, to be automatically converted, in whole or in part, on a pro rata basis into common shares at the Conversion Price if the trading price of the common shares equals or exceeds $2.38 (170% of the Conversion Price) for at least 20 trading days in any 30 consecutive trading day period ending five days prior to the date of notice of conversion (such event, the “Market Trigger”).

Call Feature of Series A Preferred Shares
Beginning on October 13, 2023, we may, at our option, redeem the Series A Preferred Shares, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the date of redemption.

Ranking	The Series A Preferred Shares, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, will rank:
	•	senior to our common shares and any other class of equity securities the terms of which provide that such equity securities will rank junior to the Series A Preferred Shares;
	•	on parity (pari passu) with any equity securities the terms of which provide that such equity securities will rank without preference or priority over the other; and
•
junior to any equity securities the terms of which provide that such equity securities will rank senior to the Series A Preferred Shares, and to all of our existing and future debt, including, prior to conversion of such debt, any debt convertible into our equity securities.

We will be restricted in our ability to issue or create any class or series of capital stock ranking senior to the Series A Preferred Shares with respect to dividends or distributions, unless the holders of at least 66.67% of the then outstanding Series A Preferred Shares consent to the same.

Voting Rights
The Series A Preferred Shares will not vote with the common shares, however, if dividends on the Series A Preferred Shares are in arrears for eighteen (18) or more consecutive or non-consecutive monthly dividends, the holders of the Series A Preferred Shares, voting as a single class, shall be entitled to vote for the election of one additional director to serve on the Board of Directors until the next annual meeting of shareholders following the date on which all dividends that are owed and are in arrears have been paid.

In addition, unless we have received the affirmative vote or consent of the holders of at least 66.67% of the then outstanding Series A Preferred Shares, voting as a single class, we may not create or issue any class or series of capital stock ranking senior to the Series A Preferred Shares with respect to dividends or distributions.

Over-Allotment Option
We have granted the underwriters a 45-day option to purchase up to 30,000 additional Series A Preferred Shares and/or 240,000 additional Warrants, each Warrant exercisable to purchase one share of common stock, solely to cover over-allotments, if any.

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $4.4 million (or approximately $5.1 million if the underwriter exercises its over-allotment option in full), based on a public offering price of $25.00 per Unit and after deducting assumed underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds of this offering for general corporate purposes, including working capital, which can include potential vessel acquisitions and payment of debt. Please see “Use of Proceeds.”

Listing
Our common shares are currently listed on Nasdaq under the symbol “PXS”. As of October 8, 2020, the Series A Preferred Shares and Warrants included within the Units are listed on Nasdaq under the symbols “PXSAP” and “PXSAW”, respectively. No assurance can be given that a liquid or active trading market for the Series A Preferred Shares and Warrants will develop.

Risk Factors
An investment in our securities involves significant risks. You should carefully consider all of the information in this prospectus prior to investing in our securities. In particular, we urge you to carefully consider the risk factors set out in “Risk Factors” beginning on page 21 of this prospectus, and “Item 3. Key Information – D. Risk Factors” in our 2019 Annual Report.

Lock-Up Provision
Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, offer, sell, contract to sell or otherwise dispose of or hedge any securities of the Company. These restrictions will be in effect for a period of 60 days after the date of the closing of this offering.

Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Shares and Warrants will be VStock Transfer, LLC.

SUMMARY FINANCIAL DATA
The following table sets forth our selected historical consolidated financial information and other operating data as of and for the periods indicated. Our selected historical consolidated financial information as of December 31, 2018 and 2019 and for the years ended December 31, 2017, 2018 and 2019 is derived from our audited consolidated financial statements included in “Item 18. Financial Statements” of our 2019 Annual Report, which is incorporated herein by reference. The selected historical consolidated financial information as of December 31, 2015, 2016 and 2017 and for the years ended December 31, 2015 and 2016 is derived from our audited consolidated financial statements that are not included in or incorporated by reference into this prospectus. The consolidated financial data for the six months ended June 30, 2019 and 2020, and as of June 30, 2020, have been derived from our unaudited interim consolidated financial statements, which are incorporated herein by reference. Operating results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2020. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.
The information provided below should be read in conjunction with “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in our 2019 Annual Report, which is incorporated herein by reference. Our unaudited interim consolidated financial statements as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 are incorporated herein by reference from our Report on Form 6-K, furnished to the Commission on August 10, 2020.
Statements of Comprehensive Income / (Loss) Data	Year ended December 31,					Six months ended June 30,
(In thousands of U.S. dollars, except per share data)	2015	2016	2017	2018	2019	2019	2020
Revenues, net	$32,929	$30,387	$29,579	$28,457	$27,753	$13,180	$12,124
Voyage related costs and commissions*	(4,484)	(6,288)	(8,463)	(11,817)	(5,122)	(2,926)	(2,629)
Vessel operating expenses	(13,188)	(12,871)	(12,761)	(12,669)	(12,756)	(6,402)	(5,228)
General and administrative expenses	(1,773)	(2,574)	(3,188)	(2,404)	(2,407)	(1,187)	(1,113)
Management fees, related parties	(577)	(631)	(712)	(720)	(724)	(359)	(332)
Management fees, other	(1,061)	(1,024)	(930)	(930)	(930)	(465)	(432)
Depreciation and amortization of special survey costs	(5,884)	(6,004)	(5,640)	(5,633)	(5,560)	(2,822)	(2,286)
Loss on vessel held for sale	—	—	—	—	(2,756)	—	—
Gain from the sale of vessel	—	—	—	—	—	—	7
Vessel impairment charge	—	(3,998)	—	(2,282)	—	—	—
Bad debt provisions	—	—	(231)	(13)	(26)	(26)	—
Gain from debt extinguishment	—	—	—	4,306	—	—	—
(Loss) / Gain from financial derivative instrument	—	—	—	(19)	(27)	(25)	2
Interest expenses and finance cost, net	(2,531)	(2,810)	(2,897)	(4,490)	(5,775)	(2,905)	(2,516)
Other income	74	—	—	—	—	—	—
Net income / (loss)	$3,505	$(5,813)	$(5,243)	$(8,214)	$(8,330)	$(3,937)	$(2,403)

Earnings / (loss) per common share, basic and diluted	$0.19	$(0.32)	$(0.28)	$(0.39)	$(0.39)	$(0.19)	$(0.11)

Weighted average number of shares, basic	18,244,671	18,277,893	18,461,455	20,894,202	21,161,164	21,072,472	21,455,291

Weighted average number of shares, diluted	18,277,893	18,277,893	18,461,455	20,894,202	21,161,164	21,072,472	21,455,291
* Pursuant to the adoption of ASU 2014-09-Revenues from Contracts with Customers (Topic 606) on January 1, 2018, Revenues have been presented net of address commissions which were previously recognized under Voyage related costs and commissions. Comparative amounts have been reclassified accordingly.

Balance Sheets Data	As of December 31,					As of June 30,
(In thousands of U.S. dollars)	2015	2016	2017	2018	2019	2020

Total current assets	$6,028	$4,184	$3,895	$4,307	$17,235	$1,745
Total other non-current assets	5,193	5,215	5,144	4,318	4,027	4,238
Total fixed assets, net	130,501	121,341	115,774	107,992	87,507	85,318
Total assets	141,722	130,740	124,813	116,617	108,769	91,301
Total current liabilities	11,200	12,870	12,531	13,545	22,536	8,425
Total non-current liabilities	75,956	69,117	64,126	63,129	54,233	53,175
Total stockholders’ equity	$54,566	$48,753	$48,156	$39,943	$32,000	$29,701

Statements of Cash Flows Data	Year ended December 31,					Six months ended June 30,
(In thousands of U.S. dollars)	2015	2016	2017	2018	2019	2019	2020

Net cash provided by / (used in) operating activities	$12,366	$4,446	$3,677	$(2,203)	$5,661	$3,183	$(7,116)
Net cash (used in) / provided by investing activities	(18,766)	—	—	(99)	(517)	(268)	13,141
Net cash provided by / (used in) financing activities *	13,375	(7,285)	(2,767)	(187)	(4,172)	(2,159)	(7,290)
Change in cash and cash equivalents and restricted cash	$6,975	$(2,839)	$910	$(2,489)	$972	$756	$(1,265)
*Comparative amounts have been reclassified due to current presentation of restricted cash pursuant to the adoption of ASU No. 2016-18-Statement of Cash Flows-Restricted Cash on January 1, 2018.
Fleet Operating Data	Year ended December 31,					Six Months ended June 30,
	2015	2016	2017	2018	2019	2019	2020
Ownership days (1)	2,177	2,196	2,190	2,190	2,190	1,086	910
Available days (2)	2,137	2,176	2,190	2,154	2,162	1,058	898
Operating days (3)	2,092	1,986	1,956	1,816	1,925	924	802
Utilization % (4)	97.9%	91.3%	89.3%	84.3%	89.0%	87.3%	89.3%
Daily time charter equivalent rate (5)	$13,597	$12,134	$10,795	$9,163	$11,756	$11,096	$11,844
Daily vessel operating expenses (6)	$6,058	$5,861	$5,827	$5,785	$5,825	$5,895	$5,584
Average number of vessels (7)	6.0	6.0	6.0	6.0	6.0	6.0	5.1
Number of vessels at period end	6	6	6	6	6	6	5
Weighted average age of vessels (8)	4.8	5.8	6.8	7.8	8.8	8.3	8.1

(1)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(2)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. Available days measures the aggregate number of days in a period during which vessels should be capable of generating revenues.

(3)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. Operating days measures the aggregate number of days in a period during which vessels actually generate revenues.

(4)
We calculate utilization (“Utilization”) by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(5)
Daily time charter equivalent (“TCE”) rate is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e. spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract. Please see reconciliation of TCE under “Item 5.A. Operating Results” in the 2019 Annual Report, which is incorporated herein by reference.

(6)
Daily vessel operating expenses are direct operating expenses such as crewing, provisions, repairs and maintenance, insurance, deck and engine stores, lubricating oils and tonnage tax divided by ownership days.

(7)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(8)	Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dead weight tonnage (“dwt”) of each vessel on the total fleet dwt.
Recent Daily Fleet Data:
(In U.S. dollars, except for Utilization %)		Year ended December 31,					Six Months Ended June 30,
		2015	2016	2017	2018	2019	2019	2020
Eco-Efficient MR2: (2 of our vessels)	TCE	15,631	15,015	13,027	10,524	14,337	13,673	15,060
	Opex	6,430	5,754	5,838	5,962	5,872	5,771	5,966
	Utilization %	99.4%	97.0%	94.1%	91.8%	100.0%	100.0%	98.0%
Eco-Modified MR2: (1 of our vessels)
	TCE	17,480	10,705	13,042	12,383	13,410	12,809	15,286
	Opex	6,461	6,255	6,433	6,505	6,813	7,228	6,078
	Utilization %	91.3%	92.9%	90.1%	86.6%	99.1%	98.0%	100.0%
Standard MR2: (1 of our vessels*)
	TCE	17,237	15,504	12,209	8,887	13,115	12,329	-
	Opex	6,325	6,772	6,036	6,039	6,092	5,959	-
	Utilization %	100.0%	90.5%	99.2%	91.0%	99.7%	100.0%	-
Handysize Tankers: (2 of our vessels)
	TCE	7,622	7,939	5,979	5,844	5,860	4,981	5,533
	Opex	5,358	5,315	5,408	5,122	5,150	5,319	4,954
	Utilization %	98.6%	85.1%	79.2%	72.6%	68.1%	63.8%	75.5%
Fleet: (2019: 6 vessels; 2020: 5 vessels)
	TCE	13,597	12,134	10,795	9,163	11,756	11,096	11,844
	Opex	6,058	5,861	5,827	5,785	5,825	5,895	5,584
	Utilization %	97.9%	91.3%	89.3%	84.3%	89.0%	87.3%	89.3%
*Pyxis Delta was sold on January 13, 2020 and has been excluded from the calculations for the period ended June 30, 2020.
Vessel operating expenses per day (“Opex”) are our vessel operating expenses for a vessel, which consist primarily of crew wages and related costs, insurance, lube oils, communications, spares and consumables, tonnage taxes as well as repairs and maintenance, divided by the days in the applicable period. Please see “Item 4. Information on the Company – B. Business Overview – The International Product Tanker Shipping Industry – Eco Ships” in the 2019 Annual Report for a description of the terms “eco-efficient”, “eco-modified” and “standard”.

Non-U.S. GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. GAAP, we use certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP. We believe that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations, and therefore a more complete understanding of factors affecting our business than U.S. GAAP measures alone. In addition, we believe that the presentation of these matters is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as impairment charges, contract termination costs or items outside of our control.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represents the sum of net income / (loss), interest and finance costs, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents EBITDA before certain non-operating or non-recurring charges, such as vessel impairment charges, gain from debt extinguishment, loss on sale of vessel, gain/(loss) from financial derivative instrument and stock compensation. Total daily operational costs represent vessel opex, technical and commercial management fees plus allocable general and administrative expenses, applied on an average daily basis to our eco-efficient MRs. EBITDA, Adjusted EBITDA and average total daily operational costs are not recognized measurements under U.S. GAAP.
EBITDA, Adjusted EBITDA and average total daily operational costs are presented in this prospectus as we believe that they provide investors with means of evaluating and understanding how our management evaluates operating performance. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA do not reflect:
•	our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	changes in, or cash requirements for, our working capital needs; and
•	cash requirements necessary to service interest and principal payments on our funded debt.
In addition, these non-GAAP measures do not have standardized meanings and are therefore unlikely to be comparable to similar measures presented by other companies.
Average Total Daily Operational Costs
The following table reconciles the average total daily operational costs for our two eco-efficient MRs:
(In U.S. dollars)	Year Ended December 31, 2019	Six Months Ended June 30, 2020
Reconciliation of Opex to average daily total operational costs

Vessel Opex	$5,872	$5,966

Technical and Commercial Management Fees	755	757

General & Administrative Expenses*	1,069	1,208

Average total daily operational costs	$7,696	$7,931

*Average number of vessels in our fleet were 6 and 5.1 during the year ended December 31, 2019 and the six months ended June 30, 2020, respectively.

Adjusted EBITDA
The following table reconciles net loss, as reflected in the Unaudited Consolidated Statements of Comprehensive Loss to EBITDA and Adjusted EBITDA:

(In thousands of U.S. dollars)	Year Ended December 31, 2019	Six Months Ended June 30, 2020
Reconciliation of Net loss to Adjusted EBITDA
Net loss	$(8,330)	$(2,403)

Depreciation	5,320	2,189

Amortization of special survey costs	240	97

Interest and finance costs, net	5,775	2,516

EBITDA	$3,005	$2,399

Loss / (Gain) from financial derivative instrument	27	(2)

Loss / (Gain) from the sale of vessel, net	2,756	(7)

Adjusted EBITDA	$5,778	$2,390

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business and making acquisitions, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “targets,” “continue,” “contemplate,” “possible,” “likely,” “might,” “will,” “would,” “could,” “projects,” “forecasts,” “potential”, “may,” “should” and similar expressions are forward-looking statements. All statements in this  prospectus that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as our future operating or financial results, global and regional economic and political conditions, including piracy, pending vessel acquisitions, our business strategy and expected capital spending or operating expenses, including dry-docking and insurance costs, competition in the product tanker industry, statements about shipping market trends, including charter rates and factors affecting supply and demand, our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, our ability to enter into fixed-rate charters after our current charters expire and our ability to earn income in the spot market and our expectations of the availability of vessels to purchase, the time it may take to construct new vessels, and vessels’ useful lives. Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the section of this prospectus entitled “Risk Factors” as well as in “Item 3. Key Information – D. Risk Factors” of our 2019 Annual Report. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements.
Factors that might cause future results to differ include, but are not limited to, the following:
•	changes in governmental rules and regulations or actions, including environmental and securities matters, taken by regulatory authorities;
•	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;
•	our future operating or financial results;
•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to procure or have access to financing on acceptable terms or at all, our liquidity and the adequacy of cash flows for our operations;
•	our ability to successfully employ our vessels, including under time charters;
•	changes in our operating expenses, including bunker fuel prices, dry docking costs, general and administrative expenses and insurance costs, including adequacy of coverage;
•	business disruptions due to natural disasters and health catastrophes, such as the recent outbreak of Coronavirus COVID-19 (“COVID-19”);
•
disruption of world trade due to rising protectionism, breakdown of multilateral trade agreements, acts of piracy, terrorism, political events, public health threats, international hostilities and instability;

•	the aging of our vessels and likely increases in the operating expenses and dry-docking costs;

•
our ability to fund future capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	planned, pending or recent acquisitions and divestitures, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	the ability of our vessels to pass classification inspections and vetting inspections by major integrated oil companies;
•	vessel breakdowns and instances of off-hire;
•	potential claims or liability from future litigation, government inquiries and investigations as well as discharge of pollutants and vessel collisions;
•	potential conflicts of interests involving our Chief Executive Officer and Chairman of the Board of Directors;
•	the arrest or detention of our vessels by maritime claimants or governmental authorities;
•	any disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach;
•	general product tanker shipping market trends, including fluctuations in charter hire rates and vessel values;
•	changes in supply and demand in the product tanker shipping industry, including the market for our vessels and the number of newbuildings under construction;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates, including the impact on our debt of the discontinuance of LIBOR after 2021, and foreign exchange rates;
•	changes in seaborne and other transportation;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery or corruption;
•	general domestic and international political conditions; the length and number of off-hire periods and dependence on key employees and third-party managers; and
•
other factors discussed under “Risk Factors” in this prospectus and in “Item 3. Key Information – D. Risk Factors” in the 2019 Annual Report, as well as the Company’s other filings with the Commission, which may contain a more complete discussion of certain of these and other risks and uncertainties.

You should not place undue reliance on forward-looking statements contained in this prospectus because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS
Investing in our securities is highly speculative and involves a high degree of risk. Before making an investment in our securities, you should carefully consider the risks described below and the risk factors contained in “Item 3. Key Information – D. Risk Factors” in our 2019 Annual Report, which is incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our securities.
Risks Related to the Series A Preferred Shares and Warrants, and this Offering
We may not be able to generate sufficient cash to service our obligations, including our obligations under the Series A Preferred Shares.
Our ability to make dividend payments on any outstanding shares of preferred stock, including the Series A Preferred Shares and any other preferred shares that we may issue in the future, and outstanding indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the liquidation preference and dividends on our preferred stock, including the Series A Preferred Shares, as well as principal and interest on our outstanding indebtedness. Please also see the risk factor “We currently have a working capital deficit and may not be able to fund our ongoing operations.”
We may incur additional indebtedness and obligations to pay dividends on preferred stock, some of which may be senior to the rights of the Series A Preferred Shares.
We and our subsidiaries may incur additional indebtedness and obligations to pay cumulative dividends on preferred stock, some of which may be senior to the rights of the Series A Preferred Shares. The terms of the Series A Preferred Shares do not prohibit us or our subsidiaries from incurring additional indebtedness or issuing additional series of preferred stock. Any such indebtedness will in all cases be senior to the rights of holders of Series A Preferred Shares. We may also issue additional series of preferred stock that contain dividend rights and liquidation preferences that are senior to the rights of holders of Series A Preferred Shares as long as holders of at least 66.67% of the then outstanding Series A Preferred Shares affirmatively vote or consent thereto. Our subsidiaries may also incur indebtedness that is structurally senior to the Series A Preferred Shares, and we and our subsidiaries could incur indebtedness secured by a lien on our assets, entitling the holders of such indebtedness to be paid first from the proceeds of such assets. If we issue any additional preferred stock that ranks senior or pari passu with the Series A Preferred Shares, the holders of those shares will be entitled to a senior or ratable share with the holders of the Series A Preferred Shares in any proceeds distributed in connection with our insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to the holders of Series A Preferred Shares.
Our ability to meet our obligations under the Series A Preferred Shares depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.
We conduct all of our business operations through our subsidiaries. In servicing dividend payments to be made on the Series A Preferred Shares, we will rely on cash flows from these subsidiaries, mainly dividend payments and other distributions. The ability of these subsidiaries to make dividend payments and other distributions to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

An active and liquid market for the Series A Preferred Shares or Warrants may not develop or be sustained.
As of October 8, 2020, the Series A Preferred Shares and Warrants are listed on Nasdaq. We cannot provide any assurances about the development or sustainability of an active trading market, the liquidity of any trading market that may develop, the ability of holders to sell their Series A Preferred Shares or Warrants in a timely manner or at all, or the price at which the holders might be able to sell their Series A Preferred Shares or Warrants.
If a trading market does develop for the Series A Preferred Shares or Warrants, the future trading prices will depend on many factors, including:
•	prevailing dividend rates being paid by other companies similar to us;
•	the market for preferred shares similar to the Series A Preferred Shares;
•	the trading price of our common shares;
•	the total amount owed by us under our outstanding indebtedness and preferred stock, which could be affected by our future incurrence of additional debt or issuances of preferred stock;
•	our financial condition, results of operations and prospects;
•	general economic conditions in our markets; and
•	the overall condition of the financial markets, including changes in interest rates, many of which have experienced substantial turbulence from time to time over the last several years.
Holders of the Warrants and Series A Preferred Shares will have no rights as a common shareholder until such holders exercise their Warrants or convert their Series A Preferred Shares and acquire our common shares.
Until you acquire common shares upon exercise of your Warrants or conversion of your Series A Preferred Shares, you will have no rights with respect to the common shares underlying or issuable upon conversion of such securities. Upon exercise of your Warrants or conversion of your Series A Preferred Shares, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise or conversion date.
Warrants are speculative in nature and there is no assurance that they will ever be profitable for holders of our warrants to exercise the warrants.
The Warrants included in the Units being offered do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire common shares and pay an exercise price of $1.40 per share, for a period of five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. Following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed the offering price. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.
Management will have broad discretion in the use of net proceeds from this offering and may use the net proceeds in ways with which you may disagree.
Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion in the application of the net proceeds and may spend the net proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our securities to decline.

Risks Related to Our Industry
We operate our vessels worldwide and as a result, our vessels are exposed to international and inherent operational risks that may reduce revenue or increase expenses.
The international shipping industry is an inherently risky business involving global operations. The operation of ocean-going vessels in international trade is affected by a number of risks. Our vessels and their cargoes will be at risk of being damaged or lost because of events, including bad weather, grounding, fire, explosions, mechanical failure, vessel and cargo property loss or damage, hostilities, labor strikes, adverse weather conditions, stowaways, placement on our vessels of illegal drugs and other contraband by smugglers, war, terrorism, piracy, human error, environmental accidents generally, collisions and other catastrophic natural and marine disasters. An accident involving any of our vessels could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, damage to our customer relationships, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business or higher insurance rates. These sorts of events could interfere with shipping routes (such as delay or rerouting), and result in market disruptions that may reduce our revenue or increase our expenses and also subject us to litigation. International shipping is also subject to various security and customs inspection and related procedures in countries of origin and destination and transhipment points. Inspection procedures can result in the seizure of cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures or an increase in the frequency of vessel inspections could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical.
The operation of tankers has unique operational risks associated with the transportation of refined petroleum products. A spill of such cargoes may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to the Company. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the refined petroleum products transported in tankers. If the Company’s vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. The Company may have to pay drydocking costs that its insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect the Company’s business, results of operations and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. The Company may be unable to find space at a suitable drydocking facility or its vessels may be forced to travel to a drydocking facility that is not conveniently located to the vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect the Company’s business, results of operations and financial condition. Further, the total loss of any of the Company’s vessels could harm its reputation as a safe and reliable vessel owner and operator. If the Company is unable to adequately maintain or safeguard its vessels, it may be unable to prevent any such damage, costs, or loss which could negatively impact its business, results of operations and financial condition.
Our revenues are derived substantially from a single segment where charter hire rates for product tankers are cyclical and volatile.
Substantially all of our revenues are derived from a single market, the product tanker segment, and therefore our financial results depend on chartering activities and developments in this segment. The product tanker market is cyclical and volatile in charter hire rates. The degree of charter hire rate volatility among different types of product tankers has varied widely, and, as a result, our ability to charter, or to re-charter our vessels upon the expiration or termination of our current charters, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the product tanker market at that time and changes in the supply and demand for vessel capacity. Any renewal or replacement charters that the Company enters into may not be sufficient to allow the Company to operate its vessels profitably. After reaching historic highs in mid-2008, charter hire rates for product tankers declined significantly before increasing in 2015 and then declining again in 2016. Since then, charter hire rates have remained volatile, especially in the spring of 2020. If charter hire rates remain depressed or fall further in the future when our charters expire, we may be unable to re-charter our vessels at rates as favorable to us, with the result that our earnings and available cash flow will continue to be adversely affected. In addition, a decline in charter hire rates will likely cause the value of our vessels to decline.

Charter hire rates depend on the demand for, and supply of, product tanker vessels.
The factors that influence the demand for product tanker vessel capacity are unpredictable and outside of our control, and include, among others:
•	demand and supply for refined petroleum products and other liquid bulk products such as vegetable and edible oils;
•	competition from alternative sources of energy and a shift in consumer demand towards other energy resources such as wind, solar or water energy as well as greater use of electric powered vehicles;
•	the globalization of manufacturing and developments of transportation services;
•	regional availability of refining capacity and inventories;
•
increases in the production of refined petroleum products in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to refined petroleum products pipelines in those areas;

•
the distance oil and petroleum products are moved by sea; changes in seaborne and other transportation patterns, including changes in the distances over which refined petroleum and chemical cargoes are transported;

•	competition from other shipping companies and other modes of transportation, such as railroads that compete with product tankers;
•	availability of newbuild crude tankers to take petroleum products on their maiden voyage upon delivery from shipyards;
•	product imbalances across regions (affecting the level of trading activity);
•	global and regional economic and political conditions, including armed conflicts, terrorist activities, and strikes; environmental and other regulatory developments;
•	health disasters, such as COVID-19, developments in international trade generally;
•	international sanctions, embargoes, import and export restrictions, nationalizations and wars;
•	currency exchange rates; and
•	weather and natural disasters.

The factors that influence the supply of product tanker vessel capacity are also outside of our control and unpredictable and include, among others:
•	demand and supply for refined petroleum products and other liquid bulk products such as vegetable and edible oils;
•	availability and pricing of other energy resources such as natural gas;
•	the number of product tanker newbuilding deliveries;
•	the efficiency and age of the global product tanker fleet;
•	the demolition prices and scrapping rate of older product tankers or casualties;
•	the price of steel and vessel equipment;
•	the cost of newbuildings and the cost of retrofitting or modifying secondhand product tankers as a result of charterer requirements;
•	shipyard capacity, financial condition and new vessel construction throughput/delays in deliveries;
•	availability, terms and cost of capital;
•	cost and supply of labor;
•	technological innovations and advances in product tanker design and capacity, including the introduction and operating performance of scrubbers;
•	conversion of product tankers to other uses and the conversion of other vessels to product tankers;
•	the number of product tankers used for floating storage;
•	the number of product tankers trading crude or “dirty” oil products;
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product tanker freight rates, whether time or spot charters, including spot market related pools the Company may join, which are themselves affected by factors that may affect the rate of newbuilding, scrapping and laying-up of product tankers;

•	port and canal congestion;
•	the cost of bunkers and fuel oil, and their impact on vessel speed; currency exchange rate fluctuations;
•	changes in governmental or maritime self-regulatory organizations’ rules and regulations or actions taken by regulatory authorities;
•	changes in environmental and other regulations that may limit the useful lives of product tankers; and
•	the number of product tankers that are out of service.
These factors influencing the supply of and demand for product tanker capacity and charter rates are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. A global economic downturn may reduce demand for transportation of refined petroleum products and chemicals. We cannot assure you that we will be able to successfully charter our product tankers in the future at all or at rates sufficient to allow us to meet our contractual obligations, including repayment of our indebtedness.

Product tanker rates fluctuate based on seasonal variations in demand.
Product tanker markets are typically stronger in the winter months as a result of increased refined petroleum products consumption in the northern hemisphere and weaker in the summer months as a result of lower consumption in the northern hemisphere and refinery maintenance that is typically conducted in the summer months. Unpredictable weather patterns during the winter months in the northern hemisphere tend to disrupt vessel routing and scheduling. The price volatility of products resulting from these factors has historically led to increased product trading activities in the winter months. As a result, revenues generated by vessels are typically weaker during the quarters ended June 30 and September 30, and stronger in the quarters ended March 31 and December 31. If increased revenues generated in the fall/winter months are not sufficient to offset any decreases in revenue in the spring/summer months, it may have an adverse effect on our business, results of operations and financial condition. In addition, the effects of the infectious disease, COVID-19, are continuously evolving globally and are uncertain. The Company’s business could be adversely affected by this ongoing outbreak. Any prolonged restrictive measures in order to control the spread of COVID-19 or other adverse public health development in Asia, U.S. or the Company’s targeted markets may also have a material and adverse effect on the demand for the Company’s vessels, operations and financial condition.
An over-supply of product tanker capacity may lead to reductions in charter rates, vessel values and profitability.
The market supply of product tankers is affected by a number of factors such as the demand for energy resources, oil, petroleum and chemical products, the level of current and expected charter hire rates, asset and newbuilding prices and the availability of financing, as well as overall global economic growth in parts of the world economy, including Asia, and has been increasing as a result of the delivery of substantial newbuilding orders over the last few years.
There has been a global trend towards energy efficient technologies, lower environmental emissions and alternative sources of energy. In the long-term, demand for oil may be reduced by increased availability of such energy sources and machines that run on them. In addition, reduced global supply of oil due to coordinated action, such as the production cuts recently agreed by the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations, may lead to an over-supply of product tanker capacity due to lower demand for the transportation of refined petroleum products.
Newly built product tankers were delivered in significant numbers starting at the beginning of 2006 through 2019 and continuing into 2020. Furthermore, if the capacity of new ships delivered exceeds the capacity of product tankers being scrapped and lost, product tanker capacity will increase. For example, as of June 30, 2020, there were 189 product and product/chemical tankers on order, equivalent to 6.6% of the existing fleet by units and 7.5% of the existing fleet by dwt and the orderbook may increase further in the future. If the supply of product tanker capacity increases and if the demand for product tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline. If that happens, as the Company’s charters expire, the Company may only be able to re-charter its vessels at reduced or unprofitable rates, or the Company may not be able to charter its vessels at all. A reduction in charter rates and the value of our vessels for any of these reasons may have a material adverse effect on our business, results of operations and financial condition.
In addition, product tankers currently used to transport crude oil and other “dirty” products may be “cleaned up” and reintroduced into the product tanker market, which would increase the available product tanker tonnage which may affect the supply and demand balance for product tankers. This could have an adverse effect on our business, results of operations and financial position.

Over the last eight years, a number of vessel owners have ordered and taken delivery of so-called “eco-efficient” vessel designs, which offer significant bunker savings as compared to older designs. Increased demand for and supply of “eco-efficient” vessels could reduce demand for certain of our vessels that are not classified as such and expose us to lower vessel utilization and/or decreased charter rates.
We estimate that a significant proportion of newbuilding orders have been based on new vessel designs, which purport to offer material bunker savings compared to older designs, such as a significant proportion of our tanker vessels. See “Business  – Our Current Fleet.” New vessel designs have resulted in a significant reduction of bunker consumption and consequently cost for charterers. As the supply of “eco-efficient” tankers expands, if charterers prefer those vessels over our tankers that are not classified as such, this may reduce demand for our non- “eco-efficient” tankers, impair our ability to re-charter such tankers at competitive rates or at all and have a material adverse effect on our business, results of operations and financial condition.
Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in many regions of the world, such as South China Sea, the Indian Ocean, the Gulf of Aden off the coast of Somalia and in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in 2019. Sea piracy incidents continue to occur, and tanker vessels are particularly vulnerable to attacks by pirates. If regions in which our vessels are deployed are characterized as “war risk’’ zones or “war and strikes” listed areas by insurers, or other parties such as the Joint War Committee of Lloyds Insurance and IUA Company, premiums payable for coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents. In addition, any detention hijacking as a result of an act of piracy against our vessels, increases in cost associated with seeking to avoid such events (including increased bunker costs resulting from vessels being rerouted or travelling at increased speeds as recommended by BMP4), or unavailability or increases in cost of insurance for our vessels, could have a material adverse impact on our business, results of operations and financial condition.
An economic slowdown or changes in the economic and political environment in the Asia Pacific region could have a material adverse effect on our business, financial condition and results of operations.
We anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of cargoes in ports in the Asia Pacific region. As a result, any negative changes in economic conditions in any Asia Pacific country, particularly in China, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The year-over-year growth rate of China’s GDP was approximately 6.1% for the year ended December 31, 2019, as compared to approximately 6.6% for the year ended December 31, 2018, and continues to remain below pre-2008 levels. As of June 2020, the International Monetary Fund (the “IMF”) projects China’s year-over-year GDP growth rate for 2020 to be approximately 1.0%, largely due to the negative impact of COVID-19. We cannot assure you that the Chinese economy will not experience a significant contraction in the future, especially in light of the impact of COVID-19. Furthermore, there is a rising threat of a Chinese financial crisis resulting from massive personal and corporate indebtedness and “trade wars” (including trade tensions and tariff increases between the United States and China). We cannot assure you that the Chinese economy will not experience a significant contraction in the future.

Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through state plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain refined petroleum products are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions. Notwithstanding economic reform, the Chinese government may adopt policies that favor domestic shipping and tanker companies and may hinder our ability to compete with them effectively. For example, China imposes a tax for non-resident international transportation enterprises engaged in the provision of services of passengers or cargo, among other items, in and out of China using their own, chartered or leased vessels. The regulation may subject international transportation companies to Chinese enterprise income tax on profits generated from international transportation services passing through Chinese ports. This could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. Moreover, an economic slowdown in the economies of the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere.
In addition, concerns regarding the possibility of sovereign debt defaults by European Union member countries, including Greece, have in the past disrupted financial markets throughout the world, and may lead to weaker consumer demand in the European Union, the United States, and other parts of the world. The possibility of sovereign debt defaults by European Union member countries, including Greece, and the possibility of market reforms to float the Chinese renminbi, either of which development could weaken the Euro against the Chinese renminbi, could adversely affect consumer demand in the European Union. Moreover, the revaluation of the renminbi may negatively impact the United States’ demand for imported goods, many of which are shipped from China. Future weak economic conditions could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our stockholders. Our business, financial condition, results of operations, as well as our future prospects, will likely be materially and adversely affected by another economic downturn in any of the aforementioned countries and regions.
The current global economic condition and financial environment, may negatively affect our business.
In recent years, businesses in the global economy have faced periods of slower growth, recessions, limited or no credit or credit on less favorable terms than previously obtained, lower demand for goods and services, reduced liquidity and volatile capital markets. These factors have had, and in part continue to have, a negative effect on the demand for refined petroleum products including fuel oil or bunkers, which, along with diminished trade credit available for the delivery of such cargoes have led to periodic decreased demand for product tankers, creating downward pressure on charter rates and reduced product tanker values. Beginning in February 2020, due in part to fears associated with the spread of COVID-19, global financial markets, and financial markets in the U.S., experienced greater than usual volatility and a steep and abrupt downturn. The volatility and downturn may continue as COVID-19 continues to spread. China’s economy experienced a sharp contraction in the first quarter of 2020, and although recovery in China seems to be underway, its growth rate is expected to be only 1.0% in 2020 according to the IMF. A significant number of the port calls we expect our vessels to make will likely involve the loading or discharging of cargo in ports in Organization of Economic Cooperation and Development countries (“OECD”) and the Asia Pacific region. We cannot assure you that the Chinese, Indian or Japanese economies, which generate a substantial amount of demand for shipping companies, will not experience a significant contraction or otherwise negatively change in the future, especially due to the recent effects from the turmoil in the Asian capital markets. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union (“EU”) or various Asian countries may adversely affect economic growth in China and elsewhere. In addition, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for our services.

Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as the withdrawal of the U.K. from the European Union, or “Brexit,” terrorist or other attacks, and war (or threatened war) or international hostilities, such as those between the United States and North Korea or Iran. Terrorist attacks such as those in New York on September 11, 2001, in London on July 7, 2005, in Mumbai on November 26, 2008 and in Paris on November 13, 2015, and the Manchester on May 22, 2017, as well as the frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world’s financial markets and international commerce and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, and including increased tensions between the U.S. and Iran which in January 2020 escalated into a U.S. airstrike in Baghdad that killed a high-ranking Iranian general, as well as the presence of U.S. or other armed forces in Iraq, Syria, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets and international commerce. Additionally, any escalations between the U.S. and Iran could result in retaliation from Iran that could potentially affect the shipping industry, through increased attacks on vessels in the Strait of Hormuz (which already experienced an increased number of attacks on and seizures of vessels in 2019). These uncertainties could also adversely affect our ability to obtain additional financing or insurance on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs. Additionally, Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.
Further, governments may turn and have turned to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States and China have implemented certain increasingly protective trade measures which have been somewhat mitigated by the recent trade deal (first phase trade agreement) between the U.S. and China, which requires China to purchase of over USD 50 billion of U.S. energy products including crude oil. Additionally, in March 2018, President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and in January 2019, the United States announced expanded sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. There have also been continuing trade tensions, including significant tariff increases, between the United States and China. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations and financial condition.
In Europe, large sovereign debts and fiscal deficits, low growth prospects and high unemployment rates in a number of countries have contributed to the rise of Eurosceptic parties, which would like their countries to leave the Euro. The exit of the United Kingdom from the European Union, or Brexit, and potential new trade policies in the United States further increase the risk of additional trade protectionism.
In addition, public health threats, such as COVID-19, influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate, including China, could adversely impact our operations, the timing of completion of any outstanding or future newbuilding projects, as well as the operations of our customers.

These issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions, especially those lending in the shipping industry, have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), increased margins or lending rates or have refused to refinance existing debt at all. Moreover, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Further tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities.
Global economic conditions remain fragile with uncertainty surrounding sustainable recovery and long-term prospects. If the current global economic and financial environment persists or worsens, we may be negatively affected in the following ways, among others:
•	we may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate our vessels profitably;
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the market value of our vessels could decrease, which may cause us to, among other things, recognize losses if any of our vessels are sold or if their values are impaired, violate covenants in our current loan agreements and future financing agreements and be unable to incur debt at all or on terms that are acceptable to us; and

•
we may experience difficulties obtaining financing commitments or be unable to fully draw under loans we arrange in the future if the lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
The U.K.’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.
In June 2016, a majority of voters in the U.K. elected to withdraw from the EU in a national referendum (informally known as “Brexit”), a process that the government of the U.K. formally initiated in March 2017. Since then, the U.K. and the EU have been negotiating the terms of a withdrawal agreement, which was approved in October 2019 and ratified in January 2020. The U.K. formally exited the EU on January 31, 2020, although a transition period remains in place until December 2020, during which the U.K. will be subject to the rules and regulations of the EU while continuing to negotiate the parties’ relationship going forward, including trade deals. There is currently no agreement in place regarding the aftermath of the withdrawal, creating significant uncertainty about the future relationship between the U.K. and the EU, including with respect to the laws and regulations that will apply as the U.K. determines which EU-derived laws to replace or replicate following the withdrawal. Brexit has also given rise to calls for the governments of other EU member states to consider withdrawal. These developments and uncertainties, or the perception that any of them may occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse effect on our business and on our consolidated financial position and results of operations. Additionally, Brexit or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.

Brexit contributes to considerable uncertainty concerning the current and future economic environment. Brexit could adversely affect European or worldwide political, regulatory, economic or market conditions and could contribute to instability in global political institutions, regulatory agencies and financial markets.
Changes in fuel, or bunkers, prices may adversely affect profits.
Fuel, or bunkers, is a significant expense in shipping operations for our vessels employed on the spot market and changes in the price of fuel may adversely affect the Company’s profitability and can have a significant impact on earnings. With respect to our vessels employed on time charter, the charterer is generally responsible for the cost and supply of fuel, but such cost may affect the charter rates we are able to negotiate for our vessels. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. The cost of fuel is a significant factor in negotiating charter rates and can affect us in both direct and indirect ways. This cost will be borne by us when our tankers are not employed or are employed on voyage charters. Even where the cost of fuel is borne by the charterer, which is the case with all of our existing time charters, that cost may affect the level of charter rates that charterers are prepared to pay. In addition, as of January 1, 2020 the entry into force of the 0.5% global sulfur cap in marine fuels under the International Convention for Prevention of Pollution from Ships (“MARPOL”) Annex VI had initially led to a significant increase in the costs for low sulfur fuel used by vessels that are not equipped with exhaust gas scrubbers. Non-scrubber tankers may become less competitive (compared with ships equipped with exhaust gas scrubbers that can utilize the less expensive high sulfur fuel), and consequently may have difficulty finding employment, command lower charter hire, have difficulty in financing and/or need to be scrapped. Further, fuel may become much more expensive in the future, including as a result of the imposition of lower sulfur oxide emissions under new IMO 2020 regulations, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail. Also, older vessels usually consume more fuel than eco-efficient vessels. Consequently, employment of our older vessels may be lower and less profitable. Changes in the price of fuel may adversely affect our profitability.
If our vessels call on ports located in or operate in countries or territories that are subject to sanctions or embargoes imposed by the United States, the European Union, the United Nations, or other governments it could result in monetary fines and penalties and adversely affect our reputation and the market price of our common shares.
During the year ending December 31, 2019 and for the first six months of 2020, none of our vessels called on ports located in countries or territories subject to country-wide or territory-wide sanctions and/or embargoes imposed by the U.S. government or other authorities or countries or regions identified by the U.S. government or other authorities as state sponsors of terrorism (“Sanctioned Jurisdictions”). However, although we believe we are currently in compliance with all applicable sanctions and embargo laws and regulations, we take steps reasonably designed to mitigate against violations of law, which includes relevant provisions in charter agreements forbidding the use of our vessels in trade that would violate economic sanctions and we monitor and review the movement of our vessels, it is possible that our vessels may call on ports in these countries or regions from time to time in the future on our charterers’ instructions, without our consent. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.

Current or future counterparties of ours may be affiliated with persons or entities that are, or may be in the future, the subject of sanctions imposed by the U.S., the EU, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we or our subsidiaries are party, or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected, we could face monetary fines or penalties, or we may suffer reputational harm.
Furthermore, as of the date hereof, neither the Company nor its subsidiaries have ever entered into or have any future plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of North Korea, Iran, Syria, Cuba, Venezuela, or Crimea which are currently considered Sanctioned Jurisdictions.
Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance at all times in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access the U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or refrain from investing, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries or territories identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries or territories subject to sanctions and embargo laws that are not controlled by the governments of those countries or territories, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries or territories.
Our vessels could be arrested by maritime claimants, which could result in a significant loss of earnings and cash flow if we are not able to post the required security to lift the arrest or attachment.
Generally, under the terms of the time charters for our vessels, a vessel would be placed off-hire (that is, the charterer could cease to pay charter hire) for any period during which it is “arrested” for a reason not arising from the fault of the charterer. Under maritime law in many jurisdictions, and under the International Convention on Arrest of Ships, 1999, crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel and shippers and consignees of cargo and others entitled to a maritime lien against the vessel may enforce their lien by “arresting” or “attaching” a vessel through court processes. In addition, claims may be brought by parties in hostile jurisdictions or on fictitious grounds or for claims against previous owners, if any, or in respect of previous cargoes. Any such claims could lead to the arrest of the vessel, against which the ship owner would have to post security to have the arrest lifted and to defend against such claims.
In addition, in those countries adopting the International Convention on Arrest of Ships, 1999, and in certain other jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. While in some of the jurisdictions which have adopted this doctrine, liability for damages is limited in scope and would only extend to a company and its vessel-owning subsidiaries, there can be no assurance that liability for damages caused by a vessel managed by an unaffiliated party, International Tanker Management (“ITM”), would not be asserted against us or one or more of our vessels. The arrest of one or more vessels in our fleet could result in a material loss of cash flow for us and/or require us to pay substantial sums to have the arrest lifted.

The smuggling or alleged smuggling of drugs or other contraband onto the Company’s vessels may lead to governmental claims against the Company.
The Company expects that its vessels will call in ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent the Company’s vessels are found with or accused to be carrying contraband, whether inside or attached to the hull of our vessels and whether with or without the knowledge of any of its crew, the Company may face governmental or other regulatory claims which could have an adverse effect on the Company’s business, financial condition, results of operations and cash flows. Additionally, such events could have consequences on our share price.
Governments could requisition our vessels during a period of war or emergency.
A government could take actions for requisition of title, hire or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire, which occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Although we would expect to be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment, if any, would be uncertain. Government requisition of one or more of our vessels could negatively impact our business, results of operations and financial condition.
Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us. If we do not meet these standards, our business and/or our ability to access capital could be harmed.
Additionally, certain investors and lenders may exclude shipping companies, such as us, from their investing portfolios altogether due to environmental, social and governance factors.  These limitations in both the debt and equity capital markets may affect our ability to develop as our plans for growth may include accessing the equity and debt capital markets.  If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements.  The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.

We are subject to increasingly complex laws and regulations, including environmental and safety laws and regulations, which expose us to liability and significant additional expenditures, and can adversely affect our insurance coverage and access to certain ports as well as our business, results of operations and financial condition.
Our operations are affected by extensive and changing international, national and local laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration.
These laws and regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990 (the “OPA”), requirements of the U.S Coast Guard (“USCG”) and the U.S. Environmental Protection Agency (the “EPA”), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (the “CERCLA”), the U.S. Clean Air Act of 1970 (as amended from time to time and referred to herein as the “CAA”), the U.S. Clean Water Act of 1972 (as amended from time to time and referred to herein as the “CWA”), the International Maritime Organization (the “IMO”), the International Convention on Civil Liability for Oil Pollution Damage of 1969 (as amended from time to time and referred to herein as the “CLC”), the IMO International Convention on Civil Liability for Bunker Oil Pollution Damages (the “Bunker Convention”), the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as amended from time to time and referred to herein as “MARPOL”), including designation of Emission Control Areas (“ECAs”) thereunder, the IMO International Convention for the Safety of Life at Sea of 1974 (as amended from time to time and referred to herein as the “SOLAS Convention”) and the International Management Code for the Safe Operation of Ships and Pollution Prevention (the “ISM Code”) promulgated thereby, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”), the IMO International Convention on Load Lines of 1966 (as from time to time amended) (the “LL Convention”), the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”), the International Labour Organization (“ILO”), the Maritime Labour Convention, EU regulations, and the International Ship and Port Facility Security Code (the “ISPS Code”).
Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks.
The safe operation of our vessels is affected by the requirements of the ISM Code, promulgated by the IMO under the SOLAS Convention. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of safety and environmental protection policies setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, invalidation of our existing insurance, or reduction in available insurance coverage for our affected vessels. Such noncompliance may also result in a denial of access to, or detention in, certain ports which could have a material adverse impact on the Company’s business, results of operations and financial condition.

Compliance with such laws and regulations, where applicable, may require installation of costly equipment, vessel modifications, operational changes or restrictions, a reduction in cargo-capacity and may affect the resale value or useful lives of our vessels as well as result in the denial of access to, or detention in, certain jurisdictional waters or ports. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Government regulation of the shipping industry, particularly as it may relate to safety, ship recycling requirements, greenhouse gas emissions and climate change, and other environmental matters, can be expected to become stricter in the future, and may require us to incur significant capital expenditures on our vessels to keep them in compliance, may require us to scrap or sell certain vessels altogether, may reduce the residual value we receive if a vessel is scrapped, and may generally increase our compliance costs. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of operations. Increased inspection procedures could increase costs and disrupt our business. International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us, could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. All of the above, including any changes or developments, both individually and cumulatively, could have a material adverse effect on our business, results of operations and financial condition.
Recent action by the IMO’s Maritime Safety Committee and U.S. agencies indicates that cyber-security regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cyber-security threats. This might cause companies to cultivate additional procedures for monitoring cyber-security, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is hard to predict at this time.
The failure to maintain class certifications of authorized classification societies on one or more of our vessels would affect our ability to employ such vessels.
The hull and machinery of every commercial vessel must be certified as meeting its class requirements by a classification society authorized by the vessel’s country of registry. The classification society certifies that the vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS Convention. The operating vessels in our fleet are classed by the major classification societies, Nippon Kaiji Kyokai (“NKK”) and Det Norske Veritas (“DNV GL”). ITM and the vessels in our fleet have also been awarded certifications from major classification societies under the ISM Code. In order for a vessel to maintain its classification, the vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed from time to time over a five-year period. All of the vessels in our fleet on time charters or operating on the spot market are on special survey cycles for both hull and machinery inspection. Every vessel may also be required to be dry-docked every two to three years for inspection of the underwater parts of the vessel. If a vessel fails any survey or otherwise fails to maintain its class, the vessel will be unable to trade and will be unemployable, and may subject us to claims from the charterer if it has chartered the vessel, which would negatively impact our revenues as well as our reputation.
We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and similar worldwide anti-bribery laws.
The FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. In certain circumstances, third parties may request our employees and agents to make payments that may not comply with the FCPA and other anti-bribery laws. Despite such compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and could have a negative impact on our business, results of operations and financial condition. In addition, actual or alleged violations could damage the Company’s reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of the Company’s senior management.

The Company obtains some of its insurance through protection and indemnity associations, which could result in significant additional premium payments.
The Company may be subject to increased premium payments, or calls, in amounts based on its claim records, the claim records of Maritime or ITM, as well as the claim records of other members of the protection and indemnity associations through which the Company receives insurance coverage for tort liability, including pollution-related liability. The Company’s protection and indemnity associations may not have sufficient resources to cover claims made against them. The Company’s payment of these calls could result in significant expense to the Company, which could have a material adverse effect on us. Changes in the insurance markets or increased risks to other members of the Company’s protection and indemnity associations attributable to terrorist attacks, piracy, environmental disasters or other maritime and non-maritime perils may cause increases to premiums and may make certain types of insurance more difficult for the Company to obtain due to increased premiums or reduced or restricted coverage, which could have a material adverse impact on its business, results of operations and financial condition.
We are subject to funding calls by our protection and indemnity associations, and our associations may not have enough resources to cover claims made against them.
We are indemnified for certain liabilities incurred while operating our vessels through membership in protection and indemnity associations, which are mutual insurance associations whose members contribute to cover losses sustained by other association members. Claims are paid through the aggregate premiums (typically annually) of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which our association has entered into inter-association agreements. We cannot assure you that the associations to which we belong will remain viable.
We will incur additional costs to retrofit ballast water treatment systems in our vessels to comply with new regulations.
Vessels unload ballast water during passage by taking ballast water in one port and unloading it in another. This helps maintain safety and stability. However, the ballast water can contain local organisms and pathogens. When vessels unload ballast water they can then release organisms and pathogens in different parts of the world, which can be invasive to that local ecosystem. To avoid transfers of invasive species in ballast water, the IMO and United States have regulations that require ballast water is treated prior to the discharge. In order to comply with IMO and U.S. ballast water regulations, we are required to install ballast water treatment plants on all vessels by September 2023.
In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (“BWM Convention”). The BWM Convention aims to prevent the spread of harmful aquatic organisms from one region to another by establishing standards and procedures for the management and control of ships’ ballast water and sediments. The BWM Convention contains an environmentally protective numeric standard for the treatment of ship’s ballast water before it is discharged. This standard, detailed in Regulation “D-2” of the BWM Convention, sets out the numbers of organisms allowed in specific volumes of treated discharge water. The IMO “D-2” standard is also the standard that has been adopted by the U.S. Coast Guard’s ballast water regulations and the U.S. EPA’s Vessel General Permit. The BWM Convention also contains an implementation schedule for the installation of IMO member state type approved treatment systems in existing ships and in new vessels, requirements for the development of vessel ballast water management plans, requirements for the safe removal of sediments from ballast tanks, and guidelines for the testing and type approval of ballast water treatment technologies. Depending on the date of the IOPP renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017.

Vessels trading internationally will have to comply with the BWM Convention upon their next special survey after September 8, 2019 and for an MR2 tanker, the retrofit cost could be as much as $0.75 million per vessel including labor. The cost of compliance per vessel for us is estimated to be $0.6 million, depending on specifications of the vessel. Significant investments in ballast water treatment systems (“BWTS”) may have a material adverse effect on our future performance, results of operations, cash flows and financial position depending on the ability to install effective ballast water treatment systems, including ship yard availability, and the extent to which existing vessels must be modified to accommodate such systems
As of the date of this filing,  two vessels in the Company’s fleet, Pyxis Malou and Pyxis Epsilon,  each have a BWTS installed. The Company cannot be assured that this latest system will be approved by the regulatory bodies of every jurisdiction in which it may wish to conduct its business. Accordingly, the Company may have to make additional investments in this vessel and substantial investments in the remaining vessels in its fleet that do not carry any such equipment. Also, as part of our loan agreements, lenders may require us to periodically deposit additional funds as a reserve to cover these expenditures.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit (“VGP”) program and U.S. National Invasive Species Act (“NISA”) are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found within the VGP, within two years. By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs.
Developments in safety and environmental requirements relating to the recycling of vessels may result in escalated and unexpected costs.
The 2009 Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (the “Hong Kong Convention”) aims to ensure ships, being recycled once they reach the end of their operational lives, do not pose any unnecessary risks to the environment, human health, and safety. The Hong Kong Convention has yet to be ratified by the required number of countries to enter into force. Upon the Hong Kong Convention’s entry into force, however, each ship sent for recycling will have to carry an inventory of its hazardous materials. The hazardous materials, whose use or installation is prohibited in certain circumstances, are listed in an appendix to the Hong Kong Convention. Ships will be required to have surveys to verify their inventory of hazardous materials initially, throughout their lives, and prior to the ship being recycled.
The Hong Kong Convention will enter into force 24 months after the date on which 15 IMO Member States, representing 40% of world merchant shipping by gross tonnage, have ratified or approved accession. As of the date of this prospectus, 15 countries representing just over 30% of world merchant shipping tonnage have ratified or approved accession of the Hong Kong Convention. Even though the Hong Kong Convention is currently not in effect, the European Parliament and the Council of the EU have adopted the Ship Recycling Regulation, which retains the requirements of the Hong Kong Convention and requires that certain commercial seagoing vessels flying the flag of an EU Member State may be recycled only in facilities included on the European list of permitted ship recycling facilities. We are required to comply with EU Ship Recycling Regulation by December 31, 2020, since our ships trade in EU region.

These regulatory developments, when implemented, may lead to cost escalation by shipyards, repair yards and scrap yards. This may then result in a decrease in the residual scrap value of a vessel, and a vessel could potentially not cover the cost to comply with latest requirements which may have an adverse effect on our future performance, results of operations, cash flows and financial position.
Climate change and greenhouse gas restrictions may adversely impact our operations, markets and capital sources.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. More specifically, on October 27, 2016, the International Maritime Organization’s Marine Environment Protection Committee announced its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from 3.5% currently to 0.5% as of the beginning of January 1, 2020. Since January 1, 2020, ships must either remove sulfur from emissions or buy fuel with low sulfur content, which may lead to increased costs and supplementary investments for ship owners. The interpretation of “fuel oil used on board” includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available around the world but at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Additionally, on September 15, 2020 the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union’s carbon market from 2022, meaning that specific regulations on this are forthcoming and will require shipowners to buy permits to cover such emissions.
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020.  International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions.  The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships.  The U.S. initially entered into the agreement, but on June 1, 2017, the U.S. President announced that the United States intends to withdraw from the Paris Agreement, which provides for a four-year exit process, meaning that the earliest possible effective withdrawal date cannot be before November 4, 2020. The timing and effect of such action has yet to be determined. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.
On June 29, 2017, the Global Industry Alliance (“GIA”), was officially inaugurated. The GIA is a program, under the Global Environmental Facility-United Nations Development Program-IMO project, which supports shipping, and related industries, as they move towards a low carbon future. Organizations including, but not limited to, shipowners, operators, classification societies and oil companies, signed to launch the GIA.
Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services and investor interest in our common stock. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources and electric powered vehicles. Therefore, any long-term material adverse effect on the oil and gas industry could have a material adverse effect on our future performance, results of operations, cash flows and financial position. Also, increasing focus and selectivity by investors and certain lenders on environmentally sensitive and sustainable public companies could make our stock less appealing or bank debt to be become more restricted and/or costly due to the nature of our business. Please read “Item 4. Information on the Company – B. Business Overview – Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws” in the 2019 Annual Report, incorporated by reference herein.

Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels.
Our customers, in particular those in the oil industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance, the impact of the stress of operations and stipulations from classification societies. If new product tankers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our financial condition and available cash could be adversely affected.
Risks Related to Our Business and Operations
We currently have a working capital deficit and may not be able to fund our ongoing operations.
We are operating in a challenging market with low charter rates and vessel utilization, which has significantly weakened our liquidity. We have incurred a net loss of $2.4 million for the six months ended June 30, 2020 and have a working capital deficit of $6.7 million at June 30, 2020. Additionally, as of June 30, 2020, there was no amount available for us to draw down under our existing loan agreements.
We currently have an ATM Program for the sale of up to $3.675 million pursuant to a prospectus supplement.  As of June 30, 2020, we have approximately $3.0 million worth of common shares available for sale pursuant to the ATM Program.
We are considering options, including this offering, to refinance or raise capital to avoid there being substantial doubt about our ability to fund future operations and meet our obligations as they become due for at least a year.  An inability by us to raise capital may limit our ability to fund our ongoing operations.
We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
Our ability to make scheduled payments on our outstanding indebtedness and other obligations will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the tanker sector or the strength of the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure charters at acceptable rates. Our ability to renew our existing charters or obtain new charters at acceptable rates or at all will depend on the prevailing economic and competitive conditions.
Amounts borrowed under our loan agreements bear interest at both fixed rates and variable rates. Increases in prevailing interest rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flow would decrease.

In addition, our existing loan agreements require us to maintain various cash balances, and our financial and operating performance is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on restrictions on our various debt instruments, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, the provisions of Marshall Islands and Maltese laws affecting the payment of dividends and other factors. Under Maltese law, dividends by certain of our subsidiaries may only be distributed out of profits available for distribution and/or out of any distributable accumulated reserves.
At any time that our operating cash flows are insufficient to service our debt and other liquidity needs, we may be forced to take actions such as increasing our accounts payable and/or our amounts due to related parties, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, seeking bankruptcy protection or any combination of the foregoing. For example, on December 16, 2019, we announced the sale of Pyxis Delta, our 2006-built standard MR tanker. We chose the sell our oldest vessel for a number of strategic, operating and financial reasons. Upon closing in January 2020, the net proceeds after commissions of $13.2 million were used to repay $5.7 million of bank debt, reduce accounts payable and amounts due to related parties, and improve working capital. We cannot assure you that any of the actions listed above could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. Since all of our loan agreements are secured by a lien on the applicable vessel and a guarantee by us, a failure to timely service our debt or comply with loan covenants could result in the lender foreclosing on the asset or enforcing its guarantee. As of June 30, 2020, our total funded debt outstanding, net of deferred financing costs, aggregated $56.1 million. Also, the terms of existing or future loan agreements may restrict us from pursuing any of these actions as, among other things, if we are unable to meet our debt obligations or if some other default occurs under our loan agreements, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and foreclose against the collateral vessels securing that debt. Any such action could also result in an impairment of cash flows and our ability to service debt in the future. Further, our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.
The market values of tanker vessels are highly volatile, have decreased in the past and may decrease further in the future which may cause the Company to recognize losses if we sell our tankers or record impairments and affect the Company’s ability to comply with its loan covenants and refinance its debt. The fair market values of product tankers have generally experienced high volatility. The fair market values for tankers declined significantly from historically high levels reached in 2008 and are currently at average levels of the past 10 years. You should expect the market value of our vessels to fluctuate. Values for ships can fluctuate substantially over time due to a number of factors, including, among others:
•	prevailing economic conditions in the energy markets;
•	general economic and market conditions affecting the international shipping industry;
•	a substantial or extended decline in demand for refined products;
•	competition from other shipping companies and other modes of transportation;
•	number of vessels in the world fleet;
•	the level of worldwide refined petroleum products production and exports;
•	demand for product tankers; changes in the supply-demand balance of the global product tanker market;

•	applicable governmental regulations;
•	the availability of newbuild and newer, more advanced vessels at attractive prices compared to our vessels;
•	changes in prevailing charter hire rates;
•	the physical condition of the vessel;
•	the vessel’s size, age, technical specifications, efficiency and operational flexibility; and
•
the cost of newbuildings and the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

As vessels grow older, they naturally depreciate in value. If the market value of our fleet declines further, we may not be able to refinance our debt or obtain additional financing and our subsidiaries may not be able to make distributions to the Company. An additional decrease in these values could cause us to breach certain covenants that are contained in our loan agreements and in future financing agreements. The prepayment of certain debt facilities may be necessary to cause the Company to maintain compliance with certain covenants in the event that the value of the vessels falls below certain levels.
If we breach covenants in our loan agreements or future financing agreements and are unable to cure the breach, our lenders could accelerate our debt repayment and foreclose on vessels in our fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, the Company may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, the Company may seek to dispose of the affected vessel. If the Company sells one or more of its vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on the Company’s consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction of net income. Furthermore, if vessel values fall significantly, this could indicate a decrease in the recoverable amount for the vessel and may have a material adverse impact on its business, results of operations and financial condition.
We have limited current liquidity, have been unable to generate sufficient revenue to cover our expenses, and have become reliant on Maritime and Maritime Investors, entities affiliated with our Chairman and Chief Executive Officer, Mr. Valentis, for our short-term working capital advances.
At June 30, 2020, we had cash and cash equivalents of $3.9 million which was restricted cash  deposits required by our lenders. At June 30, 2020, Maritime had extended $1.3 million of advances which we used to pay various operating costs, debt service and other obligations. At December 31, 2019, such advances totaled $6.8 million. In the near-term, Maritime may advance us additional funds for similar purposes. Currently there are no specific repayment terms with respect to these advances, which Maritime controls as our manager. We cannot assure you that in the future Maritime will continue to provide these advances or other working capital funding on similar or different terms, or at all. If our operating cash flows are insufficient to satisfy our liquidity needs, we may have to rely on the sale of assets, such as the recent sale of Pyxis Delta, or additional debt or equity financings to raise adequate funds or restructure our indebtedness, or a combination thereof.
Also, on October 28, 2015, we and Maritime Investors entered into a promissory note, which as subsequently amended and supplemented, has an outstanding principal balance of $5.0 million payable on a quarterly basis at an annual interest rate of 9.0%, of which 4.5% is payable in cash and 4.5% in restricted common stock (the “Amended and Restated Promissory Note”). Please refer to “Certain Relationships and Related Party Transactions” below for more information.

An inability to continue this financing in the future from Maritime or Maritime Investors, or the imposition by Maritime of repayment terms that are unfavorable to us may negatively affect our liquidity position and our ability to fund our ongoing operations.
Our financial performance and operations may be adversely affected by the current and ongoing COVID-19 outbreak, and related governmental responses thereto.
Our business could be materially and adversely affected by the ongoing outbreak of COVID-19, which began to spread around the world in late 2019 and is ongoing as of the date of this prospectus. On March 11, 2020, the World Health Organization declared the COVID-19, a virus causing potentially deadly respiratory tract infections, a “Pandemic”. On March, 13, 2020, the President of the United States declared a State of National Emergency due to COVID-19 and other countries have or may consider similar measures. COVID-19 has negatively affected global economic conditions and contributed to the significant decline in the prices for crude oil and refined petroleum products, which could materially impact the demand for our services and operations, including our customers and suppliers. A majority of the cargoes we transport consist of refined petroleum products used by the global transportation industry. If the pandemic persists, lower demand for our services could reduce the charter rate and number of our charters in 2020 as well as vessel utilization. We currently have three vessels whose time charters may expire in  the second half of 2020 and, if the effect of COVID-19 is ongoing, we may be unable to charter these vessels at the rates or for the length of time we currently expect. In addition, governments in affected countries have been imposing travel bans, quarantines and other emergency public health measures in an effort to contain the virus. Those measures, though temporary in nature, may continue and increase depending on developments in the virus’ outbreak. Our vessels may not be able to call on certain infected ports and this may affect seafarers serving on our vessels, including a disruption in crew changes. Ship inspection reports, or SIRE’s, may not be updated as third party inspectors are unable or unwilling to visit certain locations, and consequently, our vessels may not meet charterers vetting approvals. Also, the process of buying or selling vessels has been disrupted due to various travel restrictions which limit inspections. In response to various government mandates, many executives and staff of our managers, Maritime and ITM, are currently working from home and have cancelled or postponed non-essential business travel. The unavailability of this personnel and the changes in normal operating procedures could compromise supervision of our fleet, operating performance, financial reporting and internal controls. Additionally, a significant amount of ship repair and drydocking work is performed within China. Significant delays and contract cancellations of such work have been reported in early 2020 and has resulted in the re-allocation to other yards globally at potentially higher costs and more off-hire days. For example, earlier this year we re-scheduled the Pyxis Epsilon’s first special survey with BWTS installation to occur in Turkey, resulting in an estimated increase in cost of $0.1 million. We have two additional vessels, the Northsea Alpha and Northsea Beta, scheduled for special surveys in fall 2020. If these dry-dockings do not occur on time, our vessels may not be in compliance with our classification societies which would impair our abilities to operate our vessels. Any prolonged restrictive measures in order to control COVID-19 or other adverse public health developments in our targeted markets may have a material and adverse effect on our business operations and demand for our vessels more generally. Moreover, lower revenues could result in our inability to service our debts and default under our secured loan agreements. Lower ship values could also occur and lead to violations of our loan covenants and impairments to carrying asset values. Possible payment defaults by charterers could result in write-offs of accounts receivables. The evolving effects of COVID-19 remain uncertain and could have a material adverse effect on our business, results of operations and financial condition.

We operate in highly competitive international markets.
The product tanker industry is highly fragmented, with many charterers, owners and operators of vessels, and the transportation of refined petroleum products is characterized by intense competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater financial and other resources than we do. Although we believe that no single competitor has a dominant position in the markets in which we compete, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which will likely result in greater competition to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Competition for charters, including for the transportation of refined petroleum products, is intense and depends on price as well as on vessel location, size, age, condition and acceptability of the vessel and its operator to the charterer and reputation. Competition may increase in some or all of our principal markets, including with the entry of new competitors. We may not be able to compete successfully or effectively with our competitors and our competitive position may be eroded in the future, which could have an adverse effect on our business, results of operations and financial condition.
Because we intend to charter some of the vessels in our fleet in the spot market or in pools trading in the spot market, we expect to have exposure to the cyclicality and volatility of the spot charter market and incur additional working capital. As of September 23, 2020, we operated two vessels in the spot market which is highly competitive and volatile. Spot charter rates may fluctuate dramatically based on the competitive factors listed in the preceding risk factor. Significant fluctuations in spot charter rates may result in significant fluctuations in our ability to continuously re-charter our vessels upon the expiration or termination of their current spot charters and in the earnings of our vessels operating on the spot market. Since we charter some of our vessels on the spot market, and may in the future also admit our vessels in pools trading on the spot market, we have exposure to fluctuations in cash flows due to the cyclicality and volatility of the spot charter market. By focusing the employment of some of the vessels in our fleet on the spot market, we will benefit if conditions in this market strengthen. However, we will also be particularly vulnerable to declining spot charter rates. Future spot charters may continue to be at the rates currently prevailing in the spot market at which we cannot operate our vessels profitably and may fall further. If spot charter rates remain at current levels or decrease further, our earnings will be adversely impacted to the extent we have vessels trading on the spot market. Trading our vessels in the spot market or in pools requires greater working capital than operating under a time charter as the vessel owner is responsible for various voyage related costs, such as, fuel, port and canal charges, as well as additional timing for collections of charter receivables, including additional demurrage revenues.
We may be unable to secure medium- and long-term employment for our vessels at profitable rates and present and future vessel employment could be adversely affected by an inability to clear the oil majors’ risk assessment process.
One of our strategies is to explore and selectively enter into or renew medium- and long-term, fixed rate time and, possibly, bareboat charters for some of the vessels in our fleet in order to provide us with a base of stable cash flows and to manage charter rate volatility. However, the process for obtaining longer term charters is highly competitive and generally involves a lengthier and intense screening and vetting process and the submission of competitive bids, compared to shorter term charters. Shipping, and especially refined petroleum product tankers have been, and will remain, heavily regulated. The so-called “oil majors”, together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports.
In addition to the quality, age and suitability of the vessel, longer term charters tend to be awarded based upon a variety of other factors relating to the vessel operator, including:
•	office assessments and audits of the vessel operator;
•	the operator’s environmental, health and safety record;

•	compliance with heightened industry standards that have been set by several oil companies and other charterers;
•	compliance with the standards of the IMO;
•
compliance with several oil companies and other charterers’ codes of conduct, policies and guidelines, including transparency, anti-bribery and ethical requirements and relationships with third-parties;

•	shipping industry relationships, reputation for customer service, technical and operating expertise and safety record;
•	shipping experience and quality of ship operations, including cost-effectiveness;
•	quality, experience and technical capability of crews;
•	the ability to finance vessels at competitive rates and overall financial stability;
•	relationships with shipyards and the ability to obtain suitable berths with on-time delivery of new vessels according to customer’s specifications;
•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
•	competitiveness of the bid in terms of overall price.
We cannot assure you that we would be successful in winning medium- and long-term employment for our vessels at profitable rates.
A substantial portion of our revenues is derived from a limited number of customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.
We currently derive substantially all of our revenues from a limited number of customers. In 2019, three customers accounted for approximately 86% of our total revenues with one customer accounting for 71% of our total revenues, and for the first half of 2020, one customer accounted for approximately 63% of our total revenues. The loss of any significant customer or a decline in the amount of services provided to a significant customer could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Additionally, oil and natural gas companies, refineries and energy companies have undergone significant consolidation. Further consolidation is possible and could result in fewer companies to charter or contract our services. Merger activity may result in a budget for a combined company that is less than the combined budget of the companies before consolidation. Future consolidation of the Company’s customer base could reduce demand for our vessels and could have a material adverse impact on our business, results of operations and financial condition.
The Company’s growth depends on its ability to expand relationships with existing customers and obtain new customers, for which it will face substantial competition.
The process of obtaining new charters is highly competitive, generally involves an intensive screening process and competitive bids and often extends for several months. Contracts are awarded based upon a variety of factors, including:
•	the owner’s management experience;

•	the operator’s industry relationships, experience and reputation for customer service, quality operations and safety;
•	the quality and age of the vessels;
•	the quality, experience and technical capability of the crew;
•	the operator’s willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
•	the competitiveness of the bid in terms of overall price.
The Company’s ability to obtain new customers will also depend upon a number of factors, many of which are beyond our control, including:
•	our ability to:
•	successfully manage our liquidity and obtain the necessary financing to fund our anticipated growth;
•	identify and consummate desirable acquisitions, joint ventures or strategic alliances; and
•	identify and capitalize on opportunities in new markets;
•	ITM’s ability to:
•	attract, hire, train and retain qualified personnel and managers to manage and operate its fleet; and
•	being approved through the vessel vetting process of certain charterers.
If we cannot meet our customers’ quality and compliance requirements, we may not be able to operate our vessels profitably which could have an adverse effect on our future performance, results of operations, cash flows and financial condition.
Our customers, in particular those in the petroleum products industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire value chain, including the shipping and transportation segment. Our continuous compliance with these standards and quality requirements is vital for our operations. Related risks could materialize in multiple ways, including a sudden and unexpected breach in quality and/or compliance concerning one or more vessels, or a continuous decrease in the quality concerning one or more vessels occurring over time. Moreover, continuous increasing requirements from petroleum products industry customers can further complicate our ability to meet the standards. Any noncompliance by us, either suddenly or over a period of time, on one or more vessels, or an increase in requirements by petroleum products operators above and beyond what we deliver, may have a material adverse effect on our future performance, results of operations, cash flows and financial condition.
We may not be able to successfully mix our charter durations profitably.
It may be difficult to properly balance time and spot charters and anticipate trends in these markets. If we are successful in employing vessels under medium- and long-term charters, those vessels will not be available for the spot market during an upturn in the product tanker demand cycle, when spot trading may be more profitable. By contrast, at the expiration of our charters, if a charter terminates early for any reason or if we acquire vessels charter-free, we may want to charter or re-charter our vessels under medium- and long-term charters. Should more vessels be available on the spot or short-term market at the time we are seeking to fix new medium- to long-term time charters, we may have difficulty entering into such charters at profitable rates and for any term other than a short-term and, as a result, our cash flow may be subject to instability. A more active short-term or spot market may require us to enter into charters on all our vessels based on fluctuating market rates, as opposed to long-term contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the charter rates for product tankers are depressed. If we cannot successfully employ our vessels in a profitable mix of medium- and long-term time charters and on the spot market, our business, results of operations and financial condition could be adversely affected.

We depend on ITM and Maritime to operate our business and our business could be harmed if they fail to perform their services satisfactorily.
Pursuant to our management agreements, ITM provides us with day-to-day technical management services (including crewing, maintenance, repair, dry-dockings and maintaining required vetting approvals) and Maritime provides us with ship management and administrative services for our vessels. Our operational success depends significantly upon ITM and Maritime’s satisfactory performance of these services. Our business would be harmed if ITM or Maritime failed to perform these services satisfactorily. In addition, if our management agreements with either ITM or Maritime were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreements. A change of technical manager may require approval by certain customers of ours for employment of a vessel.
Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with ITM and Maritime, and their respective reputation and relationships in the shipping industry. If ITM or Maritime suffers material damage to its reputation or relationships, it may harm our ability to:
•	obtain new charters;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our charterers and suppliers; and
•	successfully execute our business strategies.
If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition.
We may fail to successfully control our operating and voyage expenses.
Our operating results are dependent on our ability to successfully control our operating and voyage expenses. Under our ship management agreements with ITM we are required to pay for vessel operating expenses (which includes crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses), and, for spot charters, voyage expenses (which include bunker expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and conversions). These expenses depend upon a variety of factors, many of which are beyond our or the technical manager’s control, including unexpected increases in costs for crews, insurance or spare parts for our vessels, unexpected dry-dock repairs, mechanical failures or human error (including revenue lost in off-hire days), vessel age, arrest action against our vessels due to failure to pay debts, disputes with creditors or claims by third parties, labor strikes, severe weather conditions, any quarantines of our vessels and uncertainties in the world oil markets. Some of these costs, primarily relating to voyage expenses, have been increasing and may increase, possibly significantly, in the future. Repair costs are unpredictable and can be substantial, some of which may not be covered by insurance. If our vessels are subject to unexpected or unscheduled off-hire time, it could adversely affect our cash flow and may expose us to claims for liquidated damages if the vessel is chartered at the time of the unscheduled off-hire period. The cost of dry-docking repairs, additional off-hire time, an increase in our operating expenses and/or the obligation to pay any liquidated damages could adversely affect our business, results of operations and financial condition.

In addition, to the extent our vessels are employed under spot charters in the future, our expenses may be impacted by increases in bunker costs and by canal costs, including the cost of canal-related delays incurred by employment of the vessels on certain routes. Unlike time charters in which the charterer bears all bunker and canal costs, in spot charters we bear these costs. Because it is not possible to predict the future price of bunker or canal-related costs when fixing spot charters, a significant rise in these costs could have an adverse impact on the costs associated with any spot charters we enter into and our earnings. Additionally, an increase in the price of bunkers beyond our expectations may adversely affect our profitability at the time we negotiate time or bareboat charters, and new LSFO rules may result in a significant increase in vessel fuel costs starting in 2020.
We will be required to make substantial capital expenditures, for which we may be dependent on additional financing, to maintain the vessels we own or to acquire other vessels.
We must make substantial capital expenditures to maintain, over the long-term, the operating capacity of our fleet. Our business strategy is also based in part upon the expansion of our fleet through the purchase of additional vessels. Maintenance capital expenditures include dry-docking expenses, modification of existing vessels or acquisitions of new vessels to the extent these expenditures are incurred to maintain the operating capacity of our fleet. In addition, we expect to incur significant maintenance costs for our current and any newly-acquired vessels. A newbuilding vessel must be dry-docked within five years of its delivery from a shipyard, and vessels are typically dry-docked every 30 to 60 months thereafter depending on the vessel, not including any unexpected repairs. We estimate the cost to dry-dock a vessel is between $1.0. and $1.15 million (including estimated expenditures for upgrades to comply with new BWTS system regulations), depending on the age, size and condition of the vessel and the location of dry-docking. In addition, capital maintenance expenditures could increase as a result of changes in the cost of labor and materials, customer requirements, increases in the size of our fleet, governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment and competitive standards. The Northsea Alpha and Northsea Beta are scheduled for their second special surveys in the fourth quarter of 2020.
To purchase additional vessels from time to time, we may be required to incur additional borrowings or raise capital through the sale of debt or additional equity securities. Asset impairments, financial stress, enforcement actions and credit rating pressures experienced in recent years by financial institutions to extend credit to the shipping industry due to depressed shipping rates and the deterioration of asset values that have led to losses in many banks’ shipping portfolios, as well as changes in overall banking regulations, have severely constrained the availability of credit for shipping companies like us. In addition, the re-pricing of credit risk and the difficulties currently experienced by financial institutions, have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or refused to refinance existing debt at all. Furthermore, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Additional tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities. We may experience difficulties obtaining financing commitments or be unable to fully draw on the capacity under our committed term loans in the future if our lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. Our failure to obtain such funds could have a material adverse effect on our business, results of operations and financial condition. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

In addition, our ability to obtain bank financing or to access the capital markets for future offerings may be limited by the terms of our existing credit agreements, our financial condition, the actual or perceived credit quality of our customers, and any defaults by them, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control.
We cannot assure you that we will be able to obtain such additional financing in the future on terms that are acceptable to us or at all. Our failure to obtain funds for capital expenditures could have a material adverse effect on our business, results of operations and financial condition. In addition, our actual operating and maintenance capital expenditures will vary significantly from quarter to quarter based on, among other things, the number of vessels dry-docked during that quarter. Even if we are successful in obtaining the necessary funds for capital expenditures, the terms of such financings could limit our ability to pay dividends to our stockholders. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant dilution.
Any vessel modification projects we undertake could have significant cost overruns, delays or fail to achieve the intended results.
Market volatility and higher bunker prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on bunker efficiency. Some shipowners have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. We will consider making modifications to our fleet in instances when we believe the efficiency gains will result in a positive return for our stockholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals, shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise the fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project we undertake or any significant cost overruns or delays in any retrofitting projects could have a material adverse effect on our business, results of operations and financial condition.
The Company does not plan to install scrubbers and may have to pay more for fuel which could adversely affect the Company’s business, results of operations and financial condition.
Effective January 1, 2020 all vessels must comply with the IMO’s low sulfur fuel oil (“LSFO”) requirement, which cuts sulfur levels from 3.5% to 0.5%. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels, which is available in most ports globally but at a higher cost than high-sulfur fuel oil (“HSFO”); (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position. See “Item 4. Information on the Company – B. Business Overview – Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws” in the 2019 Annual Report, which is incorporated by reference herein.

In light of operating and economic uncertainties surrounding the use of scrubbers, the Company has chosen not to purchase and install these units. However, the Company may, in the future, determine to purchase scrubbers for installation on its vessels. While scrubbers rely on technology that has been developed over a significant period of time for use in a variety of applications, their use for maritime applications is a more recent development. Each vessel will require physical modifications to be made in order to install a scrubber, the scope of which will depend on, among other matters, the age and type of vessel, its engine and its existing fixtures and equipment. The purchase and installation of scrubbers will involve significant capital expenditures, currently estimated at $1.5 million per vessel, and the vessel will be out of operation for more than 30 days in order for the scrubbers to be installed. In addition, future arrangements that the Company may enter into with respect to shipyard drydock capacity to implement these scrubber installations may be affected by delays or issues affecting vessel modifications being undertaken by other vessel owners at those shipyards, which could cause the Company’s vessels to be out of service for even longer periods or installation dates to be delayed. In addition, as there is a limited operating history of scrubbers on vessels such as those owned and operated by the Company, the operation and maintenance of scrubbers and related ongoing costs to these vessels is uncertain. Any unforeseen complications or delays in connection with acquiring, installing, operating or maintaining scrubbers installed on the Company’s vessels could adversely affect the Company’s business, results of operations and financial condition.
Furthermore, it is uncertain how the availability of HSFO and LSFO around the world will be affected by implementation of the IMO 2020 Regulations, as well as the prices of HSFO and LSFO generally and the price differential between the two fuels after January 1, 2020, are also uncertain. If LSFO is unavailable in port and we or our charterers cannot obtain a temporary waiver to refuel and use HSFO for the next voyage, we or our charterers could be subject to fines by regulatory authorities and be in violation of the charter agreements. Scarcity and the quality in the supply of LSFO, or a higher-than-anticipated difference in the costs between the two types of fuel, may cause the Company to pay more than for its fuel than scrubber fitted vessels, which could adversely affect the Company’s business, results of operations and financial condition.
Effective March 1, 2020, as part of the IMO 2020 Regulations, our vessels cannot carry HSFO. The charterer shall be responsible for off-loading of any remaining HSFO by that time. If any of our vessels are under spot charters and are carrying such bunker fuel, we would incur off-loading costs, tank cleaning expenses, potentially a write-down of inventory values and delays in our voyage activities.
There is limited operating history of using LSFO on our vessels and new compliant fuel blends which have been introduced but the vessel performance, economic impact and timing of using such fuels on our vessels is still evolving. In addition, our vessels will likely incur higher fuel costs associated with using more expensive compliant fuel. Such costs may be material and could adversely affect the Company’s business, results of operations and financial condition, particularly in any case where we are unable to pass through the costs of higher fuel to charterers due to competition with vessels that have installed scrubbers, market conditions or otherwise.
We may not be able to implement our business strategy successfully or manage our growth effectively.
Our future growth will depend on the successful implementation of our business strategy. A principal focus of our business strategy is to grow by expanding the size of our fleet while capitalizing on a mix of charter types, including on the spot market. Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of the Company’s fleet may impose significant additional responsibilities on our management and may necessitate an increase in the number of personnel. Other risks and uncertainties include distraction of management from current operations, insufficient revenue to offset liabilities assumed, potential loss of significant revenue and income streams, unexpected expenses, inadequate return of capital, regulatory or compliance issues, the triggering of certain covenants in the Company’s debt instruments (including accelerated repayment) and other unidentified issues not discovered in due diligence. As a result of the risks inherent in such transactions, the Company cannot guarantee that any such transaction will ultimately result in the realization of the anticipated benefits of the transaction or that significant transactions will not have a material adverse impact on its business, results of operations and financial condition. Our future growth will depend upon a number of factors, some of which are not within our control. These factors include, among others, our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices;
•	identify and consummate desirable acquisitions, joint ventures or strategic alliances;
•
integrate any acquired tankers or businesses successfully with the Company’s existing operations, including obtaining any approvals and qualifications necessary to operate vessels that the Company acquires;

•	hire, train and retain qualified personnel to manage and operate our growing business and fleet;
•	identify additional new markets;
•	enhance the Company’s customer base;
•	improve our operating, financial and accounting systems and controls; and
•	obtain required financing for our existing and new vessels and operations.
Acquisitions of vessels may not be profitable to us at or after the time we acquire them. We may:
•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;
•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance vessel acquisitions;
•	significantly increase our interest expense or financial leverage if we incur additional debt to finance vessel acquisitions;
•	fail to integrate any acquired tankers or businesses successfully with our existing operations, accounting systems and infrastructure generally;
•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired, particularly if any vessel we acquire proves not to be in good condition; or
•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.
The Company’s failure to effectively identify, purchase, develop and integrate additional tankers or businesses could adversely affect our business, results of operations and financial condition. The number of employees that perform services for the Company and our current operating and financial systems may not be adequate as the Company implements its plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Future acquisitions may also require additional equity issuances or debt issuances (with amortization payments). If any such events occur, the Company’s financial condition may be adversely affected. The Company cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
In addition, unlike newbuildings, secondhand vessels typically provide very limited or no warranties with respect to the condition of the vessel. While we expect we would inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for, and operated exclusively by, us.

We also seek to take advantage of changing market conditions, which may include taking advantage of pooling arrangements or profit sharing components of the charters we may enter into. In addition, our future growth will depend upon our ability to: maintain or develop new and existing customer relationships; employ vessels consistent with our chartering strategy; successfully manage our liquidity and expenses; and identify and capitalize on opportunities in new markets. Changing market and regulatory conditions may require or result in the sale or other disposition of vessels we are not able to charter because of customer preferences or because they are not or will not be compliant with existing or future rules, regulations and conventions. Additional vessels of the age and quality we desire may not be available for purchase at prices we are prepared to pay or at delivery times acceptable to us, and we may not be able to dispose of vessels at reasonable prices, if at all.
However, even if we successfully implement our business strategy, we may not improve our net revenues or operating results. Furthermore, we may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies in response to business or competitive factors or factors or events beyond our control. Our failure to execute our business strategy or to manage our growth effectively could adversely affect our business, results of operations and financial condition.
If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
The Company’s current business strategy includes additional future growth through the acquisition of secondhand vessels and, possibly, newbuild resales. While the Company typically inspects secondhand vessels prior to purchase, this does not provide the Company with the same knowledge about their condition that it would have had if these vessels had been built for and operated exclusively for us. Generally, the Company does not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
In addition, unless we maintain cash reserves or raise external funds on acceptable terms for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard and range from 2034 to 2040. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations and financial condition will be materially adversely affected. Any reserves set aside for vessel replacement may not be available for other cash needs, including improvement of working capital, early repayment of debt or possible cash dividends.
New vessels may experience initial operational difficulties and unexpected incremental start-up costs.
New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems as well as unexpected incremental start-up costs. Typically, the purchaser of a newbuilding will receive the benefit of a warranty from the shipyard for newbuildings, but we cannot assure you that any warranty we obtain will be able to resolve any problem with the vessel without additional costs to us and off-hire periods for the vessel. Upon delivery of a newbuild vessel from a shipyard, we may incur operating expenses above the incremental start-up costs typically associated with such a delivery and such expenses may include, among others, additional crew training, consumables and spares.

Delays in deliveries of additional vessels, our decision to cancel an order for purchase of a vessel, or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our operating results.
Although we currently have no vessels on order, under construction or subject to purchase agreements, we expect to purchase additional vessels from time to time. The delivery of these vessels, or vessels on order, could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to us as agreed, or we could cancel a purchase contract because the seller has not met its obligations. The delivery of vessels we propose to order or that are on order could be delayed because of, among other things:
•	work stoppages or other labor disturbances or other events that disrupt the operations of the shipyard building the vessels;
•	changes in governmental regulations or maritime self-regulatory organization standards;
•	lack of raw materials or supply chain issues for vessel parts and components;
•	bankruptcy or other financial crisis of the shipyard building the vessels;
•	our inability to obtain requisite financing or make timely payments;
•	a backlog of orders at the shipyard building the vessels;
•	hostilities, political, health or economic disturbances in the countries where the vessels are being built;
•	weather interference or a catastrophic event, such as a major earthquake, typhoon or fire;
•	our requests for changes to the original vessel specifications;
•	shortages or delays in the receipt of necessary construction materials, such as steel;
•	our inability to obtain requisite permits or approvals;
•	a dispute with the shipyard building the vessels, non-performance of the purchase or construction agreement with respect to a vessel by the seller or the shipyard as applicable;
•	non-performance of the vessel purchase agreement by the seller;
•	our inability to obtain requisite permits, approvals or financings; or
•	damage to or destruction of vessels while being operated by the seller prior to the delivery date.
If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a charter under which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, results of operations and financial condition could be adversely affected.

Declines in charter rates and other market deterioration could cause us to incur impairment charges.
We evaluate the carrying amounts of our vessels to determine if events have occurred that would require an impairment of their carrying amounts. The Company reviews the carrying values of its vessels for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Whenever certain indicators of potential impairment are present, such as third party vessel valuation reports, the Company performs a test of recoverability of the carrying amount of the assets. The projection of future cash flows related to the vessels is complex and requires the Company to make various estimates including future freight rates, utilization, residual values, future dry-dockings and operating costs, which are included in the analysis. All of these items have been historically volatile. The Company recognizes an impairment charge if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair market value of the asset.
Although the Company believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they are made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel impairments would be adversely affected. Any impairment charges incurred as a result of further declines in charter rates could have a material adverse impact on the Company’s business, results of operations and financial condition. As at December 31, 2019 and June 30, 2020, we compared the carrying amount of the Company’s vessels to their market values and identified impairment indications for two of its vessels. The Company performed an impairment analysis to estimate the future undiscounted cash flows with respect to each of these vessels. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of December 31, 2019 and June 30, 2020, and, accordingly, no adjustment to the vessels’ carrying values was required.
Our charterers may terminate charters early or choose not to exercise options to extend charters or to re-charter with us, which could adversely affect our business, results of operations and financial condition.
Our charters may terminate earlier than the dates indicated in the charter party agreements. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive loss of the relevant vessel, the requisition for hire of the relevant vessel, the dry-docking of the relevant vessel for a certain period of time or the failure of the relevant vessel to meet specified performance criteria. Also, a time charter may grant a charterer an option to extend the contract for a certain period of time at a higher rate. However, the failure to exercise that option could result in the vessel being re-delivered to us in a more difficult market environment. An early termination or decision not to exercise an option to extend an existing charter by our charters may adversely affect our business, results of operations and financial condition.
We cannot predict whether any of our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. Also, we may incur additional costs depending on where the vessel is re-delivered to us. We may also employ our vessels on the spot-charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our available cash may be significantly reduced or eliminated.

Our vessels may operate in pooling arrangements in the future, which may or may not be beneficial compared to chartering our vessels outside of a pool.
In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on factors, which may include its cargo capacity, speed and bunker consumption, and actual on-hire performance. Pooling arrangements are intended to maximize vessel utilization. However, pooling arrangements are dependent on the spot charter market, in which rates fluctuate. Also, the pool manager requires the prompt payment of up to $0.5 million of vessel working capital upon entry into the pool. Exit from the pool typically requires a minimum of three months’ advance notice to the pool manager. We cannot assure you that entering any of our vessels into a pool will be beneficial to us compared to chartering our vessels outside of a pool. If we participate in, or for any reason our vessels cease to participate in a pooling arrangement, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse effect on our business, results of operations and financial condition. We also cannot assure you that if we join a pooling arrangement that we will continue to use the pooling arrangement or whether the pools our vessels could participate in will continue to exist in the future.
We are dependent on the services of our founder and Chief Executive Officer and other members of our senior management team.
We are dependent upon our Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis, and the other members of our senior management team for the principal decisions with respect to our business activities. The loss or unavailability of the services of any of these key members of our management team for any significant period of time, or the inability of these individuals to manage or delegate their responsibilities successfully as our business grows, could adversely affect our business, results of operations and financial condition. If the individuals were no longer to be affiliated with us, we may be unable to recruit other employees with equivalent talent and experience, and our business and financial condition may suffer as a result. We do not maintain “key man” life insurance for our Chief Executive Officer or other members of our senior management team.
Our founder, Chairman and Chief Executive Officer has affiliations with Maritime, which may create conflicts of interest.
Mr. Valentis, our founder, Chairman and Chief Executive Officer, also owns and controls Maritime. His responsibilities and relationships with Maritime could create conflicts of interest between us, on the one hand, and Maritime, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus vessels managed by other companies affiliated with Maritime and may not be resolved in our favor. Maritime entered into a Head Management Agreement (as defined herein) with us and into separate ship management agreements with our subsidiaries. The negotiation of these management arrangements may have resulted in certain terms that may not reflect market standard terms or may include terms that could not have been obtained from arms-length negotiations with unaffiliated third parties for similar services.
In addition, Maritime may give preferential treatment to vessels that are time chartered-in by related parties because our founder, Chairman and Chief Executive Officer and members of his family may receive greater economic benefits. In particular, as of June 30, 2020, Maritime provided commercial management services to one tanker vessel, other than the vessels in our fleet, that was owned or operated by one or more entities affiliated with Mr. Valentis. Such conflicts may have an adverse effect on our business, results of operations and financial condition.
As we expand our business, both we and Maritime may need to improve our operating and financial systems and Maritime will need to recruit and retain suitable employees and crew for our vessels.
Our and Maritime’s current operating and financial systems may not be adequate as the size of our fleet expands, and attempts to improve those systems may be ineffective. In addition, as we expand our fleet, Maritime may need to recruit and retain suitable additional seafarers and shore based administrative and management personnel. We cannot guarantee that Maritime will be able to continue to hire suitable employees as we expand our fleet. If we or Maritime encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to accomplish the above, our financial reporting performance may be adversely affected and, among other things, it may not be compliant with the Commission rules.

Our insurance may be insufficient to cover losses that may result from our operations.
Although we carry hull and machinery, protection and indemnity and war risk insurance on each of the vessels in our fleet, we face several risks regarding that insurance. The insurance is subject to deductibles, limits and exclusions. Since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. As a result, there may be other risks against which we are not insured, and certain claims may not be paid. We do not carry insurance covering the loss of revenues resulting from vessel off-hire time based on our analysis of the cost of this coverage compared to our off-hire experience.
Certain of our insurance coverage, such as tort liability (including pollution-related liability), is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which our association has entered into inter-association agreements. We cannot assure you that the associations to which we belong will remain viable. If such associations do not remain viable or are unable to cover our losses, we may have to pay what our insurance does not cover in full.
We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. We maintain for each of the vessels in our existing fleet pollution liability coverage insurance in the amount of $1.0 billion per incident. A catastrophic oil spill or marine disaster could exceed such insurance coverage. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations. The circumstances of a spill, including non-compliance with environmental laws, could also result in the denial of coverage, protracted litigation and delayed or diminished insurance recoveries or settlements. The insurance that may be available to us may be significantly more expensive than our existing coverage. Furthermore, even if insurance coverage is adequate, we may not be able to obtain a timely replacement vessel in the event of a loss. Any of these circumstances or events could negatively impact our business, results of operations and financial condition.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, environmental claims or proceedings, employment and personal injury matters, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.
We and our subsidiaries may be subject to group liability for damages or debts owed by one of our subsidiaries or by us.
Although each of our vessels is and will be separately owned by individual subsidiaries, under certain circumstances, a parent company and its ship-owning subsidiaries can be held liable under corporate veil piercing principles for damages or debts owed by one of the subsidiaries or the parent. Therefore, it is possible that all of our assets and those of our subsidiaries could be subject to execution upon a judgment against us or any of our subsidiaries.

Maritime and ITM are privately held companies and there is little or no publicly available information about them.
The ability of Maritime and ITM to render their respective management services will depend in part on their own financial strength. Circumstances beyond each such company’s control could impair its financial strength. Because each of these companies is privately held, information about each company’s financial strength is not available. As a result, we and an investor in our securities might have little advance warning of financial or other problems affecting either Maritime or ITM even though its financial or other problems could have a material adverse effect on us and our stockholders.
Exchange rate fluctuations could adversely affect our revenues, financial condition and operating results.
We generate a significant part of our revenues in U.S. dollars, but incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in our net income due to changes in the value of the U.S. dollar relative to other currencies. We have not hedged our exposure to exchange rate fluctuations, and as a result, our U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate.
We must protect the safety and condition of the cargoes transported on our vessels and any failure to do so may subject us to claims for loss or damage.
Under our time and spot charters, we are responsible for the safekeeping of cargo entrusted to us and must properly maintain and control equipment and other apparatus to ensure that cargo is not lost or damaged in transit. Claims and any liability for loss or damage to cargo that is not covered by insurance could harm our reputation and adversely affect our business, results of operations and financial condition.
Increase in frequency of immigrant salvage operations in the Mediterranean could adversely affect our business.
In 2019 and the first half of 2020, a significant portion of Northsea Alpha’s and Northsea Beta’s trading routes occurred in the Mediterranean Sea. In recent years, the number of immigrants attempting to cross the Mediterranean from North Africa to Europe in unseaworthy vessels has increased significantly. Many of the vessels are in such a poor condition that they either capsize and sink, incur engine problems or are otherwise incapacitated en route to Europe. As a result, commercial ships may, if witnessing an immigrant vessel in distress, deviate from the task and course and conduct a salvage operation. Such salvage operation may prove costly in terms of time and resources spent and can thus prove a substantial cost for the commercial vessel and may pose risks to the safety of the crew, vessel and cargo. If we are not able to mitigate this potential exposure, and dependent on the number of such salvage operations which must be carried out in the future, this could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
We may face labor interruptions, which if not resolved in a timely manner, could have a material adverse effect on our business.
We, indirectly through our technical managers, employ masters, officers and crews to operate our vessels, exposing us to the risk that industrial actions or other labor unrest may occur. We may suffer labor disruptions if relationships deteriorate with the seafarers or the unions that represent them. A majority of the crew members on the vessels in our fleet that are under time or spot charters are employed under collective bargaining agreements. ITM is a party to some of these collective bargaining agreements. These collective bargaining agreements and any employment arrangements with crew members on the vessels in our fleet may not prevent labor interruptions, particularly since they are subject to renegotiation in the future. Any labor interruptions, including due to failure to successfully renegotiate collective bargaining employment agreements with the crew members on the vessels in our fleet, are not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect, could disrupt our operations and could adversely affect our business, results of operations and financial condition.

We do not currently enter into hedging arrangements with respect to the cost of fuel.
We have not entered into hedging arrangements to establish, in advance, a price for the cost of fuel. As a result, although we may realize the benefit of any short-term decrease in the price of fuel, we will not be protected against increases in the price of fuel, which could materially adversely affect our business, results of operation and financial condition.
In addition, to the extent we decide to enter into hedging arrangements in the future, the success of any hedging arrangement generally depends on the degree of correlation between price movements of a derivative instrument and the position being hedged, the creditworthiness of the counterparty, the costs of the hedging transaction and other factors. While such transactions may reduce the risks of losses with respect to adverse movements in market factors, the transaction may also limit the opportunity for gain. In addition, these arrangements may require the posting of cash or other collateral at a time when we have insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transactions costs, including potential tax costs and legal fees, which reduce the anticipated returns on an investment. There can be no assurance that any future hedging transaction we enter will successfully hedge the risks associated with hedged positions or that it will not result in poorer overall investment performance than if it had not been executed.
A cyber-attack could materially disrupt our business.
We and our ship managers rely on information technology systems and networks in our and their operations and business administration. The efficient operation of our business, including processing, transmitting and storing electronic and financial information, is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. Therefore, our or any of our ship managers’ operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data and these systems may be damaged, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise). A successful cyber-attack could materially disrupt our or our managers’ operations, which could also adversely affect the safety of our operations or result in the unauthorized release or alteration of information in our or our managers’ systems. Such an attack on us, or our managers, could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny, diminished customer confidence and damage to our reputation. We do not maintain cyber-liability insurance at this time to cover such losses. As a result, a cyber-attack or other breach of any such information technology systems could have a material adverse effect on our business, results of operations and financial condition.
The EU has recently adopted a comprehensive overhaul of its data protection regime from the current national legislative approach to a single European Economic Area Privacy Regulation, the General Data Protection Regulation (“GDPR”). The GDPR came into force on May 25, 2018, and applies to organizations located within the EU, as well as to organizations located outside of the EU if they offer goods or services to, or monitor the behavior of, EU data subjects. It imposes a strict data protection compliance regime with significant penalties and includes new rights such as the “portability” of personal data. It applies to all companies processing and holding the personal data of data subjects residing in the EU, regardless of the company’s location. Implementation of the GDPR could require changes to certain of our business practices, thereby increasing our costs.

Risks Related to our Indebtedness
We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
Our ability to make scheduled payments on our outstanding indebtedness and other obligations will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the tanker sector or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure charters at acceptable rates. Our ability to renew our existing charters or obtain new charters at acceptable rates or at all will depend on the prevailing economic and competitive conditions.
Amounts borrowed under our loan agreements bear interest at both fixed rates and variable rates. Increases in prevailing interest rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease.
In addition, our existing loan agreements require us to maintain various cash balances, our financial and operating performance is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on restrictions on our various debt instruments, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, the provisions of Marshall Islands and Maltese laws affecting the payment of dividends and other factors. Under Maltese law, dividends may only be distributed out of profits available for distribution and/or out of any distributable accumulated reserves.
At any time that our operating cash flows are insufficient to service our debt and other liquidity needs, we may be forced to take actions such as increasing our accounts payable and/or our amounts due to related parties, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, seeking bankruptcy protection or any combination of the foregoing. For example, on December 16, 2019, we announced the sale of Pyxis Delta, our 2006-built standard MR tanker. We chose the sell our oldest vessel for a number of strategic, operating and financial reasons. Upon closing in January 2020, the net proceeds after commissions of $13.2 million were used to repay $5.7 million of bank debt, reduce accounts payable and amounts due to related parties, and improve working capital. We cannot assure you that any of the actions listed above could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. As of June 30, 2020, our total funded debt outstanding, net of deferred financing costs, aggregated $56.1 million. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions as, among other things, if we are unable to meet our debt obligations or if some other default occurs under our loan agreements, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and foreclose against the collateral vessels securing that debt. Any such action could also result in an impairment of cash flows and our ability to service debt in the future. Further, our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.
The market values of tanker vessels are highly volatile, have decreased in the past and may decrease further in the future which may cause the Company to recognize losses if we sell our tankers or record impairments and affect the Company’s ability to comply with its loan covenants and refinance its debt. The fair market values of product tankers have generally experienced high volatility. The fair market values for tankers declined significantly from historically high levels reached in 2008, and are currently at average levels of the past 10 years. You should expect the market value of our vessels to fluctuate. Values for ships can fluctuate substantially over time due to a number of factors, including, among others:
•	prevailing economic conditions in the energy markets; general economic and market conditions affecting the international shipping industry,

•	a substantial or extended decline in demand for refined products;
•	competition from other shipping companies and other modes of transportation;
•	number of vessels in the world fleet;
•	the level of worldwide refined petroleum product production and exports;
•	demand for product tankers; changes in the supply-demand balance of the global product tanker market;
•	applicable governmental regulations;
•	the availability of newbuild and newer, more advanced vessels at attractive prices compared to our vessels;
•	changes in prevailing charter hire rates;
•	the physical condition of the vessel;
•	the vessel’s size, age, technical specifications, efficiency and operational flexibility; and
•
the cost of newbuildings and the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

As vessels grow older, they naturally depreciate in value. If the market value of our fleet declines further, we may not be able to refinance our debt or obtain additional financing and our subsidiaries may not be able to make distributions to the Company. An additional decrease in these values could cause us to breach certain covenants that are contained in our loan agreements and in future financing agreements. The prepayment of certain debt facilities may be necessary to cause the Company to maintain compliance with certain covenants in the event that the value of the vessels falls below certain levels.
If we breach covenants in our loan agreements or future financing agreements and are unable to cure the breach, our lenders could accelerate our debt repayment and foreclose on vessels in our fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, the Company may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, the Company may seek to dispose of the affected vessel. If the Company sells one or more of its vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on the Company’s consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction of net income. Furthermore, if vessel values fall significantly, this could indicate a decrease in the recoverable amount for the vessel and may have a material adverse impact on its business, results of operations and financial condition.
Restrictive covenants in our current and future loan agreements may impose financial and other restrictions on us.
The restrictions and covenants in our current and future loan agreements could adversely affect our ability to finance future operations or capital needs or to pursue and expand our business activities. Our current loan agreements contain, and future financing agreements will likely contain, restrictive covenants that prohibit us or our subsidiaries from, among other things:
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paying dividends under certain circumstances, including if there is a default under the loan agreements or, only with respect to our subsidiary Seventhone Corp. (“Seventhone”) under the Alpha Bank Facility entered into in July 2020, if the ratio of our and our subsidiaries as a group total liabilities to market value adjusted total assets is greater than 75% in the relevant year. As of June 30, 2020, the ratio of total liabilities over the market value of our adjusted total assets (calculated in accordance with the Alpha Bank Facility) was 62% and therefore under the Alpha Bank Facility Seventhone would be permitted to distribute dividends to us as of June 30, 2020;

•	incurring or guaranteeing indebtedness;
•	charging, pledging or otherwise encumbering our vessels;
•	changing the flag, class, management or ownership of our vessels;
•	utilizing available cash;
•	changing ownership or structure, including through mergers, consolidations, liquidations or dissolutions;
•	making certain investments;
•	entering into a new line of business;
•	changing the commercial and technical management of our vessels;
•	selling, transferring, assigning or changing the beneficial ownership or control of our vessels; and
•	changing the control, or Mr. Valentis maintaining less than 50% ownership, of the corporate guarantor.
In addition, the loan agreements generally contain covenants requiring us, among other things, to ensure that:
•
we maintain minimum liquidity cash balances based on the number of vessels owned and debt service requirements. Our required minimum cash balance as of December 31, 2018 and 2019 was $3.7 million for both periods and $3.9 million at June 30, 2020;

•
the fair market value of the mortgaged vessel plus any additional collateral must be no less than a certain percentage, ranging from 115% to 150%, of outstanding borrowings under the applicable loan agreement, less, in certain loan agreements, any money in respect of the principal outstanding with the credit of any applicable retention account and any free or pledged cash deposits held with the lender in our or its subsidiary’s name; and

•	we maintain vessel insurances of the higher of market value or 120% of the outstanding loan balance
As a result of the above, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.
Our ability to comply with covenants and restrictions contained in our current and future loan agreements may also be affected by events beyond our control, including prevailing economic, financial and industry conditions. If our cash flow is insufficient to service our current and future indebtedness and to meet our other obligations and commitments, we will be required to adopt one or more alternatives, such as reducing or delaying our business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of our other strategies, refinancing or restructuring our debt obligations, selling vessels or other assets, seeking to raise additional debt or equity capital or seeking bankruptcy protection. However, we may not be able to affect any of these remedies or alternatives on a timely basis, on satisfactory terms or at all, which could lead to events of default under these loan agreements, giving the lenders foreclosure rights on our vessels.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.
The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all, or our ability to do so only at a higher than anticipated cost, may materially affect our results of operations and our ability to implement our business strategy.
If LIBOR is volatile and potential changes as a benchmark could affect our profitability, earnings and cash flow.
London Interbank Offered Rate (“LIBOR”) is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to be eliminated or to perform differently than in the past. The consequences of these developments cannot be entirely predicted but could include an increase in the cost of our variable rate indebtedness and obligations. LIBOR has been volatile in the past, with the spread between LIBOR and the U.S. prime lending rate widening significantly at times. Because the interest rates borne by a majority of our outstanding indebtedness fluctuates with changes in LIBOR, significant changes in LIBOR would have a material effect on the amount of interest payable on our debt, which in turn, could have an adverse effect on our financial condition. In order to hedge our variable interest rate exposure, on January 19, 2018, Seventhone entered into an interest rate cap agreement with its lender for a notional amount of $10.0 million and a cap rate of 3.5%. The interest rate cap will terminate on July 18, 2022.
Furthermore, the calculation of interest in most financing agreements in our industry has been based on published LIBOR rates. Due in part to uncertainty relating to the LIBOR calculation process in recent years, it is likely that LIBOR will be phased out in the future. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future financing agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow. In addition, the banks currently reporting information used to set LIBOR will likely stop such reporting after 2021, when their commitment to reporting information ends. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate, or “SOFR.” The impact of such a transition from LIBOR to SOFR could be significant for us.
Risks Related to Being a Public, Emerging Growth Company
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We expect to remain an “emerging growth company” until December 31, 2020. As an emerging growth company, we are not required to comply with, among other things, the auditor attestation requirements of the Sarbanes-Oxley Act. Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt-out is irrevocable. We have elected not to opt-out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, may not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with other public companies difficult or impossible because of the potential differences in accountant standards used. Investors may find our securities less attractive because we rely on these provisions. If investors find our securities less attractive as a result, there may be a less active trading market for our securities and prices of the securities may be more volatile.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our securities.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that may require prospective or retroactive changes in our financial statements or identify other areas for further attention or improvement. In addition, for as long as we are an “emerging growth company,” our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to restatements of our financial statements and require us to incur the expense of remediation. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.
The Public Company Accounting Oversight Board (“PCAOB”) inspection of our independent accounting firm could lead to findings in our auditors’ reports and challenge the accuracy of our published audited consolidated financial statements.
Auditors of U.S. public companies are required by law to undergo periodic PCAOB inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. These PCAOB inspections could result in findings in our auditors’ quality control procedures, question the validity of the auditor’s reports on our published consolidated financial statements and cast doubt upon the accuracy of our published audited financial statements.
Risks Related to our Common Stock
An investment in our common stock is speculative and there can be no assurance of any return on any such investment.
An investment in our common stock is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
The price of our Common Stock may be volatile.
Our shares of common stock have been listed on Nasdaq since November 2, 2015. We cannot assure you that the public market for our common stock will be active and liquid. The price of shares of our common stock may fluctuate due to a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our periodic results and those of other public companies in the shipping industry;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	speculation in the press or investment community, including on-line newsletters, trading platforms and chat-rooms, about our business or the shipping industry generally;
•	mergers and strategic alliances in the shipping industry;
•	market prices and conditions in the shipping industry;
•	evolving investor preferences away from carbon- based companies and towards environmentally friendly or sustainable companies;
•	changes in government regulation;
•	introduction of new technology by the Company or its competitors;
•	commodity prices and in particular prices of oil and natural gas;
•	the ability or willingness of OPEC to set and maintain production levels for oil;
•	oil and gas production levels by non-OPEC countries;
•	potential or actual military conflicts or acts of terrorism;
•	natural disasters affecting the supply chain or use of petroleum products;
•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;
•	the thin trading market for our common stock, which makes it somewhat illiquid;
•	the Company’s capital structure;
•	additions or departures of key personnel;
•	announcements concerning us or our competitors;
•	the general state of the securities market; and
•	domestic and international economic, market and currency factors unrelated to our performance.
These market and industry factors may materially reduce the market price of shares of our common stock, regardless of our operating performance. The seaborne transportation industry has been highly unpredictable and volatile. The market for shares of our common stock may be equally volatile, and has been particularly volatile during the period August to September, 2019 and February to June, 2020. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than those paid by you in any previous or future offerings.

We may issue additional shares of our common stock or other equity securities without stockholder approval, which would dilute your ownership interests and may depress the market price of our common stock.
We may issue additional shares of our common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without stockholder approval, in a number of circumstances. Our issuance of additional common stock or other equity securities of equal or senior rank would have the following effects:
•	our existing stockholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding share of our common stock may be diminished; and
•	the market price of our common stock may decline.
Future sales of shares of our common stock by existing stockholders could negatively impact our ability to sell equity in the future and cause the market price of shares of our common stock to decline.
The market price for shares of our common stock could decline as a result of sales by existing stockholders of large numbers of shares of our common stock, including our affiliate Maritime Investors, and the selling stockholders named herein, or as a result of the perception that such sales may occur. Any future sales of shares of our common stock by these stockholders might make it more difficult to us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.
If our common shares do not meet Nasdaq’s minimum share price requirement, and if we cannot cure the current share price deficiency within the prescribed timeframe, our common shares could be delisted.
Under the rules of Nasdaq, listed companies are required to maintain a share price of at least $1.00 per share. If the share price declines below $1.00 for a period of 30 consecutive trading days, then the listed company has a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. On April 21, 2020, we received notice from Nasdaq that our common shares closed below the minimum bid price of $1.00 per share for a period of 30 consecutive trading days. We subsequently received notice from Nasdaq on May 11, 2020 that we had cured this bid price deficiency. However, on June 29, 2020, we received another notice from Nasdaq that our common shares once again closed below the minimum bid price of $1.00 per share for a period of 30 consecutive trading days. We have until December 28, 2020 to regain compliance with the minimum bid price requirement.
If we are unable to cure the current share price deficiency, it could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors and would constitute a breach under certain of our credit agreements and would cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares. Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.

Maritime Investors beneficially owns approximately 80.8% of our total outstanding common stock, which may limit stockholders’ ability to influence our actions.
Maritime Investors, a corporation controlled by our Chief Executive Officer, Mr. Valentis, beneficially owns approximately 80.8% of our outstanding common stock. As a result, Maritime Investors has the power to exert considerable influence over our actions through its ability to effectively control matters requiring stockholder approval, including the determination to enter into a corporate transaction or to prevent a transaction, regardless of whether our other stockholders believe that any such transaction is in their or our best interests. For example, Maritime Investors could cause us to consummate a merger or acquisition that increases the amount of our indebtedness or causes us to sell all of our revenue-generating assets. We cannot assure you that the interests of Maritime Investors will coincide with the interests of other stockholders. As a result, the market price of shares of our common stock could be adversely affected.
Additionally, Maritime Investors may invest in entities that directly or indirectly compete with us, or companies in which Maritime Investors currently invests may begin competing with us. Maritime Investors may also separately pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. As a result of these relationships, when conflicts arise between the interests of Maritime Investors and the interests of our other stockholders, Mr. Valentis may not be a disinterested director. Maritime Investors will effectively control all of our corporate decisions so long as they continue to own a substantial number of shares of our common stock.
Several of our senior executive officers do not, and certain of our officers in the future may not, devote all of their time to our business, which may hinder our ability to operate successfully.
Mr. Valentis, our Chairman and Chief Executive Officer, Mr. Lytras, our Chief Operating Officer and Secretary and Mr. Williams, our Chief Financial Officer, participate, and other of our senior officers which we may appoint in the future may also participate, in business activities not associated with us. As a result, they may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to our stockholders as well as stockholders of other companies with which they may be affiliated. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, results of operations and financial condition.
Reports published by analysts, including projections in those reports that exceed the Company’s actual results, could adversely affect the price and trading volume of the Company’s common stock.
The Company currently expects that securities research firms and analysts will continue to publish their own periodic estimates or projections for the Company’s business. These projections may vary widely and may not accurately predict the results the Company actually achieves. The Company’s share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on the Company downgrades the Company’s stock or publishes inaccurate or unfavorable research about the Company’s business, our share price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, our share price or trading volume could decline.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate or bankruptcy law and, as a result, stockholders may have fewer rights and protections under Marshall Islands law than under a U.S. jurisdiction.
Our corporate affairs are governed by our Articles of Incorporation, Bylaws and the Marshall Islands BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public stockholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our stockholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy. Further, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.
It may be difficult to serve process on or enforce a U.S. judgment against us, our officers and our directors because we are not a U.S. corporation.
We are a Marshall Islands corporation, a substantial portion of our assets are located outside of the United States and many of our directors and executive officers are not residents of the United States. As a result, you may have difficulty serving legal process within the United States upon us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against us or against individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit. A judgment entered in a foreign jurisdiction is enforceable in the Marshall Islands without a retrial on the merits so long as the provisions of the Marshall Islands Uniform Foreign Money-Judgments Recognition Act are complied with. In addition, there is doubt as to the enforceability in Greece against us and/or our executive officers and directors who are non-residents of the U.S., in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S.
We are a “foreign private issuer”, which could make our securities less attractive to some investors or otherwise have an adverse effect on the prices of our securities.
We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). As a “foreign private issuer” the rules governing the information that we disclose to investors differ from those governing U.S. companies pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For example, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of similar public companies that are U.S. companies. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our securities less attractive to some investors or otherwise have an adverse effect on the price of our securities.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.
We are a holding company and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our existing vessels, and subsidiaries we form in the future will own any other vessels we may acquire in the future. All payments under our charters will be made to our subsidiaries. As a result, our ability to meet our financial and other obligations, and to possibly pay dividends in the future, will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of our loan agreements, any financing agreement we may enter into in the future, or by Marshall Islands or Maltese law, which regulates the payment of dividends by our companies. The loan agreement of our subsidiary, Seventhone, prohibits paying any dividends to us unless the ratio of the total liabilities to the market value adjusted total assets (total assets adjusted to reflect the market value of all our vessels) of us and our subsidiaries as a group is 75% or less. As of June 30, 2020, the ratio of total liabilities over the market value of our adjusted total assets (calculated in accordance with the Alpha Bank Facility) was 62%. If we or Seventhone do not satisfy the 75% requirement or if we or a subsidiary breach a covenant in our loan agreements or any financing agreement we may enter into in the future, such subsidiary may be restricted from paying dividends. If we are unable to obtain funds from our subsidiaries, we will not be able to fund our liquidity needs or pay dividends in the future unless we obtain funds from other sources, which we may not be able to do.
We do not intend to pay dividends on our common shares  in the near future and cannot assure you that we will ever pay dividends.
We do not intend to pay dividends on our common shares in the near future, and we will make dividend payments to our stockholders in the future only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal, fiduciary and contractual requirements. The payment of any dividends is not guaranteed or assured, and, if paid at all in the future, may be discontinued at any time at the discretion of the board of directors.
Our ability to pay dividends will in any event be subject to factors beyond our control, including the following, among others:
•	our earnings, financial condition and anticipated cash requirements;
•	the terms of any current or future credit facilities or loan agreements;
•	the loss of a vessel or the acquisition of one or more vessels;
•	required capital expenditures;
•	increased or unanticipated expenses;
•	future issuances of securities;
•	disputes or legal actions; and
•
the requirements of the laws of the Marshall Islands, which limit payments of dividends if we are, or could become, insolvent and generally prohibit the payment of dividends other than from surplus (retaining earnings and the excess of consideration received for the sale of shares above the par value of the shares).

The payment of dividends would not be permitted if we are not in compliance with our loan agreements or in default of such agreements.
Anti-takeover provisions in our Articles of Incorporation and Bylaws could make it difficult for our stockholders to replace our board of directors or could have the effect of discouraging an acquisition, which could adversely affect the market price of our common stock.
Several provisions of our Articles of Incorporation and Bylaws make it difficult for our stockholders to change the composition of our board of directors in any one year. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include:
•	providing for a classified board of directors with staggered, three year terms;
•	authorizing the board of directors to issue so-called “blank check” preferred stock without stockholder approval;
•	prohibiting cumulative voting in the election of directors;
•
authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock cast at an annual meeting of stockholders;

•	prohibiting stockholder action by written consent unless consent is signed by all stockholders entitled to vote on the action;
•	limiting the persons who may call special meetings of stockholders;
•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and
•	restricting business combinations with interested stockholders.
These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.
Tax Risks
We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.
Under the Internal Revenue Code of 1986, as amended (the “Code”), 50% of the gross shipping income of a vessel-owning or chartering corporation (or “shipping income”) that is attributable to voyages that either begin or end in the United States is characterized as “U.S.-source shipping income” and such income is generally subject to a 4% U.S. federal income tax (on a gross basis) unless that corporation qualifies for exemption from tax under Section 883 of the Code or under an applicable U.S. income tax treaty.
During our 2019 taxable year, we and our ship owning subsidiaries are organized under the laws of the Republic of the Marshall Islands and the laws of the Republic of Malta. The Republic of the Marshall Islands is a country that has in place with the United States of America both an Order affording relief from double taxation in relation to the taxation of income derived from the international operation of ships and aircraft which entered into force on the 11th March 1997 in respect of income derived on or after the 1st January 1997; as well as a Convention for the avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income which entered into force on the 23rd November 2010.

Whilst it was agreed between the Government of the United States of America and the Government of Malta that the provisions of the Convention shall not affect the continued validity and application of the preceding Order, the Convention nevertheless provides that it shall not restrict in any manner any benefit accorded by any other agreement to which the Contracting States are parties.
Under the Order, in accordance with Sections 872(b) and 883(a) of the Internal Revenue Code, the United States of America agreed to exempt from tax gross income derived from the international operation of ships by corporation which are incorporated in Malta. Such exemption is applicable only if the corporation meets one of the following conditions:
(1)
the corporation’s stock is primarily and regularly traded on an established securities market in Malta, another country which grants a reciprocal exemption to U.S. corporations or the United States, or

(2)
more than fifty (50) percent of the value of the corporation’s stock is owned directly or indirectly by individuals who are residents of Malta or of another foreign country which grants an equivalent exemption to U.S. corporations or by a corporation organized in a country which grants an equivalent exemption to U.S. corporations and whose stock is primarily and regularly traded on an established securities market in that country, another country which grants an equivalent exemption to U.S. corporations, or the United States.

The Convention, in turn, under Article 8 dealing specifically with shipping and air transport, sets out the relevant rule to the effect that profits of an enterprise of a contracting state from the operation of ships in international traffic shall be taxable only in that state. The Convention defines the term “enterprise of a Contracting State” to mean an enterprise carried on by a resident of a Contracting State; and under Article 4 the term “resident” is defined to mean any person who, under the laws of that State, is liable to tax therein by reason of his domicile, residence, citizenship, place of management, place of incorporation, or any other criterion of a similar nature.
The Maltese subsidiaries are liable to tax in Malta by reason of their domicile and place of incorporation.
We believe that our Maltese subsidiaries qualify for treaty-based exemption both under the Order, as well as under the Convention. However, in the event that we were to be unable to demonstrate due satisfaction of the conditions for exemption under the Order as set out above, then we would nevertheless enjoy exemption under the Convention.
Accordingly, income earned by our subsidiaries organized under the laws of Malta may qualify for a treaty-based exemption. Income earned by our subsidiaries under the law of the Marshall Islands don’t qualify for a treaty-based exemption. However, we believe that we qualify for the exemption from tax under Section 883 of the Code for the 2019 taxable year and intend to take such position on our returns for the 2019 taxable year. Nevertheless, for the 2020 or any later taxable year, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby cause us to become subject to U.S. federal income tax on our U.S.-source shipping income. For example, there is a risk that we could no longer qualify for exemption under Section 883 of the Code for a particular taxable year if additional shares of our common stock are issued to new stockholders such that, due to their status or unwillingness to cooperate with certain substantiation and reporting requirements, we no longer satisfy one of the ownership test requirements for qualification. Due to the factual nature of the issues involved, we can give no assurances on the availability of the exemption to us.

If we and/or one or more of our Marshall Island subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we and/or such subsidiaries would generally be subject for that year to a 4% U.S. federal income tax on the U.S.-source shipping income for that year. The imposition of this tax could have a negative effect on our business and would result in decreased earnings and cash flow. See “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of the Company” in the 2019 Annual Report, incorporated by reference herein, as well as “Taxation – U.S. Holders” herein, for a detailed discussion of the qualification for the exemption under Section 883 of the Code.
Our subsidiaries organized under the laws of the Republic of Malta would always benefit from the treaty based exemption since voyages that either begin or end in the United States (characterized by the Code as “U.S.-source shipping income”) would qualify as international transport for purposes of the tax treaty. Furthermore, and in addition to the tax treaty provisions, under article 12(1)(c)(iii)(k) of the Malta Income Tax Act, the profits of a non-resident shipowner as defined in article 28, are exempt from tax in Malta, provided that the country to which such non-resident shipowner belongs extends a similar exemption to shipowners who are not resident in such country but who are resident in Malta. This exemption is therefore extended on a reciprocity basis.
Various tax rules may adversely impact the Company’s business, results of operations and financial condition.
The Company may be subject to taxes in the United States and other jurisdictions in which it operates. If the Internal Revenue Service (the “IRS”), or other taxing authorities disagree with the positions the Company has taken on the tax returns of its subsidiaries, the Company could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on the Company’s business, results of operations and financial condition. In addition, complying with new tax rules, laws or regulations could impact the Company’s financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase the Company’s effective tax rate. Any increase in the Company’s effective tax rate could have a material adverse impact on our business, results of operations and financial condition.
If U.S. tax authorities were to treat us or one or more of our subsidiaries as a “passive foreign investment company,” there could be adverse tax consequences to U.S. holders.
A non-U.S. corporation will be treated as a “passive foreign investment company” (or a “PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, time and voyage charter income is generally viewed as income derived from the performance of services and not rental income and, therefore, would not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

U.S. shareholders of a PFIC generally are subject to an adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC, and would be subject to annual information reporting to the IRS. If we were to be treated as a PFIC for any taxable year (and regardless of whether we remained a PFIC for subsequent taxable years), a U.S. shareholder who does not make certain mitigating elections (as described more fully under “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in the 2019 Annual Report) would be required to allocate ratably over such U.S. shareholder’s holding period any “excess distributions” received (i.e., the portion of any distributions received on our common stock in a taxable year in excess of 125% of certain average historic annual distributions) and any gain realized on the sale, exchange or other disposition of our common stock. The amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC would be subject to U.S. federal income tax as ordinary income and the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year. An interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. Investors in our common stock are urged to consult with their own tax advisors regarding the tax consequences of the PFIC rules to them, including the benefit of any available mitigating elections. For a more complete discussion of the U.S. Federal income tax consequences of passive foreign investment company characterization, see “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in the 2019 Annual Report, incorporated by reference herein, as well as “Taxation – U.S. Holders” herein.
Based on our current and projected operations, we do not believe that we (or any of our subsidiaries) were a PFIC in our 2019 taxable year, and we do not expect to become (or any of our subsidiaries to become) a PFIC with respect to the 2020 or any later taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute “passive assets.” There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are (or were in a prior taxable year) a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year if there were to be changes in the nature and extent of our operations.
If U.S. tax authorities were to treat us as a “controlled foreign corporation,” there could be adverse U.S. federal income tax consequences to certain U.S. investors.
If more than 50% of the voting power or value of our shares is treated as owned by U.S. citizens or residents, U.S. corporations or partnerships, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned at least 10% of our voting power or value (each, a “U.S. Stockholder”), then we and one or more of our subsidiaries will be a controlled foreign corporation (or “CFC”) for U.S. federal income tax purposes. If we were treated as a CFC for any taxable year, our U.S. Stockholders may face adverse U.S. federal income tax consequences and information reporting obligations. See “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in the 2019 Annual Report, incorporated by reference herein.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $4.4 million or approximately $5.1 million if the underwriter exercises its over-allotment option in full but assuming no exercise of the Warrants, after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us.
We expect to use the net proceeds of this offering for general corporate purposes, including working capital, which can include potential vessel acquisitions and payment of debt.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING
We are offering 200,000 Units, each Unit consisting of (i) one Series A Preferred Share and (ii) eight Warrants. The following summary of the terms and provisions of the Series A Preferred Shares and Warrants does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, the form of Certificate of Designation establishing the Series A Preferred Shares, and the form of Warrant Agency Agreement establishing the terms of the Warrants, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and incorporated by reference herein.
Series A Preferred Shares
Authorization. The Series A Preferred Shares are a new series of preferred shares. As of the date of this prospectus and prior to the issuance of any shares in this offering, there were no Series A Preferred Shares issued. Upon completion of this offering, there will be 1,000,000 Series A Preferred Shares authorized and 200,000 Series A Preferred Shares outstanding (or 230,000 Series A Preferred Shares outstanding if the underwriter exercises its over-allotment option in full).
Dividends. Holders of the Series A Preferred Shares will be entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends payable monthly in an amount per Series A Preferred Share equal to $1.9375 per share each year, which is equivalent to 7.75% of the $25.00 liquidation preference per share per annum. Dividends on the Series A Preferred Shares will be payable monthly in arrears, beginning with the month ending October 31, 2020. To the extent declared by our Board of Directors, dividends will be payable not later than twenty (20) days after the end of each calendar month, starting on November 20, 2020. Dividends on the Series A Preferred Shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by our Board of Directors.
Right to Elect One Director Upon Nonpayment. If the Company fails to make a cash dividend payment with respect to eighteen (18) or more consecutive or non-consecutive monthly dividends (a “Dividend Nonpayment”), the holders of the Series A Preferred Shares, voting as a separate class, will be entitled to vote for the election of one additional director to serve on our Board of Directors until all dividends that are owed have been paid. Under these provisions, the authorized number of directors on our Board of Directors shall, at the next meeting of the Board of Directors, be increased by one and holders of Series A Preferred Shares, voting together as a single class, shall be entitled, at our next annual meeting of shareholders called for the election of directors or at a special meeting of shareholders called by the Board of Directors, to vote for the election of one additional member of the Board of Directors (the “Preferred Share Director”); provided that (i) any Preferred Share Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof, acting in good faith, (ii) the election of any such Preferred Share Director will not cause the Company to violate the corporate governance requirements of Nasdaq, including the rules and regulations applicable to “foreign private issuers” (or any other exchange or automated quotation system on which our securities may be listed or quoted), and (iii) that such Preferred Share Director may not be subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualifying Event”), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3). In the event of a Dividend Nonpayment, the holders of at least 50% of the outstanding Series A Preferred Shares may request that the Board of Directors call a special meeting of shareholders to elect such Preferred Share Director; provided, however, to the extent permitted by our bylaws, if the next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Share Director shall be included in the agenda for, and shall be held at, such scheduled annual or special meeting of shareholders. The Preferred Share Director shall stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders continue to have such voting rights. At any meeting at which the holders are entitled to elect a Preferred Share Director, the holders of record of at least one-third of the then outstanding Series A Preferred Shares, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of record of a majority of such Series A Preferred Shares so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Share Director. If and when all accumulated and unpaid dividends on Series A Preferred Shares have been paid in full (a “Nonpayment Remedy”), the holders shall immediately and, without any further action by us, be divested of the voting rights described in this section, subject to the revesting of such rights in the event of a subsequent Dividend Nonpayment. If such voting rights for the holders shall have terminated, the term of office of the Preferred Share Director so elected shall terminate at the next annual meeting of shareholders following the date of the Nonpayment Remedy or his or her earlier death, resignation or removal and the authorized number of directors on the Board of Directors shall automatically decrease by one. The Preferred Share Director may be removed at any time, with or without cause, by the holders of a majority in voting power of the outstanding Series A Preferred Shares then outstanding when they have the voting rights described in this section. In the event that a Dividend Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Share Director (other than prior to the initial election of the Preferred Share Director after a Dividend Nonpayment) may be filled by a vote of the holders of a majority in voting power of the outstanding shares of Series A Preferred Shares then outstanding when they have the voting rights described above; provided that (i) any Preferred Share Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof, acting in good faith, (ii) the election of any such Preferred Share Director will not cause the Company to violate the corporate governance requirements of Nasdaq, including the rules and regulations applicable to “foreign private issuers” (or any other exchange or automated quotation system on which our securities may be listed or quoted), and (iii) that such Preferred Share Director may not be subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualifying Event”), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3). The Preferred Share Director shall be entitled to one vote on any matter that shall come before the Board of Directors for a vote.

Voting Rights. In addition to the voting rights discussed above, so long as any Series A Preferred Shares are outstanding and remain unredeemed, the Company may not, without the vote or consent of the holders of a majority of the Series A Preferred Shares: (i) engage in a merger, consolidation or share exchange that materially and adversely affects the rights, preferences or voting power of the Series A Preferred Shares, unless Series A Preferred Shares are converted into or exchanged for (A) cash equal to or greater than the applicable redemption price per share or (B) preferred shares of the surviving entity having rights, preferences and privileges that are materially the same as those of the Series A Preferred Shares; (ii) amend our Articles of Incorporation or the Certificate of Designation establishing the Series A Preferred Shares to materially and adversely affect the rights, preferences or voting power of Series A Preferred Shares; or (iii) declare or pay any junior dividends or repurchase any junior securities during any time that all dividends on the Series A Preferred Shares have not been paid in full in cash.
Call Feature. Beginning October 13, 2023, we may, at our option, redeem the Series A Preferred Shares, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the date of redemption.
Liquidation Preference of Series A Preferred Shares. If we liquidate, dissolve or wind up, holders of the Series A Preferred Shares will have the right to receive $25.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common shares or to the holders of equity securities the terms of which provide that such equity securities will rank junior to the Series A Preferred Shares. The rights of holders of Series A Preferred Shares to receive their liquidation preference also will be subject to the proportionate rights of any other class or series of our capital stock ranking in parity with the Series A Preferred Shares as to liquidation.
Conversion at Option of Holder. Each Series A Preferred Share, together with accrued but unpaid dividends, is convertible into common shares at a Conversion Price of $1.40 per common share, which initially equals 17.86 common shares, at any time at the option of the holder, subject to adjustment for the Anti-Dilution Provisions set forth below.

Anti-Dilution Provisions. The Conversion Price is subject to adjustment for: (i) the payment of stock dividends or other distributions payable in common shares on any class or series of our capital stock; (ii) the issuance to all holders of common shares of certain rights or warrants entitling them to subscribe for or purchase common shares at a price per share less than the market price per common share; (iii) subdivisions, combinations and reclassifications of common shares; and (iv) distributions to all holders of common shares of any shares of stock (excluding common shares) or evidence of indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). For the avoidance of doubt, the Conversion Price will not be adjusted for any issuances of equity securities and equity-linked securities, for any issuances of securities in connection with employee stock incentive programs or shares issued under the Amended and Restated Promissory Note.

Market Trigger Conversion. We, at our option, may cause the Series A Preferred Shares, together with accrued but unpaid dividends, to be converted, which we refer to as a “Market Trigger Conversion,” in whole or in part, on a pro rata basis, into fully paid and nonassessable common shares at the Conversion Price if the trading price of the common shares shall have equaled or exceeded 170% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending five days prior to the Market Trigger Conversion Date which is defined below.

Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If we fail to deliver to a holder a certificate representing shares issuable upon the valid conversion of such holder’s Series A Preferred Shares or fail to credit such holder’s balance account with the Depository Trust Company with such shares, as applicable, by the earlier of (i) two trading days and (ii) the number of trading days comprising the Standard Settlement Period after the applicable conversion date (the “Share Delivery Date”) (other than a failure caused by incorrect or incomplete information provided by the holder to us), and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, common shares to deliver in satisfaction of a sale by such holder of the shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date, then we are obligated to (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the common shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of common shares that the Company was required to deliver to the holder in connection with the conversion at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed; provided, however, that such holder provides reasonable evidence of the date and time of such sell order and such sell order occurred after the date on which we were obligated to deliver such common shares and prior to the delivery of the common shares related to such conversion, and (B) at the option of the holder, either reissue (if surrendered) the Series A Preferred Shares equal to the number of Series A Preferred Shares submitted for conversion or deliver to the holder the number of common shares that would have been issued if we had timely complied with our delivery requirements.
Change of Control. If we undergo a “Change of Control” (as defined below) that was pre-approved by the Company’s Board of Directors, holders of Series A Preferred Shares have the option to (i) demand that the Company redeem the Series A Preferred Shares at (a) $26.63 per Series A Preferred Share from the date of issuance until and not including October 13, 2021, (b) $25.81 per Series A Preferred Share on or after October 13, 2021 until and not including October 13, 2022, and (c) $25.00 on or after October 13, 2022, or (ii) continue to hold the Series A Preferred Shares.

“Change of Control” means that (i) Mr. Valentios Valentis and his affiliates cease to own at least 20% of the voting securities of the Company, or (ii) a person or group acquires at least 50% voting control of the Company, and in the case of each of either (i) or (ii), neither the Company nor any surviving entity has its common stock listed on a recognized U.S. exchange.
Ranking. The Series A Preferred Shares, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, will rank:
•	senior to our common shares and any other class of equity securities the terms of which provide that such equity securities will rank junior to the Series A Preferred Shares;
•	on parity (pari passu) with any equity securities the terms of which provide that such equity securities will rank without preference or priority over the other; and
•
junior to any equity securities the terms of which provide that such equity securities will rank senior to the Series A Preferred Shares, and to all of our existing and future debt, including, prior to conversion of such debt, any debt convertible into our equity securities.

We will be restricted in our ability to issue or create any class or series of capital stock ranking senior to the Series A Preferred Shares with respect to dividends or distributions, unless the holders of at least 66.67% of the then outstanding Series A Preferred Shares consent to the same.
Exchange Listing. As of October 8, 2020, the Series A Preferred Shares are listed on Nasdaq under the symbol “PXSAP.”  We cannot provide any assurance that a liquid or active trading market for the Series A Preferred Shares will develop.
Transfer and Dividend Paying Agent. V Stock Transfer, LLC will act as the transfer and dividend payment agent and registrar in respect of the Series A Preferred Shares.
Warrants
Form. The Warrants will be issued under a Warrant Agency Agreement (the “Warrant Agreement”) between us and VStock Transfer, LLC, as warrant agent (the “Warrant Agent”). The material terms and provisions of the Warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of Warrant Agreement and accompanying form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Warrant Agreement and accompanying form of Warrant for a complete description of the terms and conditions applicable to the Warrants.
Exercisability. The Warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional common shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the nearest whole share.
Cashless Exercise. If, at any time during the term of the Warrants, the issuance of common shares upon exercise of the Warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the Warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the Warrant in payment of the purchase price payable in respect of the number of common shares purchased upon such exercise.

Failure to Timely Deliver Shares. If we fail to deliver to the investor a certificate representing shares issuable upon the valid exercise of a Warrant or fail to credit such investor’s balance account with the Depository Trust Company with such shares issuable upon the valid exercise of a Warrant by the third trading day after the exercise date as required by the Warrant, and if the investor purchases the common shares after that third trading day to deliver in satisfaction of a sale by the investor of the underlying Warrant shares that the investor anticipated receiving from us, then, within three trading days of receipt of the investor’s request, we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the common shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of common shares that the Company was required to deliver to the holder in connection with the Warrant exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed; provided, however, that such holder provides reasonable evidence of the date and time of such sell order and such sell order occurred after the date on which we were obligated to deliver such common shares and prior to the delivery of the common shares related to such Warrant exercise, and (B) at the option of the holder, either reinstate the portion of the Warrant and equivalent number of common shares underlying such Warrant for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of common shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.
Exercise Price. Each Warrant represents the right to purchase a common share at an exercise price equal to $1.40 per share, subject to adjustment as described below. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.
Exchange Listing. As of October 8, 2020, the Warrants are listed on Nasdaq under the symbol “PXSAW.”  We cannot provide any assurance that a liquid or active trading market for the Warrants will develop. The common shares underlying the Warrants are listed for trading on Nasdaq under the symbol “PXS.”
Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Warrant.
Governing Law and Jurisdiction. The Warrant Agency Agreement provides that the validity, interpretation, and performance of the Warrants and the Warrant Agency Agreement will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the Warrant Agency Agreement provides that any action, proceeding or claim against the Company arising out of or relating to the Warrants or the Warrant Agency Agreement must be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.
Warrant Agent. VStock Transfer, LLC will act as our Warrant Agent for the Warrants.
Representative’s Warrants
Please see “Underwriting – Underwriter’s Warrants” for a description of the warrants we have agreed to issue to the underwriter in this offering, subject to completion of the offering.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of June 30, 2020:
o	on an actual basis;
o	on an as adjusted basis to give effect to the following:
•	The repayment of $300,000 in loan principal to Alpha Bank on October 7, 2020;
•	The repayment of $530,000 in aggregate principal for loans with Amsterdam Trade Bank, N.V. ("ATB") on August 27, 2020;
•	The application of $15.25 million in borrowings under the new Alpha Bank Facility, including the related repayment of $11.3 million on the HCOB Facility on July 8, 2020; and
•	The issuance on July 1, 2020 of 68,410 restricted common shares to settle $56 thousand of quarterly interest paid to Maritime Investors Corp. under the Amended and Restated Promissory Note.
o	on a further adjusted basis to give effect to this offering and the application of the net proceeds therefrom, but not the exercise of Warrants to be issued in the offering.
There have been no other significant adjustments to our capitalization since June 30, 2020. You should read this table in conjunction with information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our consolidated financial statements and related notes incorporated by reference in this prospectus.
	As of June 30, 2020
(In Thousands of U.S. Dollars)	Actual	As Adjusted(1)	As Further Adjusted(2)

Current portion of long-term debt	$3,123	$2,293	$2,293
Long-term debt net of current portion	48,540	52,497	52,497
Promissory note	5,000	5,000	5,000
Total long-term debt	56,663	59,790	59,790

Common stock	21	22	22
7.75% Series A Preferred Stock	—	—	4,375
Additional paid-in capital	75,267	75,323	75,323
Accumulated deficit	(45,587)	(45,587)	(45,587)
Total stockholders' equity	29,701	29,758	34,133

Total capitalization	$86,364	$89,548	$93,923

Common Shares Outstanding	21,491,475	21,559,885	21,559,885

(1)
As Adjusted reflects (a) refinancing of Pyxis Theta with the Alpha Bank Facility, (b) scheduled loan principal payments aggregating $530,000 to ATB and $300,000 to Alpha Bank and (c) issuance of 68,410 common shares on July 1, 2020, under the Amended and Restated Promissory Note.

(2)
As further adjusted reflects net proceeds from the offering, and excludes shares of common stock issuable upon the exercise of the Warrants and conversion of the Series A Preferred Shares and assumes that the Underwriter’s option to purchase additional securities is not exercised.

BUSINESS
Our Company
We are an international maritime transportation company focused on the product tanker sector. Our fleet is comprised of five double hull product tankers, which are currently employed under a mix of spot and short-term time charters. As of the date of this prospectus, our fleet had a weighted average age of 8.3 years, based on dwt, compared to an industry average of approximately 11 years, for the product tanker fleet, with a total cargo carrying capacity of 170,019 dwt. We acquired these five vessels in 2015 from affiliates of our founder and Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis. Three of the vessels in the fleet are MR tankers, all of which have eco-efficient or eco-modified designs, and two are short-range tanker sister ships. Each of the vessels in the fleet has IMO certifications and is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.
Our principal objective is to own and operate our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the product tanker sector to maximize our revenues. We intend to expand the fleet through selective acquisitions of modern product tankers, primarily MRs, and to employ our vessels through time charters to creditworthy customers and on the spot market. We intend to continually evaluate the markets in which we operate and, based upon our view of market conditions, adjust our mix of vessel employment by counterparty and stagger our charter expirations. In addition, we may choose to opportunistically direct asset sales or acquisitions when conditions are appropriate. Management is considering the potential sale and / or bareboat charter for Northsea Alpha and Northsea Beta.
Our Current Fleet
The following table presents our fleet list as of September 23, 2020:
Vessel Name	Shipyard	Vessel type	Carrying Capacity (dwt)	Year Built	Type of Charter	Charter Rate (per day) (1)	Earliest Redelivery Date
Pyxis Epsilon	SPP* / S. Korea	MR	50,295	2015	Time	$13,500	October 2020
Pyxis Theta (2)	SPP / S. Korea	MR	51,795	2013	Time	$15,650	January 2021
Pyxis Malou (3)	SPP / S. Korea	MR	50,667	2009	Time	$13,000	November 2020
Northsea Alpha (4)	Kejin / China	Small Tanker	8,615	2010	Spot	n/a	n/a
Northsea Beta (4)	Kejin / China	Small Tanker	8,647	2010	Spot	n/a	n/a
			170,019

*SPP is SPP Shipbuilding Co., Ltd.
(1)	These are gross charter rates and do not reflect any commissions payable.
(2)	Pyxis Theta is contracted with a charterer’s right to extend the charter at the same rate to March, 2021.
(3)	Pyxis Malou is contracted with a charterer's option to extend the charter for up to an additional three months at a rate of $13,500.
(4)	Northsea Alpha and Northsea Beta are scheduled to have their special surveys during the fourth quarter of 2020, with expected off-hire of 20 days per vessel and costs of $0.35 million each.

Our Charters
We generate revenues by charging customers a fee, typically called charter hire, for the use of our vessels. Customers utilize the vessels to transport their refined petroleum products and other liquid bulk items and have historically entered into the following types of contractual arrangements with us or our affiliates:
•
Time charters: A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate. The customer, also called a charterer, is responsible for substantially all of the vessel’s voyage expenses, which are costs related to a particular voyage including the cost for bunkers and any port fees, cargo loading and unloading expenses, canal tolls and agency fees. In addition, a time charter may include a profit share component, which would enable us to participate in increased profits in the event rates increase above the specified daily rate.

•
Spot charters: A spot charter is a contract to carry a specific cargo for a single voyage. Spot charters for voyages involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot voyage charter, the vessel owner is responsible for the payment of all expenses including voyage expenses, such as port, canal and bunker costs.

The table below sets forth the basic distinctions between these types of charters:
	Time Charters	Spot Charters
Typical contract length	Typically 3 months - 5 years or more	Indefinite but typically less than 3 months
Basis on which charter rate is paid	Per day	Per ton, typically
Voyage expenses	Charterer pays	We pay
Vessel operating costs (1)	We pay	We pay
Off-hire (2)	We pay	We pay

(1)
We are responsible for vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and the commercial and technical management fees payable to our ship managers. The largest components of our vessel operating costs are generally crews and repairs and maintenance.

(2)	“Off-hire” refers to the time a vessel is not available for service due primarily to scheduled and unscheduled repairs or dry-docking.
Under both time and spot charters on the vessels in the fleet, we are responsible for the technical management of the vessel and for maintaining the vessel, periodic dry-docking, cleaning and painting and performing work required by regulations. We have entered into a contract with Maritime, a related party, to provide commercial, sale and purchase, and other operations and maintenance services to all of the vessels in our fleet. Our vessel-owning subsidiaries have contracted with ITM, a third party technical manager and subsidiary of V. Ships Limited, to provide crewing and technical management to all of the vessels in our fleet. Please see “– Management of Ship Operations, Administration and Safety”. We intend to continue to outsource the day-to-day crewing and technical management of all our vessels to ITM. We believe that ITM has a strong reputation for providing high quality technical vessel services, including expertise in efficiently managing tankers.

In the future, we may also place one or more of our vessels in pooling arrangements or on bareboat charters:
•
Pooling Arrangements. In pooling arrangements, vessels are managed by a single pool manager who markets a number of vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners, typically under a pre-arranged weighting system that recognizes a vessel’s earnings capacity based on various factors. The vessel owner also generally pays commissions on pooling arrangements generally ranging from 1.25% to 5.0% of the earnings.

•
Bareboat Charters. A bareboat charter is a contract pursuant to which the vessel owner provides the vessel to the charterer for a fixed period of time at a specified daily rate, and the charterer generally provides for all of the vessel’s operating expenses in addition to the voyage costs and assumes all risk of operation. A bareboat charterer will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel, including dry-dockings and insurance.

Our Competitive Strengths
We believe that we possess a number of competitive strengths relative to other product tanker companies, including:
•
High Quality Fleet of Modern Tankers. As of the date of this prospectus, our fleet had a weighted average age of 8.3 years, based on dwt, compared to an industry average of approximately 11 years, for the product tanker fleet. Our fleet of vessels consists mainly of MR tankers that were built in Korean shipyards. We believe these MR tankers, along with our smaller tankers, provide our customers with high quality and reliable transportation of cargos at competitive operating costs. Owning a modern fleet reduces off-hire time, repairs and maintenance costs, including dry-docking expenses, and improves safety and environmental performance. Also, lenders are attracted to modern, well maintained vessels, which can result in more reasonable terms for secured loans.

•
Established Relationships with Charterers. We have developed long-standing relationships with a number of leading tanker charterers, including major integrated and national oil companies, refiners, international trading firms and large vessel operators, which we believe will benefit us in the future as we continue to grow our business. Our customers have included, among others, Trafigura, BP, Clearlake Shipping (a subsidiary of Gunvor), SK Energy, Equinor, Total, Valero,Vitol, ST Shipping (an affiliate of Glencore), Greenergy, Repsol,  Koch and their respective subsidiaries. We strive to meet high standards of operating performance, achieve cost-efficient operations, reliability and safety in all of our operations and maintain long-term relationships with our customers. We believe that our charterers value our fleet of modern, quality tankers as well as our management team’s industry experience. These attributes should allow us to continue to charter our vessels and expand our fleet.

•
Competitive Cost Structure. Even though we currently operate a relatively small number of vessels, we believe we are consistently very cost competitive as compared to other companies in our industry. For example, during the six months ended June 30, 2020, our total daily operational costs (vessel operating expenses, technical and commercial management fees plus allocable general and administration expenses) for our eco-efficient MR tankers averaged less than $8,000 per vessel. This is a result of our fleet profile, our experienced technical and commercial managers as well as the hands-on approach and substantial equity ownership of our management team. Our technical manager, ITM, manages 53 tankers, including our vessels. Our technical and commercial management fees aggregate to approximately $755 per day per vessel, which is competitive within our industry. Our collaborative approach between our management team and our external managers creates a scalable platform that we believe is able to deliver superior operational results at competitive costs and positions us for further growth. Total daily operational costs is a non-U.S. GAAP measure. For a description of total daily operational costs and analysis of the components that make this measure, please see “Summary Financial Data – Non-U.S. GAAP Measures”.

•
Well-Positioned to Capitalize on Improving Rates. We believe our current fleet is positioned to capitalize when spot and time charter rates improve. As of the date of this prospectus, we had three tankers contracted under time charters, and two operate in the spot market. As of September 23, 2020, 39% of our fleet’s remaining available days in 2020 were contracted, exclusive of charterers’ options. For any additional tankers we may acquire, we expect to continue to employ our mixed chartering strategy.

•
Experienced Management Team. Our three senior officers, led by our Chairman and Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis, have combined over 100 years of industry experience in shipping, including vessel ownership, acquisitions, divestitures, newbuildings, dry-dockings and vessel modifications, on-board operations, chartering, technical supervision, corporate management, legal/regulatory, accounting and finance.

Our Business Strategy
Our principal objective is to own, operate and grow our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the tanker sector. Our strategy to achieve this objective includes the following:
•
Maintain High Quality Fleet of Modern Tankers. We intend to maintain a high quality fleet that meets rigorous industry standards and our charterers’ requirements. We consider our fleet to be high quality based on the specifications to which our vessels were built and the reputation of each of the shipyards that built the vessels. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of modern, high quality vessels. Our MR tankers are all eco-efficient and eco-modified designed vessels which offer the benefits of lower bunker consumption and reduced emissions. In addition, we have been able to cost-effectively operate standard older MRs. We also intend to maintain the quality of our fleet through ITM’s comprehensive planned maintenance and preventive maintenance programs.

•
Grow the Fleet Opportunistically. We plan to take advantage of what we believe to be attractive asset values in the product tanker sector to expand our fleet through acquisitions. We believe that demand for tankers will expand as trade routes for liquid cargoes continue to evolve to developed markets, such as those in the United States and Europe, and as changes in refinery production patterns in developing countries such as China and India, as well as in the Middle East, contribute to increases in the transportation of refined petroleum products. We believe that a diversified tanker fleet will enable us to serve our customers across the major tanker trade routes and to continue to develop a global presence. We have strong relationships with reputable owners, charterers, banks and shipyards, which we believe will assist us in identifying attractive vessel acquisition opportunities. We intend to focus primarily on the acquisition of IMO II and III class MR tankers of 10 years of age or less, which have been built in Tier 1 Asian shipyards and have modern bunker efficient designs given demands for lower bunker consumption and concerns about environmental emissions. We will also consider acquisitions of newbuild vessels (also called re-sales), which typically have lower operating costs, and of fleets of existing vessels when such acquisitions are accretive to stockholders or provide other strategic or operating advantages to us.

•
Optimize the Operating Efficiency of our Fleet. We evaluate each of our existing and future vessels regarding their operating efficiency, and if we believe it will advance the operation of our fleet and benefit our business, we may make vessel modifications to improve fuel consumption and meet stricter environmental standards. We will consider making such modifications when the vessels complete their charter contracts or undergo scheduled dry-docking, including installation of required ballast water treatment systems, or with new acquisitions, at the time we acquire them. Among the modifications that we monitor and may make in the future to our vessels include: fitting devices that reduce main engine bunker consumption without reducing available power and speed; fitting devices that improve bunker combustion and therefore bunker consumption for auxiliary equipment; efficient electrical power generation and usage; minimizing hull and propeller frictional losses; systems that allow for optimized routing; and systems that allow for improved maintenance, reduced emissions, performance monitoring and management. We refer to vessels that have one or more of these modifications as “eco-modified.” We have evaluated and successfully installed in vessels a variety of technologies and equipment that have resulted in operating efficiencies and compliance with environmental standards. For example, we completed modifications on Pyxis Malou during its first special survey that we believe has resulted in our attaining an attractive return on such capital investment in the first year of operation. We  subsequently installed a ballast water treatment system (“BWTS”) during her recent second special survey in order to meet new environmental regulations. We will continue to build on our experience with these and other modifications and seek methods to efficiently improve the operational performance of our vessels while keeping costs competitive and meet full regulatory compliance.

•
Utilize Portfolio Approach for Commercial Employment. We expect to employ the vessels in our fleet under a mix of spot and time charters (with and without profit share), bareboat charters and pooling arrangements. We expect to diversify our charters by customer and staggered duration. In addition, any long-term time charters we enter into with a profit sharing component will offer us some protection when charter rates decrease, while allowing us to share in increased profits in the event rates improve. We believe that this portfolio approach to vessel employment is an integral part of risk management which will provide us a base of stable cash flows while providing us the optionality to take advantage of rising charter rates and market volatility in the spot market.

•
Preserve Strong Safety Record & Commitment to Customer Service and Support. Maritime and ITM have strong histories of complying with rigorous health, safety and environmental protection standards and have excellent vessel safety records. We intend to maintain these high standards in order to provide our customers with a high level of safety, customer service and support.

•
Maintain Financial Flexibility. We intend to maintain financial flexibility to selectively expand our fleet by targeting a balanced capital structure of debt and equity. As part of our risk management policies, we expect to enter into time charters for most of the vessels we acquire, which provide us predictable cash flows for the duration of the charter and attract lower-cost debt financing at more favorable terms. We believe this will allow us to build upon our strong commercial lending relationships and optimize our ability to access the public capital markets to respond opportunistically to changes in our industry and financial market conditions.

Seasonality
For a description of the effect of seasonality on our business, please see “Item 3. Key Information – D. Risk Factors – Product tanker rates fluctuate based on seasonal variations in demand” in our 2019 Annual Report, which is incorporated herein by reference.

Management of Ship Operations, Administration and Safety
Our executive officers and secretary are employed by and their services are provided by Maritime.
Typically, Maritime and ITM enter into individual ship management agreements with our vessel-owning subsidiaries pursuant to which they provide us with:
•	commercial management services, which include obtaining employment, that is, the chartering, for our vessels and managing our relationships with charterers;
•	strategic management services, which include providing us with strategic guidance with respect to locating, purchasing, financing and selling vessels;
•
technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support; and

•	shoreside personnel who carry out the management functions described above.
Head Management Agreement and Ship Management Agreements with Maritime. Headquartered in Maroussi, Greece, Maritime was formed in May 2007 by our founder and Chief Executive Officer to take advantage of opportunities in the tanker sector. Maritime’s business employs or receives consulting services from 13 people in four departments: technical, operations, chartering and finance/accounting. We entered into a head management agreement with Maritime (the “Head Management Agreement”) pursuant to which they provide us and our vessels, among other things, with ship management services and administrative services.
Under the Head Management Agreement, each vessel-owning subsidiary that owns a vessel in our fleet also enters into a separate ship management agreement with Maritime. Maritime provides us and our vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also provides administrative services to us such as executive, financial, accounting and other administrative services. As part of its responsibilities, Maritime supervises the crewing and technical management performed by ITM for all our vessels. In return for such services, Maritime receives from us:
•
for each vessel while in operation a fee of $325 per day subject to annual inflationary adjustments, and for each vessel under construction, a fee of $450 per day, plus an additional daily fee, which is dependent on the seniority of the personnel, to cover the cost of the engineers employed to conduct the supervision (collectively the “Ship-Management Fees”);

•	1.00% of the purchase price of any sale and purchase transaction from the seller of the vessel;
•	1.25% of all chartering, hiring and freight revenue we receive that was procured by or through Maritime; and
•
a lump sum of approximately $1.6 million per annum for the administrative services it provides to us, including the services of our executive officers and use of office space in Maritime’s premises (the “Administration Fees”).

The Ship-Management Fees and the Administration Fees are subject to annual adjustments to take into account inflation in Greece or such other country where Maritime was headquartered during the preceding year. Effective January 1, 2020, the Ship-Management Fees and the Administration Fees were increased by 0.26% in line with the average inflation rate in Greece in 2019 and are currently $330/day/ship and slightly over $1.6 million annually, respectively. We believe these amounts payable to Maritime are very competitive to many of our U.S. publicly listed tanker competitors, especially given our relative size. We anticipate that once our fleet reaches 15 tankers, the fee that we pay to Maritime for its ship management services for vessels in operation will recognize a volume discount in an amount to be determined by the parties at that time.

The term of the Head Management Agreement with Maritime commenced on March 23, 2015 for an initial period of five years through March 23, 2020. On March 23, 2020, the Head Management Agreement was automatically extended for an additional five-year period through March 23, 2025, in accordance with the terms of the agreement. On August 9, 2016, we amended the Head Management Agreement with Maritime to provide that in the event that the official inflation rate for any calendar year is deflationary, no adjustment shall be made to the Ship-Management Fees and the administration fees, which will remain the same as per the previous calendar year.
The Head Management Agreement can be terminated under limited circumstances, including, but not limited to, upon at least ninety days’ written notice prior to the expiration of any renewal term, with cause in the event of a party’s material willful misconduct or uncured material breach, or upon a change of control. In the event the agreement is terminated without cause and a change of control (as defined therein) occurs within 12 months after such termination or the agreement is terminated due to a change of control, we will pay Maritime an amount equal to 2.5 times the administrative fee. On March 18, 2020, we amended the Head Management Agreement with Maritime to provide that in the event of such change of control and termination, the Company shall also pay to Maritime an amount equal to 12 months of the then daily Ship-Management Fees.
Ship Management Agreements with ITM. We outsource the day-to-day technical management of our vessels to an unaffiliated third party, ITM, which has been certified for ISO 9001:2008 and ISO 14001:2004. Each vessel-owning subsidiary that owns a vessel in our fleet under a time or spot charter also typically enters into a separate ship management agreement with ITM. ITM is responsible for all technical management, including crewing, maintenance, repair, dry-dockings and maintaining required vetting approvals. In performing its services, ITM is responsible for operating a management system that complies, and ITM ensures that each vessel and its crew comply, with all applicable health, safety and environmental laws and regulations. In addition to reimbursement of actual vessel related operating costs, we also pay an annual fee to ITM which in 2019 was $155,000 per vessel (equivalent to approximately $425 per day). This fee is reduced to the extent any vessel ITM manages is not fully operational for a time, which is also referred to as any period of “lay-up.”
Each ship management agreement with ITM continues by its terms until it is terminated by either party. The ship management agreements can be cancelled by us for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship management agreement. We have the right to terminate the ship management agreement for a specific vessel upon 60 days’ notice if in our reasonable opinion ITM fails to manage the vessel in accordance with sound ship management practice. ITM can cancel the ship management agreement if it has not received payment it requests within 60 days. Each ship management agreement will be terminated if the relevant vessel is sold (other than to our affiliates), becomes a total loss, becomes a constructive, compromised or arranged total loss or is requisitioned for hire.
Insurance. We are obligated to keep insurance for each of our vessels, including hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurances), and we must ensure each vessel carries a certificate of financial responsibility as required. We are responsible to ensure that all premiums are paid. Please see “– Risk Management and Insurance” below.

Classification, Inspection and Maintenance
Every large, commercial seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and is maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a party. In addition, where surveys of vessels are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
For maintenance of the class, regular and extraordinary surveys of hull and machinery, including the electrical plant and any special equipment, are required to be performed as follows:
•          Annual Surveys. For seagoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable, on special equipment classed at intervals of 12 months from the date of commencement of the class period indicated in the certificate.
•          Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.
•          Special (Class Renewal) Surveys. Class renewal surveys, also known as “special surveys,” are carried out on the vessel’s hull and machinery, including the electrical plant, and on any special equipment classed at the intervals indicated by the character of classification for the hull. During the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of funds may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period is granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner’s discretion, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
•          Occasional Surveys. These are inspections carried out as a result of unexpected events, for example, an accident or other circumstances requiring unscheduled attendance by the classification society for re-confirming that the vessel maintains its class, following such an unexpected event.
All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies (the “IACS”). In December 2013, the IACS adopted new harmonized Common Structure Rules which apply to oil tankers and bulk carriers constructed on or after July 1, 2015. All of our vessels are certified as being “in-class” by NKK and DNV GL. We expect that all vessels that we purchase will be certified prior to their delivery and that we will have no obligation to take delivery of the vessel if it is not certified as “in class” on the date of closing.

Risk Management and Insurance
General
The operation of any cargo carrying ocean-going vessel embraces a wide variety of risks, including the following:
Physical damage to the vessel:
➢	mechanical failure or damage, for example by reason of the seizure of a main engine crankshaft;
➢	physical damage to the vessel by reason of a grounding, collision or fire; and
➢	other physical damage due to crew negligence.
Liabilities to third parties:
➢	cargo loss or shortage incurred during the voyage;
➢	damage to third party property, such as during a collision or berthing operation;
➢	personal injury or death to crew and/or passengers sustained due to accident; and
➢	environmental damage, for example arising from marine disasters such as oil spills and other environmental mishaps.
Business interruption and war risk or war-like operations:
➢
this would include business interruption, for example by reason of political disturbance, strikes or labor disputes, or physical damage to the vessel and/or crew and cargo resulting from deliberate actions such as piracy, war-like actions between countries, terrorism and malicious acts or vandalism.

The value of such losses or damages may vary from modest sums, for example for a small cargo shortage damage claim, to catastrophic liabilities, for example arising out of a marine disaster such as a serious oil or chemical spill, which may be virtually unlimited. While we expect to maintain the traditional range of marine and liability insurance coverage for our fleet (hull and machinery insurance, war risks insurance and protection and indemnity coverage) in amounts and to extents that we believe will be prudent to cover normal risks in our operations, we cannot insure against all risks, and it cannot be assured that all covered risks are adequately insured against. Furthermore, there can be no guarantee that any specific claim will be paid by the insurer or that it will always be possible to obtain insurance coverage at reasonable rates. Any uninsured or under-insured loss could harm our business and financial condition.
The following table sets forth information regarding the insurance coverage on our existing fleet as of the date of this prospectus.
Type	Aggregate Sum Insured For All Vessels in our Existing Fleet
Hull and Machinery	$171.0 million
War Risk	$171.0 million
Protection and Indemnity (“P&I”)	Pollution liability claims: limited to $1.0 billion per vessel per incident

Hull and Machinery Insurance and War Risk Insurance
The principal coverages for marine risks (covering loss or damage to the vessels, rather than liabilities to third parties) are hull and machinery insurance and war risk insurance. These address the risks of the actual (or constructive) total loss of a vessel and accidental damage to a vessel’s hull and machinery, for example from running aground or colliding with another vessel. These insurances provide coverage which is limited to an agreed “insured value” which, as a matter of policy, is never less than the particular vessel’s fair market value. Reimbursement of loss under such coverage is subject to policy deductibles which vary according to the vessel and the nature of the coverage.

Protection and Indemnity Insurance
P&I insurance is the principal coverage for a ship owner’s third party liabilities as they arise out of the operation of its vessel. Such liabilities include those arising, for example, from the injury or death of crew, passengers and other third parties working on or about the vessel to whom the ship owner is responsible, or from loss of or damage to cargo carried on board or any other property owned by third parties to whom the ship owner is liable. P&I coverage is traditionally (and for the most part) provided by mutual insurance associations, originally established by ship owners to provide coverage for risks that were not covered by the marine policies that developed through the Lloyd’s market.
Our P&I coverage for liabilities arising out of oil pollution is limited to $1.0 billion per vessel per incident in our existing fleet. As the P&I associations are mutual in nature, historically, there has been no limit to the value of coverage afforded. In recent years, however, because of the potentially catastrophic consequences to the membership of a P&I association having to make additional calls upon the membership for further funds to meet a catastrophic liability, the associations have introduced a formula based overall limit of coverage. Although contingency planning by the managements of the various associations has reduced the risk to as low as reasonably practicable, it nevertheless remains the case that an adverse claims experience across an association’s membership as a whole may require the members of that association to pay, in due course, unbudgeted additional funds to balance its books.
Uninsured Risks
Not all risks are insured and not all risks are insurable. The principal insurable risks which nevertheless remain uninsured across our fleet are “loss of hire” and “strikes.” We will not insure these risks because the costs are regarded as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for revenue or “loss of hire” that is not receivable by the ship-owner under the policy. For example, loss of hire risk may be covered on a 14/90/90 basis, with a 14 days’ deductible, 90 days cover per incident and a 90-day overall limit per vessel per year. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. The purpose of the loss of hire insurance is to secure the loss of hire during such periods.
Competition
We operate in international markets that are highly competitive. As a general matter, competition is based primarily on the supply and demand of commodities and the number of vessels operating at any given time. We compete for charters, in particular, on the basis of price and vessel location, size, age and condition, as well as the acceptability of the vessel’s operator to the charterer and on our reputation. We will arrange charters for our vessels typically through the use of brokers, who negotiate the terms of the charters based on market conditions. Competition arises primarily from other product tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater financial and other resources than we do. Although we believe that no single competitor has a dominant position in the markets in which we compete, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which will likely result in greater competition to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Ownership of product tankers is highly fragmented and is divided among publicly listed companies, state-controlled owners and independent shipowners, some of which also have other types of tankers or vessels that carry diverse cargoes. Several of our publicly listed competitors include Scorpio Tankers Inc., Ardmore Shipping Corporation, Diamond S Shipping Inc., International Seaways Inc., and Top Ships Inc.

Customers
We market our vessels and related services to a broad range of customers, including international commodity trading companies and oil, gas, and large shipping companies.
Our significant customers that accounted for more than 10% of our revenues in fiscal years 2018 and 2019, as well as the six months ended June 30, 2020, were as follows:
	Year Ended December 31,		Six Months Ended June 30,
Charterer	2018	2019	2020
Trafigura Maritime Logistics Pte. Ltd.	23%	71%	63%
Koch Shipping Pte. Ltd.	15%	—	—
	38%	71%	63%
In addition to these companies, we and our ship manager, Maritime, also have historical chartering relationships with major integrated oil and international trading companies, including BP, Clearlake Shipping (a subsidiary of Gunvor), SK Energy, Equinor, Total, Vitol, Clearlake, ST Shipping (an affiliate of Glencore), Greenergy, Repsol, Valero and their respective subsidiaries.
As of December 31, 2019 and as of June 30, 2020, we did not have any material trade accounts receivable outstanding from any of our customers that accounted more than 10% of our revenues during 2019 and for the six months ended June 30, 2020. We do not believe that we are dependent on any one of our key customers. In the event of a default of a charter by any of our key customers, we could seek to re-employ the vessel in the spot or time charter markets, although the rate could be lower than the charter rate agreed with the defaulting charterer.

THE INTERNATIONAL PRODUCT TANKER SHIPPING INDUSTRY
All the information and data contained in this section, including the analysis of relating to the international product tanker shipping industry, has been provided by Drewry Maritime Advisors (“Drewry”). Drewry has advised us that the statistical and graphical information contained in this section is drawn from its database and other sources. In connection therewith, Drewry has advised that: (i) certain information in its database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in its database, and (iii) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.
Summary
The refined petroleum products (“products”) tanker shipping industry has undergone some fundamental changes since 2003. From 2003 to 2008 seaborne trade in products was spurred on by rising global oil demand and by changes in the location of refinery capacity. While in recent years, the development of shale oil reserves in the United States (U.S.) has helped to underpin the continued expansion in seaborne products trades, with the U.S. becoming the world’s largest exporter of products.
Overall, seaborne trade in products grew by a compound annual growth rate (CAGR) of 2.7% between 2010 and 2019, rising from 810 to 1,033 million tons. However, product tanker ton-mile demand increased at a CAGR of 2.8% over the same period as geographical shifts in the trade pattern have led to increased trade on long-haul routes. The average haul length of global seaborne trade has increased by 0.5% to 3,120 NM between 2010 and 2019. Apart from the U.S., countries such as India, China and Saudi Arabia have also seen substantial growth in their products export in the past one decade.
Products - Seaborne Trade Index
Source: GTIS, Drewry

Future growth in seaborne product trades is dependent on a number of factors, not least of which will be prevailing trends in the global economy and in oil demand. However, it is apparent that seaborne trade will continue to be underpinned by the emergence of the U.S. as a major exporter of products and the growth in refining capacity in countries such as China, India and the Middle East, which are heavily focused on servicing export markets.
In terms of vessel supply, products are carried in product tankers, product/chemical tankers and to a limited extent in chemical tankers. Within the context of this report, product tankers include coated and uncoated ships with average tank sizes in excess of 3,000 cubic meters and product/chemical tankers, which are certified by the IMO to transport products, and certain chemicals/edible oils, with average tank sizes of less than 3,000 cubic meters. Chemical tankers are all IMO certified and they normally possess multiple tanks of less than 3,000 cubic meters, which are used almost exclusively to transport bulk liquid chemicals and edible oils. They have therefore been excluded in this report. The fleet trading in products, therefore, consists principally of product tankers and product/chemical tankers. As of June 30, 2020, the total fleet of these two categories amounted to 2,884 ships with a combined capacity of 157.2 million deadweight tons (dwt).
Between 2010 and 2014, fleet growth in these sectors was relatively subdued and this helped to create a tighter balance between vessel supply and demand, which ultimately led to an improvement in freight rates. However, there were other factors which also facilitated the creation of a healthier market, including:
(i)	increased trade due to higher stocking activity and improved demand for oil products
(ii)	longer voyage distances because of refining capacity additions in Asia and the Middle East
(iii)	encouraged by firm freight rates for dirty tankers, product tankers are also carrying crude oil
(iv)	lower bunker prices contributed to higher net earnings
As a result of these developments, the average daily time charter equivalent (TCE) rate for a Medium Range 1 (MR1) product tanker in 2015 was $21,050/day, compared with average of $12,125/day in 2014. Similarly, the average TCE rate for a Medium Range 2 (MR2) product tanker was $20,133/day in 2015, compared with $6,875/day in 2014. On a one-year time charter rate basis, MR1 rates rose from $12,938/day in 2014 to $14,958/day in 2015. For MR2 vessels, the equivalent rates were $14,438/day and $17,271/day, respectively. However, the increase in freight rates encouraged new ordering, and at its highest point in 2016, the ratio of the MR2 product tanker orderbook to the existing global MR2 fleet was 11.7%. Negative market sentiment coupled with elevated newbuild deliveries pushed the market down. As a result, one-year time charter rates for an MR2 tanker in 2016 averaged $15,125/day – a decline of 12.4% from 2015.
A spate of newbuilding deliveries in 2017 aggravated the situation further for shipowners, and the average one-year time charter rate for an MR2 tanker declined by another 12.8% to average $13,188/day in 2017. The market remained weak in 2018 and the average time charter rate for these vessels slid marginally to $13,133/day. Nevertheless, the product tanker market bottomed out in the fall of 2018. Vessel earnings surged substantially in the last quarter of 2018 on account of record high demolitions and steady increase in the demand for tankers. In 2019, the increase in product tanker freight rates was driven by a spike in diesel trade before IMO 2020 regulations came into effect on January 1, 2020. Product tanker freight rates surged to multi-year highs in October 2019 on trickle-down effect from crude tanker market, where rates surged after the U.S. sanctions on Cosco Shipping Tanker (Dalian) Co, squeezed tonnage supply. Fading seasonality and uncertainty due to COVID-19 led to a decline in vessel earnings in the initial months of 2020. However, the surge in earrings of crude tankers in March and April on account of unprecedented oversupply of crude oil due to the price war between Saudi Arabia and Russia as well as demand destruction on account of lockdown measures in several economies to contain the spread of the virus cascaded into the products market as well. Steep contango of crude oil and, to a lesser extent refined products, resulted in a rapid inventory build-up onshore and demand spilling over to floating storage. TCE rates for MR2 tankers averaged a record high of $38,367/day in April 2020 before undergoing a correction in later months on seasonal weakness, inventory de-stocking and greater vessel supply returning to the market. One-year time charter rate for an MR2 tanker reflected a similar uptrend in the initial months of 2020 before easing to $13,000/day in July 2020.

Product Tanker One-Year Time Charter Rates
(US$ Per Day)
Vessels	2010-2019			2013	2014	2015	2016	2017	2018	2019
	Averages	Low	High	Averages	Averages	Averages	Averages	Averages	Averages	Averages
MR1	12,640	9,850	16,500	12,833	12,938	14,958	13,833	11,458	11,646	13,471
MR2	14,141	11,000	19,500	14,246	14,438	17,271	15,125	13,188	13,133	14,667
LR1	14,919	12,500	20,500	13,708	15,188	19,333	17,000	12,979	12,938	16,542
LR2	17,045	12,500	29,500	14,488	15,708	21,688	22,063	15,625	15,125	21,396

Source: Drewry
There is also a vibrant second-hand market for ships and product tankers change hands between owners on a regular basis. Second-hand prices are generally influenced by potential vessel earnings, which in turn are influenced by trends in the supply and demand for shipping capacity. The improvement in freight rates and more positive market sentiment in the period from late 2014 to early 2016 had a beneficial impact on second-hand vessel values. For example, in the winter months of 2015-16, a five-year old MR2 was valued at $27.0 million, compared with $25.0 million in the corresponding month of 2014-15. However, limited access and higher cost of capital, including traditional bank debt, have slowed down sale and purchase activity and resulted in lower vessel valuations; the value of these vessels dropped to $22.0 million by October 2016.
Despite low freight rates in both 2017 and 2018, values for younger vessels of good quality with lower fuel consumption have moved up. The increased activity in the S&P market at historically low vessel values in 2017 and expected recovery in the tanker market were the key factors that drove asset prices in 2018. In 2019, second-hand prices for product tankers continued to climb up in tandem with the recovery in charter rates. Asset prices improved up further in the first four months of 2020 on the back of a spike in vessel earnings. However, the correction in freight rates and increased uncertainty in the backdrop of COVID-19 led to a decline in asset prices in May and June. Accordingly, a five-year old MR2 was valued at $27.0 million in June compared to $31.0 million in April.
The Products Market
The maritime transport industry is fundamental to international trade as it is the only pragmatic and economic way of transporting large volumes of many essential commodities, semi-finished and finished goods around the world. In turn, the product tanker shipping industry is a vital link in the global energy supply chain, given its ability to carry large quantities of products and bulk liquid chemicals as well as vegetable oils and fats between points of production and points of consumption.
The product tanker shipping industry is highly competitive, with vessel earnings sensitive to changes in the demand for and supply of shipping capacity and it is consequently cyclical and volatile in nature. The wider oil tanker market is divided between crude tankers that carry either crude oil or dirty products such as residual fuel oil, product tankers that carry cargoes such as gas oils and gasoline and more sophisticated product/chemical and chemical tankers, which can carry additionally chemicals and vegetable oils and fats. Petroleum products consist of a number of different grades of dirty products (e.g. fuel oil) and different grades of clean products (e.g. gasoline). The basic structure of the tanker shipping market is shown in the following diagram.

The Tanker Market

Crude
Dirty Products
Clean Products
Veg Oils/Chemicals
Crude Oil
Products
Bitumen
Fuel Oil
Cycle Oils
Diesel/Gasoil
Kerosene
Gasolines
Clean Condensates
Naphthas
Other Bulk Liquids
Vegetable Oils, Chemicals,
Crude tankers carry only crude oil and fuel oils
Most products tankers can switch between clean and dirty products when the tanks are carefully cleaned. Gasoil is a good clean up cargo when switching from dirty to clean products.
More sophisticated product /chemical tankers work at this end of the market, some with the ability to carry products and certain chemicals
Non-oil substances are now covered by revised IBC Code - to carry chemicals, an IMO Certificate of Fitness is required.

Source: Drewry
Demand for tanker shipping is a product of the physical quantity of the cargo (measured in tons) together with the distance the cargo is carried (measured in miles). Generally, demand cycles move in line with developments in the global economy, but other factors such as changes in sources of oil production and refinery capacity, plus movements in oil prices also play a key role.
The volume of oil moved by sea was adversely affected by the global financial crisis of 2008 and 2009, but since then, renewed growth in the world economy and in oil demand has had a positive impact on seaborne trade. Oil demand has benefited from economic growth in Asia, especially in China, where oil consumption increased at a CAGR of 4.8% to 13.6 million barrels per day (mbpd) between 2010 and 2019. World oil demand grew from 88.4 mbpd in 2010 to 100.0 mbpd in 2019 at a CAGR of 1.4%. However, the outbreak of the pandemic in China and its spread to every nook and corner of the world has adversely affected the global oil demand in the past few months. The subsequent lockdown measures adopted by several economies to contain the spread of the virus to minimize potential damages resulted in unprecedented demand destruction. As a result, global oil demand plunged by nearly 30 mbpd in April. With gradual easing of these restriction and resumption of economic activities, oil demand partially rebounded in the past few months to 82.9 mbpd in the second quarter of 2020 – a decline of 17.1% compared to the global oil demand in 2019.

World Oil Consumption: 1991-2019
(Million bpd)
Source: IEA, Drewry

Low per capita oil consumption in developing countries such as China and India compared to the developed world provides scope for higher oil consumption in these economies. Conversely, oil consumption in developed OECD economies has been on decline for much of the last decade. However, this trend was reversed in 2015 because of the positive impact of lower oil prices on demand for products such as gasoline and record new vehicle sales. Oil demand in OECD economies increased at a CAGR of 1.3% from 45.8 mbpd in 2014 to 47.7 mbpd in 2017. In 2018, OECD oil demand further grew by 0.2 mbpd to reach 47.9 mbpd. Consumption increased in the U.S. and some European countries because of higher industrial activity on the back of improving general economic conditions in developed economies. In 2019, OECD oil consumption remained relatively flat compared to 2018.
In 2019, 3,388 million tons of crude oil, products and vegetable oils/chemicals were moved by sea. Of this, crude shipments accounted for 2,059 million tons of cargo, products 1,033 million tons, with the balance made up of other bulk liquids, including vegetable oils, chemicals and associated products. During the period 2014-19, the seaborne trade of products and vegetable oils/chemicals increased at an average CAGR of 2.8% – 0.8% higher than the growth in seaborne trade of crude oil during the same period. Additionally, lower growth in trade in 2018 compared with 2017 was due to lower growth in oil demand as well as inventory drawdown. Oil demand grew 1.2% in 2018 compared with 1.8% in 2017. Seaborne trade declined 1.9% yoy to 3,388 million tons in 2019 on account of lower refinery runs and slowing economic growth. During the period of 2010-19, the seaborne transportation of products and vegetable oils/chemicals increased at an average CAGR of 3.1%, which is strongly correlated to average global GDP growth of 3.8% per year during the same period.

World Seaborne Tanker Trade: 2001-2019
Year	Crude Oil		Oil Products		Chemicals		Total		Global GDP (IMF)
	Million tons	% y-o-y	Million tons	% y-o-y	Million tons	% y-o-y	Million tons	% y-o-y	% y-o-y
2001	1,809	1.5%	518	3.0%	114	-3.1%	2,441	1.6%	2.3%
2002	1,795	-0.8%	519	0.3%	122	7.0%	2,436	-0.2%	2.9%
2003	1,899	5.8%	550	6.0%	129	5.9%	2,578	5.8%	3.7%
2004	2,011	5.9%	599	8.8%	141	9.5%	2,750	6.7%	5.0%
2005	2,039	1.4%	646	8.0%	156	10.5%	2,841	3.3%	4.6%
2006	2,057	0.9%	677	4.7%	166	6.5%	2,900	2.1%	5.5%
2007	2,040	-0.8%	723	6.8%	176	5.9%	2,939	1.4%	5.6%
2008	2,039	-0.1%	765	5.8%	179	1.8%	2,982	1.5%	3.0%
2009	1,946	-4.5%	777	1.6%	185	3.3%	2,908	-2.5%	-0.1%
2010	1,991	2.3%	810	4.3%	197	6.8%	2,998	3.1%	5.4%
2011	1,948	-2.1%	860	6.3%	207	4.7%	3,015	0.6%	4.3%
2012	2,049	5.2%	859	-0.2%	212	2.6%	3,120	3.5%	3.5%
2013	1,910	-6.8%	904	5.3%	252	19.1%	3,066	-1.7%	3.5%
2014	1,893	-0.9%	914	1.1%	252	-0.1%	3,060	-0.2%	3.6%
2015	1,963	3.7%	963	5.3%	266	5.4%	3,191	4.3%	3.5%
2016	2,050	4.4%	999	3.8%	267	0.6%	3,317	3.9%	3.4%
2017	2,110	2.9%	1,043	4.3%	283	5.8%	3,436	3.6%	3.8%
2018	2,105	-0.2%	1,058	1.4%	293	3.4%	3,455	0.6%	3.6%
2019	2,059	-2.2%	1,033	-2.4%	296	1.0%	3,388	-1.9%	3.0%
CAGR (2014-2019)	1.7%		2.5%		3.2%		2.1%
CAGR (2010-2019)	0.4%		2.7%		4.6%		1.4%
Source: IMF, GTIS, Drewry

Tanker supply is determined by the size of the existing fleet, measured in terms of dwt. Changes in supply are influenced by a variety of factors such as the size of the existing fleet by number and ship size, the rate of deliveries of new buildings from the vessel orderbook, and the rate of removals from the fleet through scrapping, conversion and regulatory obsolescence. Other factors, such as port congestion and vessel speeds, also influence supply.
Crude oil, products and chemicals/vegetable oils and fats are essentially carried by four different types of tankers.
Crude oil is transported in uncoated vessels, which range upwards in size from 55,000 dwt. Clean products are carried in coated tankers ranging in size from 10,000 dwt to 80,000 dwt plus and by product/chemical tankers which have the ability to carry both products and certain chemicals because they have an IMO Certificate of Fitness to Carry Bulk Liquid Chemicals. This latter category represents ‘swing’ ships, with the ability to move between the product and chemical sectors depending on market conditions. Finally, there is a specialist chemical fleet which is all IMO rated, and which is employed primarily in transporting chemicals and vegetable oils and fats. The pure chemical fleet represents nearly 30.8% of all tankers (based on capacity) that can carry products, but because the majority of it is trading in chemicals, it is excluded from the analysis of the fleets and orderbook.
The main types of product tanker, together with indicative vessel sizes by class, the type and average size of tanks, IMO certification and the main cargoes carried are shown in the table below. Unless otherwise specified, references in this section to “product tankers” include both non-IMO product tankers and IMO-certified product/chemical tankers.

Types of Product Tanker
Product Tanker Type	Products		Product/Chemical
Sub Types/Size (Dwt)	Long Range 2 (LR2)	80,000+	Long Range 1 (LRI)	55-79,999
	Long Range 1 (LRI)	55-79,999	Medium Range 2 (MR2)	37-54,999
	Medium Range 2 (MR2)	37-54,999	Medium Range 1 (MR1)	25-36,999
	Medium Range 1 (MR1)	25-36,999	Handy	10-24,999
	Handy	10-24,999
Average Tank Size (1)	>3,000 cbm		>3,000 cbm
Tanks (2)	Coated/Uncoated		Coated
IMO Certification (3)	Non IMO		IMO 2/3 & IMO 3
Cargoes Carried (4)	Clean Products		Clean Products
	Dirty Products		Vegetable Oils
Certain chemicals

(1)
Product capable tankers with an average tank size above 3,000 cubic metres (cbm) are deemed to be Product or Product/Chemical tankers. Tankers with an average tank size below 3,000 cbm are deemed to be chemical tankers.

(2)	Type of tank coating. Coated ships includes epoxy, zinc etc, while some chemical tankers have all/part stainless steel tanks.
(3)	International Maritime Organisation (IMO) Certificate of Fitness for the Carriage of Chemicals in Bulk.
(4)	The main cargoes carried by each ship type.

Source: Drewry

Product tankers are employed in the market through a number of different chartering options:
•
A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load port to discharge port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature. The cost of repositioning the ship to load the next cargo falls outside the charter and is at the cost and discretion of the owner. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

•
A time charter involves the use of the vessel, either for a number of months or years or in few instances, for a trip between specific delivery and redelivery positions. The charterer pays all voyage related costs. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible for the payment of all vessel-operating expenses and capital costs of the vessel.

•
A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform individual voyages. This arrangement constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the ship’s operating voyage and capital costs are borne by the ship-owner. The freight rate is normally agreed on a per cargo ton basis.

•
A bareboat charter involves the use of a vessel usually over long periods ranging up to several years. All voyage related costs, including vessel fuel, or bunkers, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are the responsibility of the charterer. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

The basic structure of the products tanker shipping industry and certain major trading routes of product tankers are outlined in the following diagram.
The Product Tanker Shipping Industry

Crude Oil
Refineries
Oil products
Dirty
Clean
Bitumen
Gas Oil
Diesel
Naphtha
Crude tankers carry only crude and fuel oils
Product tankers can switch between clean and dirty products
Sophisticated product tankers work at the clean end and some can carry chemicals
2,131
Crude tankers
2,884
Product tankers
417.5 MDwt
Crude tankers
157.2 MDwt
Product tankers
Crude Tankers
Product Tankers
Product Tankers - Fleet and orderbook by vessel segment, June 2020
In terms of number of ships
In terms of total capacity
LR2 80,000+ Dwt
350 Ships
48 Orderbook
Fleet 38.8 MDwt
Orderbook 5.4 MDwt
LR1 55-79,999 Dwt
378 Ships
3 Orderbook
Fleet 27.8 MDwt
Orderbook 0.2 MDwt
MR2 40-54,999 Dwt
1,768 Ships
108 Orderbook
Fleet 82.7 MDwt
Orderbook 5.4 MDwt
MR1 25-39,999 Dwt
119 Ships
21 Orderbook
Fleet 4.0 MDwt
Orderbook 0.6 MDwt
Handy 10-24,999 Dwt
269 Ships
9 Orderbook
Fleet 4.0 MDwt
Orderbook 0.1 MDwt
MR1
MR2 / LR1
LR1
LR1 /LR2
Europe - Mediterranean
Gasoline
Naphtha
Gas oil
Diesel
North Europe - North America
Gasoline
North America - Europe
Diesel
Caribbean - North America
Gasoline
Naphtha
Gas oil
US - South America
Gas oil
Jet Fuel
South America - Asia
Veg Oils
Middle East - Europe
Gas oil
Jet Fuel
Middle East - Far East
Naphtha
South East Asia - Europe
Veg Oils
South Korea - Japan
Gas oil
Gasoline
Intra Asia
Gas oil
Naphtha

Source: Drewry

Seaborne Trade in Products, Vegetable Oils and Bulk Liquid Chemicals
In 2019, total seaborne trade in products, vegetable oils and fats, and bulk liquid chemicals amounted to 1,290.8 million tons. The development of trade in these cargoes between 2010 and 2019 is shown in the table below.
Seaborne Trade in Products, Vegetable Oils & Fats and Bulk Liquid Chemicals: 2010-2019
(Million Tons)
Sector	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2010-19 CAGR %
Products
Fuel Oil	248.3	259.0	241.3	256.6	255.3	254.1	253.8	253.5	247.0	231.5	-0.8%
Gasoil/Diesel	212.1	230.0	237.6	252.2	259.0	273.4	294.0	310.4	315.3	315.5	4.5%
Gasoline	136.4	147.7	146.2	148.3	149.3	165.2	179.4	186.1	193.2	197.2	4.2%
Kerosene/Jet Fuel	75.5	82.1	79.6	88.3	90.2	95.6	97.1	99.3	102.9	106.0	3.8%
Lubricating Oil	19.1	21.4	22.9	23.1	23.5	27.5	27.1	29.0	29.8	28.0	4.3%
Naphtha	50.8	49.8	49.6	54.2	94.2	96.5	96.2	96.5	94.3	87.5	6.2%
Other/Unknown	67.4	70.4	81.4	81.5	42.8	50.3	51.8	68.0	75.1	67.1	-0.1%
Total Products	809.5	860.3	858.7	904.2	914.3	962.5	999.4	1,042.8	1,057.6	1,032.7	2.7%
Vegetable Oils & Fats	61.5	63.6	68.7	70.1	72.7	79.8	75.3	81.3	81.9	84.9	3.7%
Bulk Liquid Chemicals	135.6	142.6	142.9	146.5	149.1	154.1	158.8	166.5	172.5	173.2	2.8%
Total	1,006.6	1,066.5	1,070.3	1,120.8	1,136.1	1,196.5	1,233.5	1,290.7	1,312.1	1,290.8	2.8%
Source: GTIS, Drewry

A prime factor driving products trades in the last few years has been developments in E&P activity in the U.S. energy sector. Horizontal drilling and hydraulic fracturing have enabled shale oil deposits in the U.S. to be developed and this has led to a steep rise in U.S. domestic oil production. Between 2010 and 2019, U.S. oil production rose from 5.5 mbpd to 12.2 mbpd. Rising crude oil production also ensured the availability of cheaper feedstocks to local refineries, and as a result, the U.S. became a major net exporter of refined products.

U.S. Crude Oil Production and Refined Petroleum Product Exports to Latin America: Jan 2010-May 2020
(Million Barrels Per Day)

15.0
13.0
11.0
9.0
7.0
5.0
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
U.S. Field Production of Crude Oil - Left Hand Scale
U.S. Product Exports to Latin America - Right Hand Scale

Source: JODI, Drewry

In a relatively short span of time, the U.S. has become the largest exporter of refined products in the world, with supplies from the U.S. Gulf Coast terminals heading to most parts of the globe. By way of illustration, the U.S. products exports to Latin America increased at a CAGR of 9.1% during 2010-19 from 0.8 mbpd in 2010 to 1.7 mbpd in 2019. This was due to strong import demand from Latin America and growth in the availability of these products in the U.S. Most of these exports were carried by MR product tankers, which constitute about 53% of global product tanker fleet capacity and have been the mainstay of seaborne trade in refined petroleum products.
However, lower crude oil prices in 2015 and 2016 adversely impacted U.S. shale oil producers. U.S. crude oil production peaked at 9.6 mbpd in April 2015 and declined thereafter till September 2016. Nevertheless, the production cut by OPEC members from January 2017 came as a relief for domestic producers, and U.S. crude production started increasing; and the U.S. became the largest crude producer in September 2018. U. S. crude production increased at a CAGR of 11.4% during 2016-2019 to 12.2 mbpd, which has strengthened the country’s position in the global oil market. However, the unprecedented demand destruction and resultant low oil prices in the backdrop of the pandemic threw a new challenge for the U.S. oil and gas industry. Several producers have announced oil well shut-ins in the past few months and the country’s crude oil production has declined from a record 12.9 mbpd in November 2019 to 10.0 mbpd in May 2020.

The U.S. Products Sector

Crude Oil
Production
2014
8.8 Mb/d
2019
12.2 Mb/d
Imports
2014
7.3 Mb/d
2019
6.8 Mb/d
Input
2014
16.1 Mb/d
2019
19.0 Mb/d
Refineries
Output
2014
17.6 Mb/d
2019
20.8 Mb/d
Oil products
Imports
2014
1.32 Mb/d
2019
1.73 Mb/d
Exports
2014
2.89 Mb/d
2019
5.11 Mb/d
Product Tankers
US product exports
9.1Mt
5.3Mt
Netherlands
4.9Mt
1.8Mt
France
5.7Mt
2.1Mt
Singapore
7.4Mt
5.7Mt
Colombia
4.2Mt
4.0Mt
Ecuador
6.2Mt
16.7Mt
Brazil
5.7Mt
5.9Mt
Chile
2014
2019

Source: Drewry

The shift in the location of global oil production is also being accompanied by a shift in the location of global refinery capacity and throughput. In short, capacity and throughput are moving from the developed to the developing world. Between 2010 and 2019, refining throughput in OECD Europe declined at a CAGR of 0.1%, whereas throughput in OECD Americas and OECD Asia Oceania during the same period grew at a CAGR of 0.8% and 0.2% respectively. The total OECD refining throughput increased at a CAGR of 0.4% during 2010-19, largely as a result of cutbacks in OECD Europe, while throughput in OECD Americas and OECD Asia Oceania grew. In 2019, refining throughput of OECD countries stood at 38.2 mbpd and accounted for 46.6% of global refinery throughput, down from 49.5% in 2010. Global refinery throughput decline 0.1% in 2019 because of weak oil demand during the year and heavier than normal refinery maintenance in the first half of the year.
Refinery Throughput (1) 2010-2019
(‘000 Barrels Per Day)
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
OECD Americas	17,480	17,931	17,898	18,190	18,492	18,934	18,850	18,960	19,290	19,400
OECD Europe	12,377	12,265	11,935	11,942	11,304	11,232	11,900	11,920	12,300	12,000
OECD Asia Oceania	6,549	6,697	6,586	6,609	6,720	6,652	6,700	6,890	7,200	7,000
FSU	6,170	6,401	6,592	6,683	6,831	7,069	6,850	6,880	6,880	7,000
Non-OECD Europe	641	658	627	587	559	557	500	500	570	600
China	7,762	8,630	9,041	9,749	10,427	10,864	10,400	10,790	11,830	12,100
Other Asia	8,224	8,598	8,637	8,792	8,588	8,541	10,000	10,380	10,440	10,600
Latin America	4,729	4,678	4,873	4,470	4,589	4,545	4,550	4,200	3,830	3,500
Middle East	6,069	6,164	6,324	6,257	6,202	6,501	6,450	6,810	7,520	7,900
Africa	2,292	2,451	2,168	2,202	2,182	2,255	2,250	2,090	1,920	2,000
Total	72,293	74,471	74,682	75,482	75,894	77,149	78,450	79,420	81,780	82,100
(1)	The difference between oil consumption and refinery throughput is accounted for by condensates, output gains; direct burning of crude oil and other non-gas liquids.
Source: BP, IEA, Drewry

Asia (excluding China) and the Middle East added over 0.55 mbpd of refinery capacity in 2018, a substantial part of which is destined for international markets. OECD Europe and OECD Asia Oceania added 200 kbpd and 40 kbpd of new refining capacity in 2019 respectively, whereas there was no material change in refining capacity in OECD America. Nearly 82 kbpd of new refining capacity in the Middle East and another 448 kbpd in Asia (excluding China) came online in 2019, taking the combined new refining capacity in the Middle East and Asia (excluding China) to 0.53 mbpd. As a result of these developments, countries such as India and Saudi Arabia have consolidated their positions as major exporters of products. Export-oriented refineries in India and the Middle East, coupled with the closure of refining capacity in the developed world, have promoted long-haul shipments to cater to products demand.
In the products market, there has been growth in U.S. domestic oil production, which ensured greater availability of crude feedstock, rising refinery throughput and the expansion of pipeline infrastructure to make large-scale product exports feasible, particularly of middle distillates from the U.S. Gulf. Average U.S. exports of products have grown from 2.1 mbpd in 2010 to 5.1 mbpd in 2019 at a CAGR of 10.6%. Changes in the U.S., Saudi Arabian and Indian product exports from January 2010 to April 2020 are shown in the following chart.

Oil Product Exports – Major Exporters: Jan 2010-Apr 2020
(Million Barrels Per Day)

6.00
5.00
4.00
3.00
2.00
1.00
0.00
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
United States
Saudi Arabia
India

Source: JODI, Drewry

Changing Product Trades - Longer Haul Voyages

North Europe - North America
Gasoline
Middle East - Europe
Gas oil
Jet Fuel
South Korea - Japan
Gas oil
Gasoline
North America - Europe
Diesel
Europe - North Africa
Gasoline
Diesel
Middle East - Far East
Naphtha
US - West Africa
Gas oil
Jet Fuel
US - South America
Gas oil
Jet Fuel
Intra Asia
Gas oil
China - Australia
Gas oil
Jet Fuel
MR2
MR2/LR1

Source: Drewry

Nearly 3.1 mbpd of new refining capacity is currently scheduled for both the Middle East and Asia (excluding China) from 2020 to 2025, majority of which will cater to international markets, but it remains to be seen how these plans will be affected by the pandemic and lower oil prices. Overall, nearly 6.2 mbpd or 6.1% of the existing global refining capacity is planned to be commissioned over the next five years, between 2020 and 2025.
Planned Additions to Global Refining Capacity (1)
(Million Barrels Per Day)

2.00
1.00
0.00
-1.00
OECD America
OECD Europe
OECD Asia Oceania
FSU
Non-OECD Europe
China
Other Asia
Latin America
Middle East
Africa
2020
2021
2022
2023
2024
2025

(1)	Assumes all announced plans go ahead as scheduled
Source: IEA, Drewry
In developed economies, such as Europe, refinery capacity is on the decline. This trend is likely to continue as refinery development plans are concentrated in areas such as Asia and the Middle East or close to oil producing centers and the majority of the planned refining capacities are export orientated. These new refineries are more competitive as they can process sour (higher sulfur) crude oil and are technically more advanced, as well as more environment friendly compared with existing European refineries. Although few new refineries or expansions are planned for Europe but overall capacity is expected to decline because of closure of refineries.  By contrast, Chinese and Indian refinery capacity has grown at faster pace than any other region in the last decade, owing to strong domestic oil consumption and the construction of export-orientated refineries. From 2010 to 2019, Chinese refining capacity increased by 64% and Indian refining capacity expanded by 40.4%.

China & India – Refining Capacity
(‘000 Barrels Per Day)
Capacity for 2020 to 2025 assumes all announced plans go ahead as scheduled
Source: BP, IEA, Drewry

The trend in product imports of major product importing regions of the world from January 2010 to April 2020 is shown in the following chart.
Oil Product Imports – Major Regions: Jan 2010-Apr 2020
(Million Barrels Per Day)
Source: JODI, Drewry

Overall the changes that are taking place in both the volume and geographical structure of seaborne product trades are of benefit to MR product tankers, the workhorses of the industry. In addition to being the mainstay for key trade routes such as gasoline movements across the Atlantic, MR vessels have the flexibility to service a diverse range of ports and the capability to accommodate the most common parcel sizes.
Product Tanker Demand
Changes in seaborne product trades and product tanker ton-mile demand in the period 2010 to 2019 are shown in the table given below.

Seaborne Product Trade and Ton Mile Demand: 2010-2019
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2010-19 CAGR %

Products
Trade - Million Tons	809.6	860.3	858.8	904.3	914.3	962.5	999.4	1042.8	1057.6	1032.7	2.7%
Ton Miles - Billion Ton Miles	2,514	2,566	2,586	2,733	2,859	3,023	3,115	3,112	3,220	3,222	2.8%
Avg Haul Length - Miles	3,105	2,983	3,011	3,022	3,127	3,141	3,117	2,984	3,045	3,120	0.1%
Vegetable Oils
Trade - Million Tons	61.5	63.6	68.7	70.1	72.7	79.8	75.3	81.3	81.7	84.9	3.7%
Ton Miles - Billion Ton Miles	263	255	282	297	298	330	312	337	334	340	2.9%
Avg Haul Length - Miles	4,279	4,008	4,107	4,240	4,104	4,138	4,141	4,143	4,088	3,997	-0.8%
Chemicals
Trade - Million Tons	135.6	142.6	142.9	146.5	149.4	154.1	158.8	166.5	172.5	173.2	2.8%
Ton Miles - Billion Ton Miles	475	501	493	490	497	521	555	583	615	630	3.2%
Avg Haul Length - Miles	3,500	3,512	3,453	3,341	3,323	3,380	3,496	3,500	3,567	3,634	0.4%
Total
Trade - Million Tons	1,007	1,067	1,070	1,121	1,136	1,196	1,234	1,291	1,312	1,291	2.8%
Ton Miles - Billion Ton Miles	3,251	3,322	3,361	3,519	3,654	3,875	3,982	4,032	4,170	4,191	2.9%
Avg Haul Length - Miles	3,230	3,115	3,140	3,140	3,215	3,238	3,228	3,124	3,178	3,247	0.1%
Source: GTIS, Drewry

Tanker demand, expressed in terms of ton-miles, can be calculated by multiplying the volume of products carried on the loaded leg (measured in metric tons) by the distance over which it is carried (measured in miles). Based on the ton-mile approach, demand in the product sector increased at a CAGR of 2.8% between 2010 and 2019. In effect, changes in the geographical pattern of product movements have led to changes in average voyage lengths. For example, in 2010, the average loaded voyage length in the product sector was 3,105 miles and it remained mostly flat till 2016. However, because of growth in intra-Asia products trades, average voyage length dropped to 2,984 miles in 2017, but it has since been on the rise with growing weightage of long-haul trade in the past two years. The changes that have taken place in total product tanker trade and ton-mile demand between 2010 and 2019 are illustrated in the chart below.
Product Tanker - Seaborne Trade and Vessel Demand: 2010-2019
Source: GTIS, Drewry
Changes in the volume of seaborne trade on the main product routes in the period 2010-2019 are shown in the table below. The data in the table substantiates the previous remarks regarding the expansion of export trades from countries such as the US, China and India.

Seaborne Product Trades: 2010-2019
(‘000 Tons)
Exporter	Importer	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	CAGR %
												10-19
India	Brazil	2,432	3,079	3,456	2,700	5,149	1,519	294	50	186	856	-11.0%
	Saudi Arabia	906	1,395	4,624	7,050	7,828	3,771	1,092	660	667	646	-3.7%
	Singapore	7,961	9,865	10,882	8,547	7,426	6,223	9,389	13,577	10,465	8,095	0.2%
	United Arab Emirates	7,885	7,134	7,046	4,534	6,940	6,959	8,095	7,985	9,263	9,643	2.3%
	United States	952	1,689	1,377	3,507	4,585	3,428	3,655	3,555	4,125	3,653	16.1%
	Total named routes	20,136	23,161	27,384	26,337	31,929	21,900	22,524	25,827	24,706	22,893	1.4%
Russia	Germany	437	340	662	1,609	3,729	3,310	2,453	2,289	3,128	2,787	22.9%
	Netherlands	16,325	15,741	18,350	18,127	19,107	20,244	16,961	14,619	13,076	13,514	-2.1%
	Singapore	3,769	1,999	1,819	836	5,979	5,619	5,726	7,557	4,930	4,984	3.2%
	South Korea	700	852	1,419	2,946	6,156	7,445	3,980	3,504	5,466	5,071	24.6%
	Turkey	10,719	8,944	9,081	6,539	5,041	6,102	6,571	8,176	9,483	7,528	-3.9%
	United States	3,784	6,073	4,491	4,469	5,953	8,426	12,102	8,506	7,226	10,908	12.5%
	Total named routes	35,734	33,949	35,823	34,525	45,965	51,146	47,793	44,651	43,309	44,791	2.5%
Saudi Arabia	Singapore	2,775	4,029	4,200	4,141	5,857	4,466	5,072	4,740	4,735	3,194	1.6%
United Arab Emirates	Singapore	3,140	3,687	4,100	5,782	5,884	6,343	5,482	4,244	5,354	8,872	12.2%
	Total named routes	5,914	7,715	8,300	9,922	11,741	10,809	10,554	8,984	10,089	12,067	8.2%
United States	Brazil	3,434	4,195	5,628	4,891	6,182	4,848	8,558	13,756	11,973	16,667	19.2%
	Chile	3,136	5,356	6,079	5,634	5,727	6,124	6,076	6,310	6,911	5,938	7.3%
	Colombia	3,242	3,159	3,756	5,915	7,384	8,998	6,928	4,777	4,686	5,684	6.4%
	Ecuador	2,873	2,527	2,607	3,442	4,237	4,618	3,908	4,005	4,125	3,992	3.7%
	France	982	2,027	3,186	4,756	4,862	4,680	4,063	3,183	2,575	1,804	7.0%
	Netherlands	7,659	10,552	10,926	10,723	9,134	8,811	7,664	6,079	6,992	5,327	-4.0%
	Panama	4,135	4,917	5,932	6,251	6,819	6,459	4,725	5,165	5,460	6,314	4.8%
	Singapore	6,119	5,954	5,786	6,800	5,703	4,694	4,785	5,883	5,389	2,075	-11.3%
	Total named routes	31,580	38,688	43,899	48,413	50,049	49,232	46,705	49,158	48,111	47,801	4.7%
China	Singapore	4,312	1,811	1,961	3,783	4,160	6,850	10,503	12,297	14,868	14,945	14.8%
	Panama	4,371	5,321	5,019	4,144	3,471	3,276	3,223	3,322	3,187	2,770	-4.9%
	South Korea	883	1,133	1,328	1,539	1,813	2,261	2,017	3,295	2,679	3,078	14.9%
	Vietnam	1,663	1,247	1,272	1,525	1,934	1,902	1,488	1,238	1,755	2,255	3.4%
	Indonesia	2,638	2,865	2,131	2,594	2,096	1,212	936	1,003	737	1,151	-8.8%
	Australia	88	104	196	147	599	1,453	2,472	1,676	2,724	4,124	53.3%
	Total named routes	13,955	12,480	11,908	13,732	14,073	16,954	20,640	22,833	25,949	28,324	8.2%
Source: GTIS, Drewry

Product Tankers –Vessel Types
To recap, within the context of this review, the product capable fleet consists of product tankers and product/chemical tankers, and as such, pure chemical tankers are excluded from the analysis. The product capable fleet can be further divided into the five main size sectors which are shown in the table below.
Product Tanker Types and Main Uses
Class of Tanker	Cargo Capacity (Dwt)	Typical Use
Long Range 2 (LR2)	80,000 +
Short- to medium-haul crude oil and refined petroleum products transportations from the North Sea or West Africa to Europe or the East Coast of the United States, from the Middle East Gulf to the Pacific Rim.

Long Range 1 (LR1)	55,000 - 79,999	Short- to medium-haul crude oil and refined petroleum products transportations worldwide, mostly on regional trade routes.
Medium Range 2 (MR2)	37,000-54,999	Flexible vessels involved in medium-haul petroleum products trades both in the Atlantic Basin and the growing intra-Asian/Middle East/ISC trades.
Medium Range 1 (MR1)	25,000-36,999
Small	1,000 - 24,999	Short-haul of mostly refined petroleum products worldwide, usually on local or regional trade routes.
Source: Drewry
Long Range (LR) product tankers are normally classed as either LR1 or LR2 ships depending on their size. They are employed on various routes, but are less flexible than Medium Range (MR) tankers as many ports do not have the facilities to accommodate larger ships. MR tankers carry the majority of products transported by sea as their size allows greater flexibility on trade routes and port access. The MR fleet can be divided into MR1, typically sized 25,000 dwt to 36,999 dwt, and MR2 typically sized 37,000 dwt to 54,999 dwt. The smallest product tankers, often referred to as “Handies”, are largely deployed on short-haul routes.

The Product Tanker Fleet
As of June 30, 2020, the product tanker fleet comprised of 2,884 vessels with a combined capacity of 157.2 million dwt. The product tanker fleet by vessel type and size as on June 30, 2020, is shown in the table given below.
The Product Tanker Fleet (1)
Total Product Fleet	Deadweight Tons (Dwt)	Number of Vessels	% of Fleet	Capacity '000 Dwt	% of Fleet
Long Range 2 (LR2)	80,000+	350	12.1	38,819	24.7
Long Range 1 (LR1)	55-79,999	378	13.1	27,788	17.7
Medium Range 2 (MR2)	37-54,999	1,768	61.3	82,688	52.6
Medium Range 1 (MR1)	25-36,999	119	4.1	3,975	2.5
Handy	10-24,999	269	9.3	3,961	2.5
Total		2,884	100.0	157,230	100.0

Of Which:
Product Tankers	Deadweight Tons (Dwt)	Number of Vessels	% of Fleet	Capacity '000 Dwt	% of Fleet
Long Range 2 (LR2)	80,000+	347	23.2	38,521	42.4
Long Range 1 (LRI)	55-79,999	337	22.6	24,767	27.2
Medium Range 2 (MR2)	37-54,999	450	30.1	20,716	22.8
Medium Range 1 (MR1)	25-36,999	90	6.0	2,952	3.2
Handy	10-24,999	269	18.0	3,961	4.4
Total		1,493	100.0	90,917	100.0

Product/Chemical	Deadweight Tons (Dwt)	Number of Vessels	% of Fleet	Capacity '000 Dwt	% of Fleet
Long Range 2 (LR2)	80,000+	3	0.2	298	0.4
Long Range 1 (LRI)	55-79,999	41	2.9	3,020	4.6
Medium Range 2 (MR2)	37-54,999	1,318	94.8	61,971	93.5
Medium Range 1 (MR1)	25-36,999	29	2.1	1,024	1.5
Handy	10-24,999	0	0.0	0	0.0
Total		1,391	100.0	66,313	100.0
(1)	As of June 30, 2020. Excludes U.S. flag vessels
Source: Drewry

Future supply will be affected by the size of the newbuilding orderbook. As of June 30, 2020, there were 189 product and product/chemical tankers on order, equivalent to 6.6% of the existing fleet by units and 7.5% of the existing fleet by dwt. The MR2 orderbook was equivalent to 6.1% of the existing MR2 fleet by units and 6.5% by dwt. The existing orderbook to fleet ratio for product tankers is substantially lower than ~25% in 2009 and ~15% in 2016. A total of 19 vessels (including only 1 MR2) were ordered in first six month of 2020.

Product Tanker Orderbook (1) and Scheduled Year of Delivery
Total Product Fleet						Scheduled Year of Delivery
Vessel Size	Deadweight Tons (Dwt)	Orderbook		% Fleet		2020		2021		2022+
		No	000 Dwt	No	Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Long Range 2 (LR2)	80,000+	48	5,398	13.7	13.9	9	937	21	2,345	18	2,116
Long Range 1 (LR1)	55-79,999	3	229	0.8	0.8	3	229	0	0	0	0
Medium Range 2 (MR2)	37-54,999	108	5,368	6.1	6.5	37	1,823	59	2,940	12	605
Medium Range 1 (MR1)	25-36,999	21	642	17.6	16.2	9	274	9	264	3	104
Handy	10-24,999	9	134	3.3	3.4	7	105	2	29	0	0
Total		189	11,771	6.6	7.5	65	3,368	91	5,577	33	2,826

Of Which:
Product Tankers	Deadweight Tons (Dwt)	Orderbook		% Fleet		2020		2021		2022+
		No	000 Dwt	No	Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Long Range 2 (LR2)	80,000+	48	5,398	13.8	14.0	9	937	21	2,345	18	2,116
Long Range 1 (LRI)	55-79,999	2	152	0.6	0.6	2	152	0	0	0	0
Medium Range 2 (MR2)	37-54,999	20	1,008	4.4	4.9	7	348	8	404	5	256
Medium Range 1 (MR1)	25-36,999	0	0	0.0	0.0	0	0	0	0	0	0
Handy	10-24,999	8	110	3.0	2.8	6	81	2	29	0	0
Total		78	6,668	5.2	7.3	24	1,518	31	2,778	23	2,372

Product/Chemical	Deadweight Tons (Dwt)	Orderbook		% Fleet		2020		2021		2022+
		No	000 Dwt	No	Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Long Range 2 (LR2)	80,000+	0	0	0.0	0.0	0	0	0	0	0	0
Long Range 1 (LRI)	55-79,999	1	77	2.4	2.5	1	77	0	0	0	0
Medium Range 2 (MR2)	37-54,999	88	4,360	6.7	7.0	30	1,475	51	2,535	7	350
Medium Range 1 (MR1)	25-36,999	21	642	72.4	62.7	9	274	9	264	3	104
Handy	10-24,999	1	24	0.0	0.0	1	24	0	0	0	0
Total		111	5,103	8.0	7.7	41	1,850	60	2,799	10	454
(1)	As of June 30, 2020. Excludes U.S. flag vessels
Source: Drewry

Based on the existing orderbook and scheduled deliveries as of June 30, 2020, nearly 3.4 million dwt is expected to be delivered in the next 6 months of 2020, 5.6 million dwt in 2021 and 2.8 million dwt in 2022 and beyond. Nearly 37 newbuild MR2 vessels with an aggregate capacity of 1.8 million dwt are expected to join the global product tanker fleet in the next 6 months of 2020. In recent years, however, the orderbook has been affected by the non-delivery of vessels (sometimes referred to as ‘‘slippage’’), which in certain years has been as high as 35% of the scheduled deliveries. Some of this slippage resulted from delays, either through mutual agreement or through shipyard problems, while some were due to vessel cancellations. Slippage is likely to remain an issue going forward and, as such, it will have a moderating effect on product tanker fleet growth over the next two years. The impact of COVID-19 has influenced the delivery schedule of vessels and will continue to do so for the balance of 2020, leading to higher slippage than in 2019.
Tanker supply is also affected by vessel scrapping or demolition and the removal of vessels through loss and conversion. As a product tanker ages, vessel owners often conclude that it is more economical to scrap a vessel that has exhausted its useful life than to upgrade the vessel to maintain its “in-class” status. Often, particularly when tankers reach approximately 25 years of age (less in the case of larger vessels), the cost of conducting the class survey and performing required repairs become inefficient. Nearly 51 product tankers with an aggregate capacity of 2.5 million dwt were scrapped in 2018, which is the highest since 2011. Product tanker scrapping was muted in 2019 with only 14 product tankers with an aggregate capacity of 0.9 million dwt scrapped. Scrapping declined in 2019 as charter rates improved substantially. A spike in vessel earnings led to a further decline in vessel demolitions and 9 product tankers with an aggregate capacity of 0.4 million dwt were sent to the scrapyards in the first half of 2020. The average age of the product and product/chemical fleet was 11.0 years as of June 30, 2020. The age profile is shown in the following table.
Product and Product/Chemical Fleet – Age Profile (1)
Product	< 5 Yrs	5-10 Yrs	10-15 Yrs	15-20 Yrs	20-25 Yrs	25+ Yrs	Average Age - Yrs
10-24,999 Dwt	10.4%	17.1%	16.0%	10.4%	13.0%	33.1%	19.1
25-36,999 Dwt	1.1%	14.4%	5.6%	41.1%	21.1%	16.7%	19.4
37-54,999 Dwt	1.1%	13.8%	40.0%	29.3%	11.8%	4.0%	14.8
55-79,999 Dwt	14.2%	18.4%	47.2%	18.4%	1.5%	0.3%	11.2
80,000+ Dwt	37.5%	21.9%	28.2%	7.5%	4.6%	0.3%	8.4

Product/Chemical	< 5 Yrs	5-10 Yrs	10-15 Yrs	15-20 Yrs	20-25 Yrs	25+ Yrs	Average Age - Yrs
10-24,999 Dwt	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
25-36,999 Dwt	0.0%	3.4%	27.6%	58.6%	10.3%	0.0%	16.5
37-54,999 Dwt	26.1%	24.7%	32.9%	13.3%	2.9%	0.1%	9.4
55-79,999 Dwt	34.1%	22.0%	39.0%	0.0%	4.9%	0.0%	8.1
80,000+ Dwt	0.0%	0.0%	0.0%	100.0%	0.0%	0.0%	15.7
(1)	Based on June 30, 2020 fleet
Source: Drewry

The age profile data indicates that the more sophisticated product/chemical fleet is generally younger than its straight product tanker counterpart. The average age of MR1 and MR2 product tankers is 19.4 and 14.8 years respectively, whereas for product/chemical tankers, the average age of MR1 and MR2 tankers are 16.5 and 9.4 years, respectively. As on June 30, 2020 the average age of global MR2 fleet is 10.8 years. Nearly 37.8% of the MR1 product tanker fleet is over 20 years of age, and for MR2s, the equivalent figure is 15.8%. In the product/chemical fleet, 10.3% of MR1 ships are over 20 years of age and nearly 3.0% of MR2s are aged 20 years or more. Overall, 6.2% of the current MR2 fleet or 110 vessels are aged 20 years or more.

In addition to vessel age, demolitions are also influenced by freight markets. During periods of high freight rates, scrapping activity will decline and the opposite will occur when freight rates are low. This is evident from the chart below, which shows the trend in product tanker demolitions from 2012 to first half of 2020. High levels of demolitions were seen from 2012 to 2014, and this was also a key factor that facilitated the recovery of product tanker freight rates. Scrapping levels declined in 2015 and 2016 due to a stronger freight market and the fact that the age profile of the product fleet was reduced by the influx of newbuildings. In 2017, weak vessel earnings led to increased scrapping activity, and vessels with combined capacity of 1.6 million dwt were sent to the scrapyards, with 13 MR2s demolished. A depressed freight market has stimulated even greater demolitions and an aggregate capacity of 2.5 million dwt (including 21 MR2 vessels with combined capacity of 1.1 million dwt) was scrapped in 2018. Product tanker scrapping came down sharply in 2019 as owners delayed demolitions on account of a surge in charter rates and in anticipation of firm demand after the implementation of IMO 2020. A total of 0.9 million dwt (including 14 MR2 tankers with combined capacity of 0.6 million dwt) of product tankers were scrapped in 2019. The spike in freight rates in the aftermath of COVID-19 and temporary shutdown at a number of demolition yards due to the virus further reduced the scrapping activity, and a total of 0.4 million dwt (including 4 MR2 tankers with aggregate capacity of 0.2 million dwt) were scrapped in the first half of 2020.
Product Tanker Scrapping: 2012-Jun 2020
(‘000 Dwt)
* Demolitions in six months till June 30, 2020
Source: Drewry

Two other important factors are likely to affect product tanker supply in the future. The first is the requirement to retrofit Ballast Water Management Systems (BWTS) to existing vessels. In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments. The IMO Ballast Water Management (BWM) Convention contains an environmentally protective numeric standard for the treatment of a ship’s ballast water before it is discharged. This standard, detailed in Regulation ‘D-2’ of the BWM Convention, sets out the numbers of organisms allowed in specific volumes of treated discharge water. The IMO ‘D-2’ standard is also the standard that has been adopted by the U.S. Coast Guard’s ballast water regulations and the U.S. EPA’s Vessel General Permit. The BWM Convention also contains an implementation schedule for the installation of IMO member state type approved treatment systems in existing ships and in new vessels, requirements for the development of vessel ballast water management plans, for the safe removal of sediments from ballast tanks, and guidelines for the testing and type approval of ballast water treatment technologies. In July 2017, the IMO extended the regulatory requirement of compliance to the BWM Convention from September 8, 2017 to September 8, 2019. Vessels trading internationally will have to comply with the BWM Convention upon their next special survey after that date, and for an MR2 tanker, the retrofit cost could be as much as $1.0 million per vessel, including labor. Expenditure of this kind has become another factor impacting the decision to scrap older vessels after the BWM convention came into effect in September 2019.

The second factor that is likely to impact future vessel supply is the drive to introduce low sulfur fuels. Heavy fuel oil (HFO) has been the main fuel of the shipping industry since many years. It is relatively inexpensive and widely available, but it is ‘dirty’ from an environmental point of view. The sulfur content of HFO is extremely high and it is the reason that maritime shipping accounts for 8% of global emissions of sulfur dioxide (SO2), an important source for acid rain, as well as respiratory diseases. In some port cities, such as Hong Kong, shipping is the largest single source of SO2 emissions, as well as emissions of particulate matter (PM), which are directly tied to the sulfur content of the fuel. One estimate suggests that PM emissions from maritime shipping led to 87,000 premature deaths worldwide in 2012.
The IMO, the governing body of international shipping, has made a concerted effort to diversify the industry away from HFO into cleaner fuels with less harmful effects on the environment and human health. Effective in 2015, ships operating within the Emission Control Areas (ECAs) covering the Economic Exclusive Zone of North America, the Baltic Sea, the North Sea and the English Channel are required to use marine gas oil with allowable sulfur content up to 0.1%.
In order to reduce the emission of air pollutants from ships in key areas of China, the Ministry of Transport issued stricter emission control area regulations in their territorial waters. Beginning on January 1, 2020, ships entering inland waterways, including the Yangtze River and Xijiang River have to adhere to a strict requirement of 0.1% sulfur content. From January 1, 2022, ships will be required to comply with the 0.1% sulfur content requirement when entering the Hainan coastal ECA. In the meantime, China is considering adopting more stringent emission control requirements, such as to implement the 0.1% sulfur content limit requirement in all coastal waters beginning January 1, 2025.
The IMO implemented emission control regulation globally with effect from January 1, 2020. It stipulated that ships sailing outside ECAs must switch to an alternate fuel with permitted sulfur content up to 0.5% or retrofit scrubbers in order to reduce emission. This has created demand for Very Low Sulfur Fuel Oil (VLSFO) with 0.5% sulfur content. Some owners have also opted for scrubber retrofitting on existing ships. As such the emission regulation should be another factor hastening the eventual demolition of older ships. Within the context of the wider market, increased vessel scrapping is a positive development as it helps to counterbalance new ship deliveries and moderates fleet growth.
There were apprehensions that the shipping industry will undergo a major upheaval as tougher rules on sulfur emissions from ships were to come into effect on January 1, 2020. Stakeholders were anxious about availability of compliant fuels, longer wait periods and penalties due to non-compliance. However, it has been seven months since the IMO2020 came into force and none of these apprehensions turned out to be true, barring a few sporadic technical issues associated with blended bunker fuels.
Moreover, in 2020 international marine fuel markets have seen four waves of turbulence within a few months. First, in January, the enforcement of IMO2020 regulations capping marine fuel sulfur emissions content at 0.5% down from 3.5%. Second, in February, the demand for petroleum products started to slide as a result of shutdowns to contain the spread of the virus. Third, in March, the oil price war between Saudi Arabia and Russia led to a plunge in the crude oil prices. Last, there has been unprecedented destruction in global oil demand as the pandemic spread intensified across geographies. WTI crude futures entered negative territory as oil prices crashed further despite a mid-April OPEC+ agreement to reduce crude oil production. The record oversupply of ~30 mbpd led to an oil glut with the excess oil making way into floating storage. Prices of the three main types of marine fuels - very low-sulphur fuel oil (VLSFO) with 0.5% sulphur, high-sulphur fuel oil (HSFO) with 3.5% sulphur and marine gasoil (MGO) with 0.1% sulphur - followed the crude prices downhill from January to April. However, the plunge in VLSFO prices outpaced the decline in HSFO prices, substantially narrowing VLSFO’s premium over HSFO. The premium which used to be nearly $300 per ton in January has reduced to around $50 per ton by April as the availability of compliant fuel is not an issue due to reduced demand and increased supply of VLSFO across major bunkering ports. The narrowing VLSFO-HSFO premium diluted shipowners’ incentive to invest in scrubbers and prolonged the period for the return on investment for those who had already invested in scrubbers. Overall installation of scrubbers and new fuel regulations turned out to be a non-event in the backdrop of COVID-19 and low fuel prices.

As of June 30, 2020, 15.8% of the existing product tanker capable fleet based on capacity (includes Product Tankers and Product/ Chemical tankers) are either already fitted with scrubbers or are awaiting scrubber retrofit. LR2 constitutes the largest proportion with 27.7%, followed by MR2 at 13.7% and LR1 at 9.8%. Altogether, 24.9 million dwt (369 vessels) of product tanker capacity have either scrubber installed on them or will have scrubber retrofitted in coming years. Globally, 18% of the fleet (based on number of vessels) is either fitted with scrubbers or pending scrubber retrofit. Vessels moving out of trade to retrofit scrubbers impede supply growth and support freight rates. The total cost to retrofit an MR2 with a scrubber is estimated to be in the range of $1.0-2.0 million.
The IMO has been devising various strategies to reduce greenhouse gases and carbon emissions from ships. According to the latest announcement, the IMO plans to initiate measures to reduce CO2 emissions by at least 40% by 2030 and 70% by 2050 from the level in 2008. It also plans to introduce measures to reduce Green House Gas emissions by 50% by 2050 compared to 2008 levels. These are likely to be achieved by setting energy efficiency requirements and encouraging shipowners to use alternative fuels such as biofuels, electro-/synthetic fuels (hydrogen, ammonia, etc.). It may include limiting the speed of ships i.e. slow steaming. Currently there is uncertainty with regard to the exact measures the IMO will undertake to achieve these targets. This uncertainty is deterring shipowners from ordering newbuild vessels as these vessels may have high environmental compliance costs and operating expenses in the future.
The Product Tanker Charter Market
The product tanker charter market is fragmented and highly competitive. Competition is based primarily on the offered charter rate, the location and technical specification of the vessel. Similarly, the reputation of the vessel and its manager also play a major role in the product tanker market than other shipping sectors. Typically, the agreed terms are based on standard industry charter parties prepared to streamline the negotiation and documentation processes.
The major charterers of product tanker tonnage are oil companies, both private and state-controlled, oil traders and refiners, and in some cases independent ship owners. The oil companies, in particular, have their own predefined set of procedures for vetting and approving tonnage suitable for charter. Oil companies’ vetting procedures are generally more stringent than others, especially when vessels are being taken on time charter. Typically, the vetting procedures will include periodic assessments of the vessel owner’s office set-up and management, the setting of key performance indicators (KPIs), and examination of crew retention rates and appraisal of the financial accounts of the company providing the ship for charter.
Product Tanker Charter Rates
Worldscale is the tanker shipping industry’s standard reference for calculating spot charter rates. Worldscale provides the flexibility required for the oil trade. Products are a fairly homogenous commodity as it does not vary significantly in quality and it is relatively easy to transport by a variety of methods. These attributes, combined with the volatility of the world oil markets, means that a products cargo may be bought and sold many times while at sea, and therefore, the cargo owner requires greater flexibility in the choice of discharge options. If tanker fixtures were priced in the same way as dry cargo fixtures, this would involve the shipowner calculating separate individual charter rates for a wide variety of discharge points. Worldscale provides a set of nominal rates designed to provide roughly the same daily income irrespective of the discharge point. Time charter equivalent (TCE) is the measurement that describes the earnings potential of any spot market voyage based on the quoted Worldscale rate. As described above, the Worldscale rate is set and can then be converted into dollars per cargo ton. A voyage calculation is then performed which removes all expenses (port costs, bunkers and commission) from the gross revenue, resulting in a net revenue which is then divided by the total voyage days, which includes the days from discharge of the prior cargo until discharge of the cargo for which the charter is paid (at sea and/or in port), to give a daily TCE rate.
The supply and demand for product tanker capacity influences product tanker charter hire rates and vessel values. In general, time charter rates are less volatile than spot rates as they reflect the fact that the vessel is fixed for a longer period. In the spot market, rates will reflect the immediate underlying conditions in vessel supply and demand and are thus more prone to volatility. The chart and table below illustrate changes in the monthly average TCE rates for product tankers in the period from January 2010 to June 2020 for selected representative routes.

Product Tanker Time Charter Equivalent (TCE) Rates: Jan 2010-Jun 2020
(US$/Day – Period Averages)
Source: Drewry

Time Charter Equivalent (TCE) Spot Rates: 2010-June 2020 (1)
(US$/Day – Period Averages)
Year Period Average	MR1	MR2	LR1	LR2
	Med-Med (Clean)	NEW-Caribs/USES (Clean)	AG-Japan (Clean)	AG-Japan (Clean)
2010	8,908	9,875	6,608	11,580
2011	6,750	8,442	2,408	7,515
2012	8,117	7,875	4,800	8,246
2013	9,375	9,142	5,417	8,490
2014	12,125	6,875	8,858	14,283
2015	21,050	20,133	21,742	28,673
2016	11,633	13,200	12,142	14,858
2017	10,386	7,442	7,225	7,936
2018	8,931	6,196	8,082	9,411
2019	13,325	10,739	14,252	18,698
Jun-20	6,142	9,051	10,770	17,017
2010-2019
Averages	11,060	9,992	9,153	12,981
Low	197	1,100	-3,800	-1,252
High	36,448	26,100	35,800	49,945
(1)
TCE rates are based on normal sailing speeds/consumption. In weak freight markets this can theoretically lead to negative rates, but in most cases, this is avoided by reducing sailing speeds and fuel consumption.

Source: Drewry

After a period of favorable market conditions between 2004 and 2008, demand for products fell as the world economy went into recession in the latter half of 2008 and there was a negative impact on product tanker demand. With supply at the same time increasing at a fast pace, falling utilization levels pushed tanker charter rates downwards in 2009. The product tanker market continued to remain weak on account of surge in newbulding deliveries and as a result shipowners faced a period of suppressed vessel earning between 2009 and 2014.
Charter rates in the tanker sector started to improve in the second half of 2014 as result of low growth in vessel supply and rising vessel demand. In the products sector, a number of other factors combined to push up rates, including:
•	Falling crude oil prices;
•	Increased trade due to higher stocking activity and improved demand for oil products;
•	Longer voyage distances because of refining capacity additions in Asia;
•	Product tankers also carrying crude encouraged by firm charter rates for dirty tankers;
•	Lower bunker prices contributing to higher net earnings; and
•	Freight rates remaining firm throughout 2015, leading to higher revenue and improved profitability for ship-owners.

However, by early 2016 product tanker charter rates were on a decline as newbuilding orders placed in 2013-15 led to a sharp increase in product tanker supply in 2016. Moreover, high levels of newbuilding deliveries of product and product/chemical tankers in 2017 outpaced demand growth and TCE rates declined accordingly. The market remained weak through the fall of 2018 before reflecting signs of improvement in vessel earnings in the latter months of the year. The steep increase in product tanker charter rates in 2019 was driven by a spike in diesel trade before IMO 2020 regulations came into effect on January 1, 2020. The trickle-down effect of the tight crude tanker market after US sanctions on Cosco Shipping Tanker (Dalian) Co. pushed product tanker freight rates to multi-year highs towards the end of 2019 and also caused a number of LR2 to trade dirty cargos, thus reducing clean product capacity in the short term. Fading seasonality and uncertainty due to the outbreak of COVID-19 in China led to the decline in vessel earnings in the initial months of 2020. However an oil price war between Russia and Saudi Arabia coupled with demand destruction as a result of the implementation of lockdown measures in several economies to contain the spread of the virus led to a surge in earnings of crude tankers in March and April. Several LRs switched to trade in crude shipments that limited the supply of vessels deployed for product shipments. This led to substantial improvement in product tanker day rates as well. TCE rates for MR2 tankers averaged a record $38,367/day in April 2020 before undergoing arapid correction in following months on seasonal weakness, inventory de-stocking and return of vessel supply. One-year time charter rate for an MR2 tanker reflected a similar trend in the past six months before easing to $13,000/day in July 2020.
Product Tanker One Year Time Charter Rates: 2010-Jun 2020
(US$ Per Day – Period Averages)
Source: Drewry

One Year Time Charter Rates: 2010-June 2020
(US$ Per Day – Period Averages)
Year Period Average
	MR1	MR2	LR1	LR2
2010	11,038	12,388	14,608	16,333
2011	12,208	13,633	13,767	14,758
2012	12,013	13,325	13,129	13,263
2013	12,833	14,246	13,708	14,488
2014	12,938	14,438	15,188	15,708
2015	14,958	17,271	19,333	21,688
2016	13,833	15,125	17,000	22,063
2017	11,458	13,188	12,979	15,625
2018	11,646	13,133	12,938	15,125
2019	13,471	14,667	16,542	21,396
Jun-20	13,500	15,000	17,500	23,000
2010-2019
Averages	12,640	14,141	14,919	17,045
Low	9,850	11,000	12,500	12,500
High	16,500	19,500	20,500	29,500

During the period January 2010 to June 2020, the average TCE spot and one year time charter rates for MR2 vessels were $10,490 per day and $14,230 per day, respectively.

During weak freight markets owners often use slow steaming to reduce bunker consumption, but the use of triangulation voyage can help to bolster earnings. Triangulation in effect reduces the amount of time a vessel will spend sailing in ballast (i.e., empty) and seeks to maximize the amount of time the vessel is on a revenue-generating voyage. The map below indicates how triangulation works for a typical MR tanker.
Typical MR Triangulation in the Atlantic Basin

Loaded North West Europe – USES: Gasoline
Ballast USES – USG
Ballast West Africa – North West Europe
Loaded US Gulf – West Africa – Diesel Oil
Ballast
Loaded

Source: Drewry

Eco Ships
Shipbuilders have designed and built ships that use less fuel while carrying the same amount of cargo as an existing ship. These vessels are referred to in the industry as “eco” ships. In addition, an eco-ship has a number of technical innovations designed to reduce emissions. Such vessels are a comparatively new development, with the first designs appearing in 2012 and are typically called “eco-efficient” tankers.
A newbuild eco-ship has an optimized hull form and a fuel-efficient engine, which will reduce fuel consumption. Existing ships can also reduce fuel consumption by lowering sailing speeds, but in practice, this only happens when markets are substantially over-supplied and bunker prices are high. Other options for existing ships to reduce fuel consumption include retrofitting equipment such as applying low friction paint or installing Mewis ducts (which maximizes propeller thrust) and a rudder bulb or other similar features (vessels with such features are typically called “eco-modified” tankers).
Size is important in evaluating the relative benefits of eco vessels as smaller ships spend a greater proportion of their trading year in port, where there is little economic benefit between an eco-design and an older or “standard” tanker without added or retrofitted fuel consumption reduction features. Shipbuilders do not provide warranted performance data for eco-ships, but the experience of vessels delivered to date appears to suggest that fuel savings of about 15% over standard tankers are achievable under normal sailings speeds. For an MR2 product tanker, the difference in daily fuel consumption between an eco and a non-eco ship is approximately 15% lower fuel consumption per day, while sailing at design speeds. It also seems to be the case that the first eco ships that were delivered in 2012 are less sophisticated in design than ships delivered post-2015. The eco-designed MR2 vessels generally command a premium of $1,000/day to $1,500/day over non eco-designed counterparts in time charter market. It is estimated that scrubber-fitted MR2 can obtain a modest premium over an eco-designed tanker. However, additional operating and capital costs need to be included to determine return on investment.
Newbuilding Prices and Second-hand Values
Vessels are constructed at shipyards of varying size and technical sophistication. Drybulk carriers are generally considered to be the least technically sophisticated vessels to construct, with oil and product tankers, container vessels and LNG carriers entailing a much higher degree of technical sophistication. The actual construction of a vessel can take place in two years and can be sub-divided into five stages: contract signing, steel cutting, keel laying, launching and delivery. The amount of time between signing a newbuilding contract and the date of delivery is usually between 20-24 months, but in times of high shipbuilding demand, it can extend up to three years.
The table which follow illustrate the trend in newbuilding (NB) prices and second-hand (SH) values (5 years old and 10 years old) for an MR2 product and product/chemical tanker.

MR2 Product & Product/Chemical Tanker
Newbuilding Price & Second-hand Value: 2010-June 2020
(US$ Million)
	MR2
End Year	NB Price	NB Price Average	SH Price - 5 Yrs Old	SH Price Average (5 Yrs Old)	SH Price - 10 Yrs Old	SH Price Average (10 Yrs Old)
2010	36.0	35.0	24.0	26.4	18.0	17.6
2011	36.0	35.0	27.0	26.4	18.0	17.6
2012	33.0	35.0	24.0	26.4	15.0	17.6
2013	35.0	35.0	29.0	26.4	19.0	17.6
2014	37.0	35.0	24.0	26.4	16.0	17.6
2015	36.0	35.0	27.0	26.4	19.0	17.6
2016	32.0	35.0	22.0	26.4	15.0	17.6
2017	33.0	35.0	24.0	26.4	16.0	17.6
2018	36.0	35.0	27.0	26.4	18.0	17.6
2019	36.0	35.0	30.0	26.4	19.0	17.6
Jun-20	35.0	35.0	27.0	26.4	18.0	17.6
Note: Newbuilding prices prior to 2016 and second hand prices are for Tier II vessels, Newbuilding prices from 2016 are for Tier III vessels. Additionally, scrubber installation on an MR2 vessel will be in the range of $1.0 to 2.0. million depending on whether installation occurs on NB or a SH retrofit tankers
Source: Drewry
Newbuilding prices increased significantly between 2003 and 2007 primarily as a result of increased tanker demand. Thereafter, prices weakened in the face of a depressed freight market and lower levels of new ordering. In late 2013, prices started to recover and they continued to edge up slowly during 2014 before falling marginally in late 2015. Moreover, newbuilding prices fell further in 2016 because of excess capacity available at shipyards accompanied with low steel prices. New orders declined on account of diminishing earning potential of oil tankers, and mandatory compliance to Tier III emission for ships ordered on or after January 1, 2016, as well as owners’ limited access to cost-effective capital. However, newbuild prices increased in the range of 5-15% over the last two years mainly on the back of increased steel prices and improved bargaining power of shipyards. In 2018, these prices moved up with the expectation of a recovery in the product tanker market. Newbuilding prices of MR2 tankers largely remained flat in the past two years before registering a decline of 3% in May 2020 due to increased uncertainty in demand and supply after the COVID-19 pandemic.
The IMO’s Tier III norms aims to reduce nitrogen oxides (NOx) emission by approximately 70% compared with current Tier II regulations. The implementation of Tier III emission norms apply to vessels in North America, the Caribbean, the Baltic Sea, the North Sea, and all future NOx Emission Control Areas: any vessel that might pass through must comply. The shipowners have to adopt Selective Catalytic Reduction (SCR) to comply with Tier III emission norms. The IMO stipulates that all vessels ordered on or after January 1, 2016 must have SCR installed on it.
Second-hand values primarily, albeit with a lag, reflect prevailing and expected charter rates. During extended periods of high charter rates vessel values tend to appreciate and vice versa. However, vessel values are also influenced by other factors, including the age of the vessel. Prices for young vessels, those approximately up to five years old, are also influenced by newbuilding prices while prices for old vessels, near the end of their useful economic life, those approximately at or in excess of 25 years, are influenced by the value of scrap steel. In addition, values for younger vessels tend to fluctuate less on a percentage basis than values for older vessels. This is attributed to the finite useful economic life of older vessels which makes the value of younger vessels, commensurate with longer remaining economic lives, less susceptible to the level of prevailing and expected charter rates in the short term.
Vessel values are determined on a daily basis in the sale and purchase (S&P) market, where vessels are sold and bought through specialized sale and purchase brokers who regularly report these transactions to the market. The sale and purchase market for product tankers is transparent and quite liquid, with a large number of vessels changing hands on a regular basis.

In the period 2005 to 2007, second-hand values of modern tankers rose substantially as a result of the underlying trend in freight rates and newbuilding prices. At times, during the height of the boom, values for modern second-hand tankers exceeded newbuilding prices. However, the downturn in tanker charter rates in the second half of 2008 had an immediate and adverse impact on second-hand values as the tables indicate. There was a brief rally in values in late 2010/early 2011, but this proved to be short-lived, and thereafter, prices continued to decline until the middle of 2013.
In late 2013, prices for all modern tankers increased as a result of improvement in freight rates and positive market sentiment and further gains were recorded in 2014 and 2015. However, in 2016, second-hand prices saw a double-digit decline on account of weakening charter rates. For illustration, the second-hand price of a five-year old MR 2 tanker fell by 18.5% from $27.0 million at year end-2015 to $ 22.0 million by year end-2016. However, the second hand prices started recovery in 2017-18 despite weakness in freight rates as historically low asset prices underpinned demand for modern second-hand vessels ahead of IMO2020. Prices climbed higher further in 2019 in tandem with recovery in freight rates and continued firmness in demand for modern fuel efficient tonnage. For example, the second-hand price of a five-year old MR2 increased by 11.1% in 2019, while that of MR1 increased 8.7% during the same period. The vessel values continued their uptrend in the initial four months of 2020 on the back of a spike in vessel earnings; however the sharp correction in freight rates in the past two month led to a 12.9% decline in second-hand prices with a five-year old MR2 changing hands at $27.0 million in June 2020.  The second-hand price for 5 year old MR2 vessels from January 2018 reflects the asset values of first generation Eco-efficient MR2 vessels.
The COVID-19 outbreak has weakened the economic outlook with economists holding the view that the decline in global economy will be similar to the great depression of the 1930s. In a move to contain any further spread of the virus and minimize potential damages, several major economies enforced lockdowns of varying degrees. Only essential economic activities were allowed in most part of the world which led to demand destruction of nearly 30 mbpd in April. As a result, the demand for shipping declined substantially in the first half of 2020. These lockdown measures cannot continue indefinitely, and the move at best can buy time to ramp up healthcare facilities to address the challenges thrown by the epidemic. Some economies have been opening up gradually albeit with caution aiding recovery in oil demand as well as shipping demand in the second half of 2020. However, the pandemic is still at play and the number of cases is on the rise. New cases in China and rising numbers in the U.S., Brazil and India have brought back the fear of a next wave of the virus. The demand as well as trade of crude oil and products is expected to reflect weak growth in the next 12 months with the trade numbers for 2020 expected to remain below those in 2019. However, to cope with the economic impacts of COVID-19, all major governments have been trying hard to stimulate the economies by injecting cash into the system in terms of discretionary fiscal measures, loan guarantees and other credit measure. It runs in excess of 10 trillion dollars by the advanced economies and China. It is estimated to be over 20% of GDP for advanced economies. For other economies stimulus package is low at around 5% of GDP. It may help revive global oil demand.
The uncontrolled spread of COVID-19, the fear of a second wave of the pandemic, tight availability of credit, and uncertainty over the upcoming decarbonisation regulations will cap new ordering and reduce newbuilding activity. The disruption in yard operations in Northeast Asia – due to the fear of a second wave of the virus – will lead to an increase in slippages in 2020 despite firm demand for modern fuel-efficient vessels. The reduced ordering will help alleviate demand-supply balance in the short term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following presentation of management’s discussion and results of financial condition and results of operations should be read in conjunction with our consolidated financial statements, accompanying notes thereto and other financial information appearing in the 2019 Annual Report, which is incorporated herein by reference, and with our unaudited interim consolidated financial statements as of June 30, 2020 and for the six-month periods ended June 30, 2020 and 2019, and the accompanying notes thereto, incorporated by reference into this prospectus from the Company’s Report on Form 6-K, furnished to the Commission on August 10, 2020. You should also carefully read the following discussion with “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” herein, as well as “Item 3. Key Information – D. Risk Factors” in the 2019 Annual Report. For a discussion of the years ended December 31, 2018 to December 31, 2017, please see “Item 5. Operating and Financial Review and Prospects – A. Operating Results – Consolidated Statements of Comprehensive Loss for the Fiscal Year Ended December 31, 2017 Compared to the Fiscal Year Ended December 31, 2018” in the 2019 Annual Report.
Overview
We are Pyxis Tankers Inc., a corporation incorporated in the Republic of the Marshall Islands on March 23, 2015. We currently own, directly or indirectly, 100% ownership interest in the following five vessel-owning companies:
•	SECONDONE CORPORATION LTD, established under the laws of the Republic of Malta (“Secondone”);
•	THIRDONE CORPORATION LTD, established under the laws of the Republic of Malta (“Thirdone”);
•	FOURTHONE CORPORATION LTD, established under the laws of the Republic of Malta (“Fourthone”);
•	SEVENTHONE CORP., established under the laws of the Republic of the Marshall Islands (“Seventhone”); and
•
EIGHTHONE CORP., established under the laws of the Republic of the Marshall Islands (“Eighthone,” and collectively with Secondone, Thirdone, Fourthone, Sixthone* and Seventhone, the “Vessel-owning companies”).

We also have a 100% ownership interest in the following non-vessel owning company:
•	SIXTHONE CORP., established under the laws of the Republic of the Marshall Islands (“Sixthone”).
The Vessel-owning companies are engaged in the marine transportation of liquid cargoes through the ownership and operation of tanker vessels, as listed below:
Vessel-owning company	Incorporation date	Vessel	DWT	Year built	Acquisition date
Secondone	05/23/2007	Northsea Alpha	8,615	2010	05/28/2010
Thirdone	05/23/2007	Northsea Beta	8,647	2010	05/25/2010
Fourthone	05/30/2007	Pyxis Malou	50,667	2009	02/16/2009
Sixthone	01/15/2010	Pyxis Delta *	46,616	2006	03/04/2010
Seventhone	05/31/2011	Pyxis Theta	51,795	2013	09/16/2013
Eighthone	02/08/2013	Pyxis Epsilon	50,295	2015	01/14/2015

* Pyxis Delta, which was owned by Sixthone, was sold to an unaffiliated third party on January 13, 2020.

Secondone, Thirdone and Fourthone were initially established under the laws of the Republic of the Marshall Islands, under the names SECONDONE CORP., THIRDONE CORP. and FOURTHONE CORP., respectively. In March and April 2018, these vessel-owning companies completed their re-domiciliation under the jurisdiction of the Republic of Malta, and were renamed as mentioned above. For more information, please refer to Note 1 to our unaudited interim consolidated financial statements for the six-month periods ended June 30, 2020 and 2019, incorporated by reference herein.
Vessel Management
Pyxis Maritime Corp. (“Maritime”), a corporation established under the laws of the Republic of the Marshall Islands, which is beneficially owned by Mr. Valentios (“Eddie”) Valentis, our Chairman, Chief Executive Officer and Class I Director, provides certain ship management services to the Vessel-owning companies, including but not limited to chartering, financing and accounting, sale and purchase, insurance, operations, dry-docking and construction supervision, for a fixed daily fee per vessel.
With effect from the delivery of each vessel, the crewing and technical management of the vessels were contracted to International Tanker Management Ltd. (“ITM”) with permission from Maritime. ITM is an unrelated third party technical manager, represented by its branch based in Dubai, UAE. Each ship-management agreement with ITM continues by its terms until it is terminated by either party. The ship-management agreements may be cancelled by us or ITM for any reason at any time upon three months’ advance notice.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenues for the last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to, exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards and that emerging growth companies are exempt from mandatory auditor rotation.
We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of the merger on December 31, 2020; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company on December 31, 2020, we will not be entitled to the exemptions provided in the JOBS Act discussed above.
Results of Operations
Our revenues consist of earnings under the charters on which we employ our vessels. We believe that the important measures for analyzing trends in the results of our operations consist of the following:

Revenues, net
We generate revenues by chartering our vessels for the transportation of petroleum products and other liquid bulk items, such as organic chemicals and vegetable oils. Revenues are generated primarily by the number of vessels in our fleet, the number of voyage days employed and the amount of daily charter hire earned under vessels’ charters. These factors, in turn, can be affected by a number of decisions by us, including the amount of time spent positioning a vessel for charter, dry-dockings, repairs, maintenance and upgrading, as well as the age, condition and specifications of our ships and supply and demand factors in the product tanker market. At June 30, 2020, two of the vessels in our fleet were employed in time charters, two in the spot market and one was in the yard having her scheduled special survey. Revenues from time charter agreements providing for varying daily rates are accounted for as operating leases and thus are recognized on a straight line basis over the term of the time charter as service is performed. Revenue under spot charters is recognized from loading of the current spot charter to discharge of the current spot charter as discussed below. Vessels operating on time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. The vessel owner generally pays commissions on both types of charters on the gross charter rate. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter and is presented as a reduction in revenues.
Time Charters
A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port and canal charges and the cost of bunker (fuel oil), but the vessel owner pays vessel operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores and tonnage taxes. Time charter rates are usually set at fixed rates during the term of the charter. Prevailing time charter rates fluctuate on a seasonal and on a year-to-year basis and, as a result, when employment is being sought for a vessel with an expiring or terminated time charter, the prevailing time charter rates achievable in the time charter market may be substantially higher or lower than the expiring or terminated time charter rate. Fluctuations in time charter rates are influenced by changes in spot charter rates, which are in turn influenced by a number of factors, including vessel supply and demand. The main factors that could increase total vessel operating expenses are crew salaries, insurance premiums, spare parts orders, repairs that are not covered under insurance policies and lubricant prices.
Spot Charters
Generally, a spot charter refers to a contract to carry a specific cargo for a single voyage, which commonly lasts from several days up to three months. Spot charters typically involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot charter, the vessel owner is responsible for the payment of all expenses including its capital costs, voyage expenses (such as port, canal and bunker costs) and vessel operating expenses. Fluctuations in spot charter rates are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes at a given port.
Voyage Related Costs and Commissions
We incur voyage related costs for our vessels operating under spot charters, which mainly include port and canal charges and bunker expenses. Port and canal charges and bunker expenses primarily increase in periods during which vessels are employed on spot charters because these expenses are for the account of the vessel owner. Contract fulfillment costs are capitalized and amortized as the performance obligation is satisfied and certain other criteria are met. Voyage costs during the ballast voyage represent costs to fulfil a contract which give rise to an asset and are capitalized and amortized over the spot charter, consistent with the recognition of voyage revenues from spot charter from load-to-discharge, while voyage costs incurred during the spot charter are expensed as incurred. Brokerage commissions payable for both spot and time charter contracts, if any, depend on a number of factors, including, among other things, the number of shipbrokers involved in arranging the charter and the amount of commissions charged by brokers related to the charterer. Such commissions are deferred and amortized over the related period in a charter to the extent revenue has been deferred since commissions are earned as revenues are earned.

Vessel Operating Expenses
We incur vessel operating expenses for our vessels operating under time and spot charters. Vessel operating expenses primarily consist of crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses necessary for the operation of the vessel. All vessel operating expenses are expensed as incurred.
General and Administrative Expenses
The primary components of general and administrative expenses consist of the annual fee payable to Maritime for the administrative services under our Head Management Agreement, which includes the services of our senior executive officers, and the expenses associated with being a public company. Such public company expenses include the costs of preparing public reporting documents, legal and accounting costs, including costs of legal and accounting professionals and staff, and costs related to compliance with the rules, regulations and requirements of the Commission, the rules of Nasdaq, board of directors’ compensation and investor relations.
Management Fees
We pay management fees to Maritime and ITM for commercial and technical management services, respectively, for our vessels. These services include: obtaining employment for our vessels and managing our relationships with charterers; strategic management services; technical management services, which include managing day-to-day vessel operations, ensuring regulatory and classification society compliance, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs and arranging insurance for vessels; and providing shoreside personnel who carry out the management functions described above. As part of their ship management services, Maritime provides us with supervision services for new construction of vessels; these costs are capitalized as part of the total delivered cost of the vessel.
Depreciation
We depreciate the cost of our vessels after deducting the estimated residual value, on a straight-line basis over the expected useful life of each vessel, which is estimated to be 25 years from the date of initial delivery from the shipyard. We estimate the residual values of our vessels to be $300 per lightweight ton.
Special Survey and Drydocking
We are obliged to periodically drydock each of our vessels for inspection, and to make significant modifications to comply with industry certification or governmental requirements. Generally, each vessel is drydocked every 30 to 60 months for scheduled inspections, depending on its age. The capitalized costs of drydockings for a given vessel are amortized on a straight-line basis to the next scheduled drydocking of the vessel.
Interest and Finance Costs
We have historically incurred interest expense and financing costs in connection with the debt incurred to partially finance the acquisition of our existing fleet. We have also incurred interest expense in relation to the $5.0 million promissory note we issued in favor of Maritime Investors Corp., which is more fully described under the section entitled “Liquidity, Debt and Capital Structure”. Except for the interest payments under our promissory note and the new loan for the Eighthone that are based on fixed rates, the interest rate under our debt agreements is linked to the three month LIBOR rate. In order to hedge our variable interest rate exposure, on January 19, 2018, we, via one of our vessel-owning subsidiaries, purchased an interest rate cap with one of our lenders for a notional amount of $10.0 million and a cap rate of 3.5%. The interest rate cap will terminate on July 18, 2022. In the future, we may consider the use of additional financial hedging products to further limit our interest rate exposure.

In evaluating our financial condition, we focus on the above financial and operating measures as well as fleet and vessel type for utilization, time charter equivalent rates and operating expenses to assess our operating performance. We also monitor our cash position and outstanding debt to assess short-term liquidity and our ability to finance further fleet expansion. Discussions about possible acquisitions or sales of existing vessels are based on our financial and operational criteria which depend on the state of the charter market, availability of vessel investments, employment opportunities, anticipated dry-docking costs and general economic prospects.
Results of Operations for the Six Months Ended June 30, 2020
Selected Information
Our selected consolidated financial and other data as of June 30, 2020 and for the six months ended June 30, 2019 and 2020, presented in the tables below, have been derived from our unaudited interim consolidated financial statements and notes thereto incorporated by reference herein. Our selected consolidated financial data as of December 31, 2019, presented in the tables below have been derived from our audited financial statements and notes thereto, included in our 2019 Annual Report, which is incorporated by reference herein.
Statements of Comprehensive Loss Data	Six Months ended June 30,
(In thousands of U.S. Dollars, except per share data)	2019	2020
Revenues, net	$13,180	$12,124
Voyage related costs and commissions	(2,926)	(2,629)
Vessel operating expenses	(6,402)	(5,228)
General and administrative expenses	(1,187)	(1,113)
Management fees, related parties	(359)	(332)
Management fees, other	(465)	(432)
Amortization of special survey costs	(117)	(97)
Depreciation	(2,705)	(2,189)
Gain from the sale of vessel, net	-	7
Bad debt provisions	(26)	-
(Loss) / Gain from financial derivative instrument	(25)	2
Interest and finance costs, net	(2,905)	(2,516)
Net loss	$(3,937)	$(2,403)

Loss per common share, basic and diluted	$(0.19)	$(0.11)

Weighted average number of shares, basic and diluted	21,072,472	21,455,291

Balance Sheets Data	December 31,	June 30,
(In thousands of U.S. Dollars)	2019	2020

Total current assets	$17,235	$1,745
Total other non-current assets	4,027	4,238
Total fixed assets, net	87,507	85,318
Total assets	108,769	91,301
Total current liabilities	22,536	8,425
Total non-current liabilities	54,233	53,175
Total stockholders’ equity	$32,000	$29,701

Statements of Cash Flows Data	Six Months ended June 30,
(In thousands of U.S. Dollars)	2019	2020

Net cash provided by / (used in) operating activities	$3,183	$(7,116)
Net cash (used in) / provided by investing activities	(268)	13,141
Net cash used in financing activities	(2,159)	(7,290)
Change in cash and cash equivalents and restricted cash	$756	$(1,265)

Fleet data	Six Months ended June 30,
	2019	2020
Ownership days (1)	1,086	910
Available days (2)	1,058	898
Operating days (3)	924	802
Utilization % (4)	87.3%	89.3%
Daily time charter equivalent rate (5)	$11,096	$11,844
Average number of vessels (6)	6.0	5.1
Number of vessels at period end	6	5
Weighted average age of vessels at period end (7)	8.3	8.1

(1)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(2)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. Available days measures the aggregate number of days in a period during which vessels should be capable of generating revenues.

(3)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. Operating days measures the aggregate number of days in a period during which vessels actually generate revenues.

(4)
We calculate utilization (“Utilization”) by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(5)
Daily Time Charter Equivalent (“TCE”) rate is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

(6)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(7)	Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dead weight tonnage (“dwt”) of each vessel on the total fleet dwt.

The following table reflects the calculation of our daily TCE rates for the six-month periods ended June 30, 2019 and 2020:

	Six Months ended June 30, (thousands of U.S. Dollars, except for operating days and daily TCE rates)
	2019	2020
Revenues, net	$13,180	$12,124
Voyage related costs and commissions	(2,926)	(2,629)
Time charter equivalent revenues	$10,254	$9,495

Operating days for fleet	924	802

Daily TCE rate (1)	$11,096	$11,844

(1) Subject to rounding
The following table reflects the daily TCE rate, daily operating expenses (“Opex”) and utilization rate on a per vessel type basis for the six-month periods ended June 30, 2019 and 2020:
(Amounts in U.S. Dollars)	Six Months Ended June 30,
	2019	2020
Eco-Efficient MR2: (2 of our vessels)
TCE	13,673	15,060
Opex	5,771	5,966
Utilization%	100.0%	98.0%
Eco-Modified MR2: (1 of our vessels)
TCE	12,809	15,286
Opex	7,228	6,078
Utilization %	98.0%	100.0%
Standard MR2: (1 of our vessels)
TCE	12,329	-
Opex	5,959	-
Utilization %	100.0%	-
Small Tankers: (2 of our vessels)
TCE	4,981	5,533
Opex	5,319	4,954
Utilization %	63.8%	75.5%
Fleet: (6 vessels / 5 vessels) *
TCE	11,096	11,844
Opex	5,895	5,584
Utilization %	87.3%	89.3%

* Pyxis Delta was sold on January 13, 2020, and has been excluded from the calculations for the six months ended June 30, 2020 (the vessel had been under TC employment for approximately 2 days in January when it was re-delivered from charterers in order to be sold).

For the six months ended June 30, 2019 and 2020, the break-out of spot and time charter revenues, net were $4,397 and $8,783 as well as $4,458 and $7,666, respectively.
Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019
The average number of vessels in our fleet was 5.1 and 6.0 for the six months ended June 30, 2020 and 2019, respectively.
•
Revenues, net: Revenues, net of $12.1 million for the six months ended June 30, 2020, represented a decrease of $1.1 million, or 8.0%, from $13.2 million in the comparable period in 2019. The decrease in revenues, net during the six-month period ended June 30, 2020 was attributed to the decrease of the total available days from 1,058 during the six months ended June 30, 2019, to 898 during the same period in 2020, as a result of the sale of our oldest MR, the Pyxis Delta, on January 13, 2020. Furthermore, the decrease in our revenues, net was also a function of lower spot chartering activity of our MRs during the six-month period ended June 30, 2020, compared to the same period in 2019, partially offset by higher rates.

•
Voyage related costs and commissions: Voyage related costs and commissions of $2.6 million for the six months ended June 30, 2020, represented a decrease of $0.3 million, or 10.2%, from $2.9 million in the comparable period in 2019. The decrease was primarily attributed to lower spot chartering activity for our MRs (48 days during the six months ended June 30, 2019, compared to 29 days during the comparable period in 2020), which incurs voyage costs. Under spot charters, all voyage expenses are typically borne by us rather than the charterer and a decrease in spot chartering results in a decrease in voyage related costs and commissions. Furthermore, the decrease in revenues, net during the six months ended June 30, 2020, resulted in lower commissions compared to the same period in 2019, contributing further to the decrease in voyage related costs and commissions.

•
Vessel operating expenses: Vessel operating expenses for the six months ended June 30, 2020 were $5.2 million, represented a decrease of $1.2 million, or 18.3%, from $6.4 million in the comparable period in 2019 mainly attributed to the sale of Pyxis Delta.

•
General and administrative expenses: General and administrative expenses of $1.1 million for the six months ended June 30, 2020, represented a slight decrease of less than $0.1 million, or 6.2%, from the comparable period in 2019. The decrease in general and administrative expenses was primarily attributable to improved cost efficiencies.

•
Management fees: For the six months ended June 30, 2020, management fees payable to Maritime and ITM of $0.8 million in the aggregate, represented a decrease of less than $0.1 million compared to the six months ended June 30, 2019, as a result of the vessel sale.

•
Amortization of special survey costs: Amortization of special survey costs of $0.1 million for the six months ended June 30, 2020, represented a decrease of 17.1% compared to the same period in 2019, as a result of the write-off of unamortized special survey costs of the Pyxis Delta upon sale.

•
Depreciation: Depreciation of $2.2 million for the six months ended June 30, 2020, represented a decrease of more than $0.5 million or 19.1% compared to the same period in 2019. The decrease is primarily attributed to less depreciable days for the fleet during the first half of 2020, as a result of the vessel sale, compared to the depreciable days for a six vessels fleet during the first half of 2019.

•
Interest and finance costs, net: Interest and finance costs, net, of $2.5 million for the six months ended June 30, 2020, represented a decrease of $0.4 million, or 13.4%, from $2.9 million in the comparable period in 2019. The decrease was attributable to lower LIBOR rates paid on floating rate bank debt compared to the same period in 2019 and the repayment of the associated outstanding loan of Pyxis Delta upon sale. The total borrowings outstanding decreased to $51.7 million at June 30, 2020 from $61.2 million at June 30, 2019.

Cash Flows
Our principal sources of funds for the six months ended June 30, 2020, have been our cash inflows from the operation of our fleet and the sale of our oldest MR tanker that were used to cover our working capital requirements and principal and interest payments on our debt agreements. Cash and cash equivalents as of June 30, 2020, amounted to less than $0.1 million, compared to $1.4 million as of December 31, 2019. We define working capital as current assets minus current liabilities. We had a working capital deficit of $6.7 million as of June 30, 2020, compared to the working capital deficit of $5.3 million as of December 31, 2019. On January 13, 2020, Pyxis Delta was delivered to her buyers. The total net sale proceeds were $13.2 million, and $5.7 million of which was used to prepay the loan facility secured by Pyxis Delta and Pyxis Theta, included under current liabilities as at December 31, 2019. The remaining balance of the net sale proceeds were used for the repayment of the Company’s liabilities to Maritime and obligations to our trade creditors. These activities, plus the movement of the Pyxis Epsilon for her first special survey in late June, resulted in the increase of our working capital deficit by $1.8 million which was further supported by a $1.4 million drawdown of our cash position by June 30, 2020.
Operating Activities
•
Net cash used in operating activities was $7.1 million for the six months ended June 30, 2020, compared to $3.2 million of net cash provided by operating activities for the six months ended June 30, 2019. There were a number of factors driving the decrease in our net cash from operating activities compared to the prior period. Firstly, aggregate movements in current assets and liabilities during the six months ended June 30, 2020, decreased cash by $11.3 million largely attributable to a decrease in trade accounts payable and due to related parties of $8.1 million, as a result of the repayment to Maritime and to our other trade creditors using the net proceeds from the sale of Pyxis Delta. Furthermore, hire/freight collected in advance and trade accounts receivable, net, decreased by $2.3 million and $1.4 million, respectively, partially offset by a net increase of $0.5 million in other assets and liabilities. Secondly, for the six months ended June 30, 2020, we reported a lower net loss of $2.4 million compared to a loss of $3.9 million over the comparable period in 2019, as a result of stronger daily TCE, higher utilization and lower operating expenses, depreciation, management fees and interest and finance costs, following the sale of Pyxis Delta and the prepayment of the associated loans.

Investing Activities
•
Net cash provided by investing activities during the six months ended June 30, 2020, was $13.1 million that is the aggregate of the total net proceeds from the sale of Pyxis Delta of $13.2 million offset by $0.1 million of payments made for the ballast water treatment installation in Pyxis Malou, that was completed in 2019. The cash used in investing activities for the six-month period ended June 30, 2019, was $0.3 million relating to the ballast water treatment system installation in Pyxis Malou.

Financing Activities
•
Net cash used in financing activities was $7.3 million for the six-month period ended June 30, 2020, which mainly reflects the aggregate of $5.7 million of debt prepayment of the loan facility secured by Pyxis Delta and Pyxis Theta as a result of the sale of Pyxis Delta, $1.6 million of scheduled long-term debt repayments within the period and the payment of less than $0.1 million of costs relating to the issuance of common stock that in incurred in 2019. For the six months ended June 30, 2019, net cash used in financing activities was $2.2 million which mainly reflected the long-term debt repayments of $2.2 million incurred within the period partially offset by the net proceeds from the issuance of common stock of less than $0.1 million.

Results of Operations for the Year Ended December 31, 2019
At December 31, 2019, we employed four of the vessels in our fleet on time charters and two vessels were operating in the spot market. Our MR vessels are available to operate the entire year, except for scheduled special surveys and dry-dockings. Due to improving market conditions and lower spot trading activities, especially for our MR’s, the number of non-operating days per year, which represent average time spent off-hire, declined in 2019. If a vessel undergoes a scheduled intermediate survey, or special survey with BWTS installation, the estimated duration is five or 25 days, respectively.
The break-out of revenue by spot and time charters for the years ended December 31, 2017, 2018 and 2019 is reflected below (in thousands of U.S. dollars):
	Year ended December 31, 2017		Year ended December 31, 2018		Year ended December 31, 2019
	Spot	Time	Spot	Time	Spot	Time
Revenues, net	$16,668	$12,911	$16,990	$11,467	$8,067	$19,686
The following table reflects our fleet’s ownership days, available days, operating days, utilization, TCE, average number of vessels, number of vessels at period end, average age and operating expenses in each case, for the years ended December 31, 2017, 2018 and 2019.
	Year ended December 31,
Fleet Operating Data	2017	2018	2019
Ownership days (1)	2,190	2,190	2,190
Available days (2)	2,190	2,154	2,162
Operating days (3)	1,956	1,816	1,925
Utilization % (4)	89.3%	84.3%	89.0%
Daily time charter equivalent rate (5)	$10,795	$9,163	$11,756
Daily vessel operating expenses (6)	$5,827	$5,785	$5,825
Average number of vessels (7)	6.0	6.0	6.0
Number of vessels at period end	6	6	6
Weighted average age of vessels (8)	6.8	7.8	8.8

(1)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(2)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. Available days measures the aggregate number of days in a period during which vessels should be capable of generating revenues.

(3)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. Operating days measures the aggregate number of days in a period during which vessels actually generate revenues.

(4)
We calculate utilization (“Utilization”) by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(5)
Daily TCE rate is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

(6)
Daily vessel operating expenses are direct operating expenses such as crewing, provisions, repairs and maintenance, insurance, deck and engine stores, lubricating oils and tonnage tax divided by ownership days.

(7)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(8)	Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dwt of each vessel on the total fleet dwt.

The following table reflects the calculation of our daily TCE rates for the years ended December 31, 2017, 2018 and 2019 (in thousands of U.S. dollars, except total operating days and daily TCE rates):
	Year ended December 31,
	2017	2018	2019
Revenues, net	$29,579	$28,457	$27,753
Voyage related costs and commissions	(8,463)	(11,817)	(5,122)
Time charter equivalent revenues *	$21,116	$16,640	$22,631

Total operating days	1,956	1,816	1,925

Daily time charter equivalent rate	$10,795	$9,163	$11,756
* Subject to rounding
The increase in the TCE rate in 2019 over 2018 and 2017 is primarily attributable to stronger freight markets in the product tanker sector, improved vessel utilization and lower spot market chartering activity, which resulted in higher revenues net of voyage related costs and commissions. The same can be said for the six months ended June 30, 2020 compared to the same period in 2019.
Recent Daily Fleet Data:
(In U.S. dollars, except for Utilization %)
		Year ended December 31,
		2017	2018	2019
Eco-Efficient MR2: (2 of our vessels)
	TCE	13,027	10,524	14,337
	Opex	5,838	5,962	5,872
	Utilization %	94.1%	91.8%	100%
Eco-Modified MR2: (1 of our vessels)
	TCE	13,042	12,383	13,410
	Opex	6,433	6,505	6,813
	Utilization %	90.1%	86.6%	99.1%
Standard MR2: (1 of our vessels)
	TCE	12,209	8,887	13,115
	Opex	6,036	6,039	6,092
	Utilization %	99.2%	91.0%	99.7%
Handysize Tankers: (2 of our vessels)
	TCE	5,979	5,844	5,860
	Opex	5,408	5,122	5,150
	Utilization %	79.2%	72.6%	68.1%
Fleet: (6 vessels)
	TCE	10,795	9,163	11,756
	Opex	5,827	5,785	5,825
	Utilization %	89.3%	84.3%	89.0%
As at December 31, 2019 our fleet consisted of two eco-efficient MR2 tankers, Pyxis Theta and Pyxis Epsilon, one eco-modified MR2, Pyxis Malou, one standard MR2 (a non-eco-efficient or eco-modified tanker, which was built prior to 2012), the Pyxis Delta, and two handysize tankers, Northsea Alpha and Northsea Beta. In January 2020, Pyxis Delta was sold to an unrelated third party. During 2017 to 2019, the vessels in our fleet were employed at various occasions under time and spot charters.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Consolidated Statements of Comprehensive Loss for the Fiscal Year Ended December 31, 2018 Compared to the Fiscal Year Ended December 31, 2019
	2018	2019	Change	%
	(In thousands of U.S. dollars)
Revenues, net:	$28,457	$27,753	$(704)	(2.5)%

Expenses:
Voyage related costs and commissions	(11,817)	(5,122)	6,698	(56.7)%
Vessel operating expenses	(12,669)	(12,756)	(87)	0.7%
General and administrative expenses	(2,404)	(2,407)	(3)	0.1%
Management fees, related parties	(720)	(724)	(4)	0.1%
Management fees, other	(930)	(930)	—	—
Amortization of special survey costs	(133)	(240)	(107)	80.5%
Depreciation	(5,500)	(5,320)	180	(3.3)%
Vessel impairment charge	(2,282)	—	2,282	(100.0)%
Loss on vessel held-for-sale	—	(2,756)	(2,756)	n/a
Bad debt provisions	(13)	(26)	(13)	100%
Operating loss	$(8,011)	$(2,528)	$5,483	(68.4)%

Other expenses:
Gain from debt extinguishment	4,306	—	(4,306)	(100)%
Loss from financial derivative	(19)	(27)	(8)	42.1%
Interest and finance costs, net	(4,490)	(5,775)	(1,285)	28.6%
Total other expenses, net	$(203)	$(5,802)	$(5,599)	2,758.1%
Net loss	$(8,214)	$(8,330)	$(116)	1.4%
Revenues, net: Revenues, net, of $27.8 million for the year ended December 31, 2019, represent a decrease of $0.7 million, or 2.5%, from $28.5 million in the comparable period in 2018. We owned six vessels during the year, the same number as in the prior year, with 2,162 available days for revenue generation in 2019 compared to 2,154 available days in 2018. Available days were slightly less in 2018 compared to 2019 due to the scheduled special survey of Pyxis Theta and the drydocking of Pyxis Malou in 2018 while Pyxis Malou performed her scheduled special survey in 2019. Our Handysize tankers operated solely in the spot market during 2018 and 2019 whereas our MR tankers operated both on spot and in the time charter market during both periods.
Revenue from spot voyages in 2019 was $8.1 million, a decrease of $8.9 million from $17.0 million in 2018. Time charter revenue increased by 71.3% or $8.2 million, from $11.5 million in 2018 to $19.7 million in 2019. The slight revenue decrease in 2019 reflected lower levels of spot charter revenue offset by higher time charter activity and revenues as the period market improved and we fixed our MRs on medium term charters.
Voyage related costs and commissions: Voyage related costs and commissions of $5.1 million for the year ended December 31, 2019, represented a decrease of $6.7 million, or 56.8%, from $11.8 million in the comparable period in 2018. The decrease is largely attributable to the number of days that the fleet operated under spot charter. Under spot charters, all voyage expenses are typically borne by us rather than the charterer and the decrease in spot chartering results in a decrease in voyage related costs and commissions.
Vessel operating expenses: Vessel operating expenses of $12.8 million for the year ended December 31, 2019, represented a slight increase of $0.1 million, or 0.8%, from $12.7 million in the comparable period in 2018.
General and administrative expenses: General and administrative expenses were $2.4 million for the year ended December 31, 2019 and were stable compared to 2018.
Management fees, related parties: Management fees to Maritime of $0.7 million for the year ended December 31, 2019, were the same in 2018.
Management fees, other: Management fees, payable to ITM of $0.9 million for the year ended December 31, 2019, were the same in 2018.

Amortization of special survey costs: Amortization of special survey costs of $0.2 million for the year ended December 31, 2019, represented an increase of $0.1 million, or 80.5% compared to the same period in 2018 due to Pyxis Malou’s 10th year second special survey which was performed during the first quarter of 2019.
Depreciation: Depreciation of $5.3 million for the year ended December 31, 2019, a decrease of $0.2 million or 3.3% compared to $5.5 million charged for the 2018 period. The slight decrease is due largely to the impairment charge on Northsea Alpha and Northsea Beta that was recorded in 2018 which reduced the depreciable book value of the vessels, as well as the vessel held-for-sale, which means less depreciable days from the date of classification.
Vessel Impairment Charge: There was no vessel impairment charge for the year ended December 31, 2019 compared to $2.3 million in the prior year. The impairment charges for the year ended December 31, 2018 related to vessels Northsea Alpha and Northsea Beta.
Loss on vessel held-for-sale: The loss on vessel held-for-sale for the year ended December 31, 2019 was $2.8 million. This loss relates to the reclassification on the balance sheet of Pyxis Delta from Fixed Assets, net on the balance sheet to Vessel held-for-sale. Pyxis Delta was sold in January 2020. There was no comparable amount in the year ended December 31, 2018.
Gain from debt extinguishment: Gain from debt extinguishment was zero in 2019 compared to $4.3 million in the prior year. The gain in 2018 was a result of debt discount received for the early prepayment of loans from Commerzbank when Northsea Alpha, Northsea Beta and Pyxis Malou were refinanced in full with Amsterdam Trade Bank, N.V. (“ATB”) in February, 2018.
Interest and finance costs, net: Interest and finance costs, net, for the year ended December 31, 2019, amounted to $5.8 million, compared to $4.5 million in the comparable period in 2018, an increase of $1.3 million, or 28.9%. The increase was attributable mainly to higher LIBOR rates paid on floating rate bank debt compared to the comparable period in 2018 and the refinancing of the loans on four of our vessels at higher interest margins. The overall weighted average interest rate increased to 8.2% in 2019 from 6.0% in the comparable period in 2018.
Debt Agreements
For information relating to our debt agreements, please see Note 7 to our financial statements included in our 2019 Annual Report, which is incorporated herein by reference and Note 7 to our unaudited interim consolidated financial statements for the six-month periods ended June 30, 2020 and 2019, incorporated by reference herein.
Liquidity and Capital Resources
Our principal sources of liquidity are cash flows from operations, borrowings from bank debt and, we expect in the future, from the selective sale of vessels and the proceeds from further issuances of equity and re-financings of debt. Recognizing the uncertainty caused by COVID-19, we expect that our future liquidity requirements should relate primarily to:
•	our operating expenses, including dry-docking and special survey costs;
•	payments of interest and other debt-related expenses and the repayment of principal on our loans;
•	maintenance of cash reserves to provide for contingencies and to adhere to minimum liquidity for loan covenants including dry-docking reserves; and
•	vessel acquisitions.

We expect to rely upon operating cash flows from the employment of our vessels on spot and time charters and amounts due to related parties, possible sale of our small tankers, long-term borrowings and the proceeds from future equity and debt offerings to fund our liquidity and capital needs and implement our growth plan. We perform on a regular basis cash flow projections to evaluate whether we will be in a position to cover our liquidity needs for the next 12-month period and be in compliance with the financial and security collateral cover ratio covenants under the existing debt agreements. In developing estimates of future cash flows, we make assumptions about the vessels’ future performance, with significant assumptions relating to time charter equivalent rates by vessel type, vessels’ operating expenses, vessels’ capital expenditures, fleet utilization, our management fees, general and administrative expenses, and debt servicing requirements. The assumptions used to develop estimates of future cash flows are based on historical trends as well as future expectations. As of June 30, 2020 we had a working capital deficit of $6.7 million, defined as current assets minus current liabilities. As of the filing date of the unaudited interim consolidated financial statements, we expect that we will be in a position to cover our liquidity needs for the next 12-month period through cash generated from operations, by managing our working capital requirements, including the amount due to related parties and by proceeds raised from possible equity offerings. In addition, the Company may consider the raising of capital including debt, equity securities, joint ventures and / or sale of assets.
Our business is capital intensive and our future success will depend on our ability to maintain a high-quality fleet through the acquisition of modern tanker vessels and the selective sale of older tanker vessels. We may pursue a sale or other long-term strategy such as a bareboat charter agreement with purchase option or commitment for Northsea Alpha and Northsea Beta. These acquisitions and dispositions will be principally subject to management’s expectation of future market conditions, our ability to acquire and dispose of tanker vessels on favorable terms as well as access to cost-effective capital on reasonable terms.
We do not intend to pay dividends to the holders of our common shares in the near future and expect to retain our cash flows primarily for the payment of vessel operating costs, dry-docking costs, debt servicing and other obligations, general corporate and administrative expenses, and reinvestment in our business (such as to fund vessel or fleet acquisitions), in each case, as determined by our board of directors.
On May 14, 2019, we entered into a second amendment to the Amended & Restated Promissory Note with Maritime Investors which (i) extended the repayment of the outstanding principal, in whole or in part, until the earlier of a) one year after the repayment of the credit facility of Eighthone with EntrustPermal (the “Credit Facility”) in September 2023, b) January 15, 2024 and c) repayment of any PIK interest and principal deficiency amount under the Credit Facility, and (ii) increased the interest rate to 9.0% per annum of which 4.5% shall be paid in cash and 4.5% shall be paid in common shares calculated on the volume weighted average closing share price for the 10 day period immediately prior to and including the last day of each quarter end. The new interest rate is effective from April 1, 2019. After the repayment restrictions have been lifted per the Credit Facility, at our option, we may continue to pay interest on the Amended & Restated Promissory Note in the afore-mentioned combination of cash and shares or pay all interest costs in cash. During the six months ended June 30, 2020 and 2019, we issued 121,195 and nil of common shares, respectively, to settle the interest charged on the Amended & Restated Promissory Note.
On February 2, 2018, we filed with the Commission a registration statement on Form F-3 (the “Shelf Registration Statement”), under which we may sell from time to time common stock, preferred stock, debt securities, warrants, purchase contracts and units, each as described therein, in any combination, in one or more offerings up to an aggregate dollar amount of $100.0 million. In addition, the selling stockholders referred to in the registration statement may sell in one of more offerings up to 5,233,222 shares of our common stock from time to time as described therein. The registration statement was declared effective by the Commission on February 12, 2018. On March 30, 2018, we filed a prospectus supplement to the Shelf Registration Statement related to an ATM Program under which we may, from time to time, issue and sell shares of our common stock up to an aggregate offering of $2.3 million through a sales agent as either agent or principal. No shares were sold under this initial ATM Program, but on November 19, 2018 the prospectus supplement was amended to increase the offering to $3.675 million. As of December 31, 2018, following the issuance and sale of 182,297 shares of common stock under the ATM Program during 2018, our outstanding common shares increased from 20,877,893 to 21,060,190. During the year ended December 31, 2019, we offered and sold an additional 214,828 common shares under this program to raise approximately $354,000 at an average (gross) price of $1.65/share. No shares were sold under the ATM during the six month period ended June 30, 2020.
Secondone, Thirdone and Fourthone entered into a 5-year secured term loan of $20.5 million with Amsterdam Trade Bank N.V. The loan bears interest at LIBOR plus a margin of 4.65% per annum, and matures in February 2023. The loan is repayable in quarterly installments and a balloon payment. Standard loan covenants include, among others, a minimum loan to value ratio and liquidity. As a condition subsequent to the execution of this loan agreement, the borrowers, Secondone, Thirdone and Fourthone, were required to complete all required procedures for their re-domiciliation to the jurisdiction of the Republic of Malta by May 1, 2018. The relevant re-domiciliations were completed in March and April 2018.
On July 8, 2020, Seventhone entered into a new $15.25 million secured loan agreement with Alpha Bank S.A., for the purpose of refinancing the outstanding indebtedness of approximately $11.3 million under the previous loan facility with Hamburg Commercial Bank AG. The five year loan bears interest at LIBOR plus a margin of 3.35% per annum. The principal obligation amortizes in 20 consecutive quarterly installments of $300,000 each, the first installment due in October 2020, and the last installment accompanied by a balloon payment of $9.25 million due in July 2025. Standard collateral interests and customary covenants are incorporated in this facility.
Eighthone, our vessel owning subsidiary that owns the Pyxis Epsilon, entered into a $24.0 million secured loan agreement with Wilmington Trust, National Association on September 27, 2018. The facility matures in September 2023 and is secured by a first priority mortgage over the vessel, general assignment covering earnings, insurances and requisition compensation, an account pledge agreement and a share pledge agreement concerning the respective vessel-owning subsidiary and technical and commercial managers’ undertakings. The loan facility bears an interest rate of 10.0% plus 1% which can be paid as Paid-In-Kind (“PIK”) interest per annum and incurs fees due upfront and upon early prepayment or final repayment of outstanding principal. The principal obligation amortizes in 12 quarterly installments starting on September 30, 2020, equal to the lower of $0.4 million and excess cash computed through a cash sweep mechanism, plus a balloon payment due at maturity. The facility also imposes certain customary covenants and restrictions with respect to, among other things, the borrower’s ability to distribute dividends, incur additional indebtedness, create liens, change its share capital, engage in mergers, or sell the vessel and a minimum collateral value to outstanding loan principal. After repayment of existing loans, the new 5-year secured loan provided us approximately $7.3 million of additional liquidity at that time for general corporate purposes.
As of June 30, 2020, there was no amount available to be drawn down by the Company under its existing loan agreements.
Each of our loan agreements referenced above is secured by a first priority mortgage over the respective vessel and a first priority assignment of the vessel’s insurances and earnings, and is guaranteed by the parent company (Pyxis Tankers Inc.). In addition, certain of our loan agreements and guarantees require us to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that:
•	certain vessel-owning subsidiaries that are borrowers under the respective loan agreements maintain pledged deposits equal to a specified dollar amount;

•	minimum vessel insurance of higher of market value of 120% of the outstanding loan balance;
•	we must maintain minimum liquidity of between $0.3 million and $0.85 million per vessel; and
•
the fair market value of the mortgaged vessel plus any additional collateral must be no less than a certain percentage, ranging from 115% to 150%, of outstanding borrowings under the applicable loan agreement, less, in certain loan agreements, any money in respect of the principal standing to the credit of the retention account and any pledged cash deposits held with the lender in our or its subsidiary’s name (the minimum security collateral cover or “MSC”).

The events of default under our loan documents generally include provisions relating to events of default, such as:
•	the non-payment on the due date of any amount under the loan agreements or any related document;
•	failure to maintain adequate insurances;
•	the breach of any covenant or undertaking or failure to provide additional security as required;
•	any untrue or incorrect representation or warranty; and
•	any cross-default.
We have historically incurred interest expense and financing costs in connection with the debt incurred to partially finance the acquisition of our existing fleet. The interest rate is generally linked to the one to three-month LIBOR rate. In order to hedge our variable interest rate exposure, on January 19, 2018, we, via one of our vessel-owning subsidiaries, purchased an interest rate cap with one of our lenders for a notional amount of $10.0 million and a cap rate of 3.5%. The interest rate cap will terminate on July 18, 2022. In the future, we may consider the use of additional financial hedging products to limit our interest rate exposure.
Tabular Disclosure of Contractual Obligations
The following table sets forth our contractual obligations and their maturity dates as of June 30, 2020.
	Total	Less than 1 year	1-3years	3-5years	More than 5 years
	(In thousands of U.S. dollars)
Loan agreements - principal (1)	$51,663	$3,123	$24,613	$23,927	$—
Interest on loans (2)	$11,173	$3,924	$6,903	$346	$—
Promissory note - principal (3)	$5,000	$—	$—	$5,000	$—
Interest on promissory note (3)	$1,595	$450	$900	$245	$—
Technical management agreements – ITM (4)	$195	$195	$—	$—	$—
Ship management agreements – Maritime (5)	$153	$153	$—	$—	$—
Administrative services – Maritime (6)	$410	$410	$—	$—	$—
Total	$70,189	$8,255	$32,416	$29,518	$—

(1)
Secondone, Thirdone and Fourthone, together, Seventhone and Eighthone, independently, entered into loan agreements with lenders, for which the vessels they own are mortgaged as collateral. Please read “– Liquidity and Capital Resources” above for more information. During December 2019, the Company entered into an agreement to sell Pyxis Delta, an MR previously owned by Sixthone.

(2)
Assumes scheduled loan principal amortization as described above, based on an average 3-month LIBOR rate of 0.302% plus the applicable margin over LIBOR for the entire duration of the existing loan agreements. Please also read “Certain Relationships and Related Party Transactions – Promissory Note Issued to Maritime Investors” for more information.

(3)
On October 28, 2015, we and Maritime Investors entered into a promissory note, which as subsequently amended and supplemented, has an outstanding principal balance of $5.0 million payable on a quarterly basis at an annual interest rate of 9.0%, of which 4.5% is payable in cash and 4.5% in restricted common stock. Please refer to “Certain Relationships and Related Party Transactions – Promissory Note Issued to Maritime Investors” below for more information.

(4)
The technical management agreements with ITM can be cancelled by us for any reason at any time upon three months’ advance notice, but neither party can cancel the agreement, other than for specified reasons, until 18 months after the initial effective date of the ship management agreement. As June 30, 2020, all such agreements were cancelable upon three months’ advance notice.

(5)
The management agreements relating to the vessels had initial terms of five years. The initial terms of these agreements expired on December 31, 2015 with respect to Northsea Alpha, Northsea Beta and Pyxis Delta, on December 31, 2017 with respect to Pyxis Theta and on December 31, 2018 with respect to Pyxis Epsilon and Pyxis Malou. Following the initial terms, the management agreements were automatically renewed by the terms of the agreement for consecutive five year periods and may be terminated by either party on three months’ notice.

(6)	Pursuant to our Head Management Agreement, as amended, administrative services are contracted to be provided through March 23, 2025.
The table above does not reflect the new Seventhone $15.25 million secured loan agreement entered into on July 8, 2020, with Alpha Bank S.A. for the purpose of refinancing the outstanding indebtedness of approximately $11.3 million under the previous loan facility with Hamburg Commercial Bank AG. Principal obligation amortizes on twenty (20) consecutive quarterly installments of $300,000 each, the first falling due in October 2020, and the last installment accompanied by a balloon payment of $9.25 million in July 2025.
Recent Developments
For information relating to our recent developments, please refer to section “Liquidity and Capital Resources” above and to Note 14 to our unaudited interim consolidated financial statements as of June 30, 2020 and for the six-month periods ended June 30, 2020 and 2019, incorporated by reference herein.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES
Directors and Executive Officers
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. The business address of each of the below-listed directors and officers is c/o Pyxis Tankers Inc., K.Karamanli 59, Maroussi 15125, Athens, Greece.
Name	Age	Position
Valentios (“Eddie”) Valentis	53	Chairman, Chief Executive Officer and Class I Director
Henry P. Williams	64	Chief Financial Officer and Treasurer
Konstantinos Lytras	55	Chief Operating Officer and Secretary
Robin P. Das	46	Class III Director
Basil G. Mavroleon	71	Class III Director
Aristides J. Pittas	60	Class II Director

Biographical information with respect to each of our directors and executive officers is set forth below.
Valentios (“Eddie”) Valentis, a Class I director, has over 25 years of shipping industry experience, including owning, operating and managing tankers. He has served as Chief Executive Officer and Chairman of our board of directors since our inception. In 2007, Mr. Valentis founded and is the president of Maritime. In 2001, Mr. Valentis was appointed Managing Director of Konkar Shipping Agencies S.A., a drybulk operator based in Greece, which is a position he continues to hold. From 1998 to 2001, Mr. Valentis was the Commercial Manager for Loucas G. Matsas Salvage & Towage. From 1996 through 1998, Mr. Valentis worked as a dry cargo chartering broker for N. Cotzias Shipping. From 1989 to 1995, Mr. Valentis was involved in the operation of his family’s drybulk vessels. Since 2013, Mr. Valentis has also served as a member of the Greek Committee of NKK Classification Society, and, since 2016, as a council member of the International Association of Independent Tanker Owners (INTERTANKO). Mr. Valentis has an MBA from Southern New Hampshire University and a B.Sc. from Landsdowne College, London. Mr. Valentis also holds a Captain’s diploma from the Aspropyrgos Naval Academy in Greece.
Henry P. Williams was appointed as our Chief Financial Officer and Treasurer in August 2015. Mr. Williams has over 35 years of commercial, investment and merchant banking experience. From February 2015, he served as a financial consultant to and is employed by Maritime and its affiliates. From March 2014 to January 2015, Mr. Williams was Managing Director, Head of Maritime, Energy Services & Infrastructure (U.S.) investment banking for Canaccord Genuity Inc. From August 2012 to February 2014, Mr. Williams was a Senior Advisor to North Sea Securities LLC, a boutique advisory firm in New York. From November 2010 to June 2012, Mr. Williams was Managing Director, Global Sector Head, Shipping of Nordea Markets in Oslo, Norway and Head of its U.S. Investment Banking division in New York. From 1992 until 2010, Mr. Williams was employed by Oppenheimer & Co. Inc., as Managing Director, Head of Energy & Transportation of its investment banking division. Mr. Williams has an MBA in Finance from New York University Leonard N. Stern School of Business and a BA in Economics and Business Administration from Rollins College.
Konstantinos Lytras has served as our Chief Operating Officer since our inception and as our Secretary since October 15, 2018. Mr. Lytras has also served as Maritime’s Financial Director since 2008. Prior to joining Maritime, from 2007 through 2008, Mr. Lytras served as Managing Director and Co-Founder of Navbulk Shipping S.A., a start-up shipping company focused on dry bulk vessels. From 2002 through 2007, Mr. Lytras worked as Financial Director of Neptune Lines Shipping and Managing Enterprises S.A. Mr. Lytras served as Financial Controller of Dioryx Maritime Corp. and Liquimar Tankers Management Inc. from 1996 through 2002. Mr. Lytras worked as a Financial Assistant from 1992 to 1994 at Inchcape Shipping Services Ltd. Mr. Lytras earned a B.A. in Business Administration from Technological Institute of Piraeus and a B.S. in Economics from the University of Athens.

Robin P. Das serves as a Class III director. Mr. Das has worked in shipping finance and investment banking since 1995. He is the founder and has been a director of Auld Partners Ltd, a boutique shipping and finance focused advisory firm, since 2013. From 2011 to 2012, Mr. Das was Managing Director (partner) of Navigos Capital Management LLC, an asset management firm established to focus on the shipping sector. From 2005 until 2011, Mr. Das was Global Head of Shipping at HSH Nordbank AG, then the largest lender globally to the shipping industry. Before joining HSH Nordbank AG in 2005, he was Head of Shipping at WestLB and prior to that time, Mr. Das was joint Head of European Shipping at J.P. Morgan. From October 2016 until March 2020, Mr. Das also served as director of Nimrod Sea Assets Limited (LSE:NSA, listed until April 2018), which invested in marine assets associated with the offshore oil and gas industry. Mr. Das holds a BSc (Honours) degree from the University of Strathclyde.
Basil G. Mavroleon serves as a Class III director. Mr. Mavroleon has been in the shipping industry for 45 years. Since 1970, Mr. Mavroleon has worked for Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for 25 years and Manager of the Projects Group for five years, from 2009 until 2013. Mr. Mavroleon currently serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Athens, Greece. He is a Director of Genco Shipping and Trading Limited (NYSE: GNK), a company engaged in the shipping business focused on the drybulk industry spot market. Since its inception in 2003 through its liquidation in 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that invested in tanker freight forward agreements and derivatives. Mr. Mavroleon is on the board of the Associate Membership Committee of INTERTANKO, is on the Advisory Board of NAMMA (North American Maritime Ministry Association), is Director Emeritus of NAMEPA (North American Marine Environmental Protection Association), and the Chairman of the New York World Scale Committee (NYC) INC. Mr. Mavroleon was educated at Windham College, Putney Vermont.
Aristides J. Pittas serves as a Class II Director. Mr. Pittas has more than 30 years of shipping industry experience. He has been a member of the board of directors and the Chairman and Chief Executive Officer of Eurodry Ltd. (Nasdaq: EDRY) (“Eurodry”), an independent shipping company that operates in the drybulk shipping industry, since its inception on January 8, 2018. He has also been a member of the board of directors and the Chairman and Chief Executive Officer of Euroseas Ltd. (Nasdaq: ESEA) (“Euroseas”) since May 2005, an independent shipping company that operates in the drybulk and container shipping industry. Since 1997, Mr. Pittas has also been the President of Eurochart S.A., Euroseas’ affiliate, which is a shipbroking company specializing in chartering, selling and purchasing ships. Since 1995, Mr. Pittas has been the President and Managing Director of Eurobulk Ltd., Euroseas’ and Eurodrys’ affiliated ship management company. Eurobulk Ltd. is a ship management company that provides ocean transportation services. In 2005, Mr. Pittas resigned as Managing Director of Eurobulk Ltd. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle Upon Tyne and a M.Sc. in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.
Compensation
We have no direct employees. The services of our executive officers, internal auditors and secretary are provided by Maritime. We have entered into a Head Management Agreement with Maritime, pursuant to which we pay approximately $1.6 million per year for the services of these individuals, and for other administrative services associated with our being a public company and other services to our subsidiaries. Please see “Business – Management of Ship Operations, Administration and Safety – Head Management Agreement and Ship Management Agreements with Maritime”.
Our non-executive directors receive in the aggregate an annual compensation in the amount of $125,000 per year, plus reimbursements for actual expenses incurred while acting in their capacity as a director. We may in the future also grant directors awards under our Pyxis Tankers Inc. 2015 equity incentive plan as compensation. We do not have a retirement plan for our officers or directors. There are no service contracts with our non-executive directors that provide for benefits upon termination of their services as director. Individuals serving as chairs of committees will be entitled to receive additional compensation from us as the board of directors may determine.

Equity Incentive Plan
On October 28, 2015, we adopted the Pyxis Tankers Inc. 2015 equity incentive plan (the “EIP”), which entitles our and our subsidiaries’ and affiliates’ employees, officers and directors, as well as consultants and service providers to us (including persons who are employed by or provide services to any entity that is itself a consultant or service provider) and our subsidiaries (including employees of Maritime, our affiliated ship manager), to receive stock options, stock appreciation rights, restricted stock grants, restricted stock units, unrestricted stock grants, other equity-based or equity-related awards, and dividend equivalents. We summarize below the material terms of the EIP.
The nominating and corporate governance committee of our board of directors serves as the administrator under the EIP. Subject to adjustment for changes in capitalization as provided in the EIP, the maximum aggregate number of shares of common stock that may be delivered pursuant to awards granted under the EIP during the ten-year term of the EIP will be 15% of the then-issued and outstanding number of shares of our common stock. If an award granted under the EIP is forfeited, or otherwise expires, terminates or is cancelled or settled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to other awards under the EIP. Any shares that are held back to satisfy the exercise price or tax withholding obligation pursuant to any stock options or stock appreciation rights granted under the EIP will again be available for delivery pursuant to other awards under the EIP. No award may be granted under the EIP after the tenth anniversary of the date the EIP was adopted by our board of directors.
In the event that we are subject to a “change of control” (as defined in the EIP), the EIP administrator may, in accordance with the terms of the EIP, make such adjustments and other substitutions to the EIP and outstanding awards under the EIP as it deems equitable or desirable.
Except as otherwise determined by the EIP administrator in an award agreement, the exercise price for options shall be equal to the fair market value of a share of our common stock on the date of grant, but in no event can the exercise price be less than 100% of the fair market value on the date of grant. The maximum term of each stock option agreement may not exceed ten years from the date of the grant.
Stock appreciation rights (“SARs”), will provide for a payment of the difference between the fair market value of a share of our common stock on the date of exercise of the SAR and the exercise price of a SAR, which will not be less than 100% of the fair market value on the date of grant, multiplied by the number of shares for which the SAR is exercised. The SAR agreement will also specify the maximum term of the SAR, which will not exceed ten years from the date of grant. Payment upon exercise of the SAR may be made in the form of cash, shares of our common stock or any combination of both, as determined by the EIP administrator.
Restricted and/or unrestricted stock grants may be issued with or without cash consideration under the EIP and may be subject to such restrictions, vesting and/or forfeiture provisions as the EIP administrator may provide. The holder of a restricted stock grant awarded under the EIP may have the same voting, dividend and other rights as our other stockholders.
Settlement of vested restricted stock units may be in the form of cash, shares of our common stock or any combination of both, as determined by the EIP administrator. The holders of restricted stock units will have no voting rights.
Subject to the provisions of the EIP, awards granted under the EIP may include dividend equivalents. The EIP administrator may determine the amounts, terms and conditions of any such awards provided that they comply with applicable laws. We have not set aside any amounts to provide pension, retirement or similar benefits to persons eligible to receive awards under the EIP or otherwise.

On October 28, 2015, our board of directors approved the issuance of 33,222 restricted shares of our common stock to certain of our officers. As of December 31, 2015, all such shares had been vested, but were not issued until March 2016. On November 15, 2017, 200,000 restricted shares of our common stock were granted and issued to one of our senior officers, and were vested immediately upon issuance.
Board Practices
Our board of directors consists of four directors, three of whom, Robin P. Das, Basil G. Mavroleon and Aristides J. Pittas, have been determined by our board of directors to be independent under the rules of Nasdaq and the rules and regulations of the Commission. Directors elected by our common shareholders are divided into three classes serving staggered three-year terms. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired, and each of them shall hold office until the third succeeding annual meeting of shareholders if the Board is then classified, and until such director’s successor is elected and has qualified. We held our 2019 annual meeting of shareholders on November 12, 2019, at which Aristides J. Pittas was re-elected to serve as Class II Director for a term of three years until our 2022 annual meeting of shareholders. The term of our Class III Directors, Robin P. Das and Basil G. Mavroleon, expires at the 2020 annual meeting of shareholders and the term of our Class I Director, Valentios Valentis, expires at the 2021 annual meeting of shareholders.
Our audit committee consists of three independent, non-executive directors: Robin Das, Basil Mavroleon and Aristides Pittas. We believe that Robin Das qualifies as an audit committee “financial expert,” as such term is defined in Regulation S-K promulgated by the Commission. The audit committee, among other things, reviews our external financial reporting, engages our external auditors, and oversees our financial reporting procedures and the adequacy of our internal accounting controls.
The nominating and corporate governance committee consists of Basil G. Mavroleon, Aristides J. Pittas and Valentios (“Eddie”) Valentis. The nominating and corporate governance committee is responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial owners of more than five percent of shares of our common stock, and the beneficial ownership of each of our directors and executive officers and of all of our directors and executive officers as a group as of September 23, 2020. All of our stockholders, including the stockholders listed in this table, are entitled to one vote for each share held.
Beneficial ownership is determined in accordance with the Commission’s rules. In computing percentage ownership of each person, shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
	Shares Beneficially Owned
Identity of person or group (1)	Number	Percentage(2)
Valentios (“Eddie”) Valentis (Maritime Investors Corp.) (3)	17,409,694	80.8%
Henry P. Williams (4)	216,854	1.0%
Konstantinos Lytras (4)	42,074	*
Robin P. Das	—	—
Basil G. Mavroleon	—	—
Aristides J. Pittas	—	—
All directors and executive officers as a group (6 persons)	17,668,622	81.9%
________________________
(1)
Except as otherwise provided herein, each person named herein as a beneficial owner of securities has sole voting and investment power as to such securities and such person’s address is c/o 59 K. Karamanli Street, Maroussi, 15125, Greece.

(2)	Based upon 21,559,885 common shares outstanding as of September 23, 2020.
(3)
Valentios (“Eddie”) Valentis is a 100% stockholder of Maritime Investors Corp. (“Maritime Investors”) and shares voting and investment power with Maritime Investors of the 17,409,694 shares of our common stock held by it.

(4)
Each of Messrs Lytras and Williams received 11,074 restricted shares of our common stock in March 2016 as an award under our EIP. In addition, Mr. Williams also received 200,000 restricted shares of our common stock in November 2017 as an award under our EIP.

*	Less than 1% of our outstanding shares of common stock.
As of September 23, 2020, we had 1,210 shareholders of record, 114 of which were located in the United States and held an aggregate of 9,239,356 shares of our common stock, representing 42.9% of our outstanding shares of common stock. However, one of the U.S. shareholders of record is Cede & Co., a nominee of The Depository Trust Company, which held 9,237,604 shares of our common stock as of September 23, 2020. Accordingly, we believe that the shares held by Cede & Co. include shares of common stock beneficially owned by both holders in the United States and non-U.S. beneficial owners.

DESCRIPTION OF CAPITAL STOCK
We are a corporation organized under the laws of the Republic of the Marshall Islands and are subject to the provisions of Marshall Islands law. Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.001 per share, of which 21,559,885 shares are issued and outstanding as of September 23, 2020 and 50,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding as of September 23, 2020. Please see “Description of the Securities we are Offering” for a description of the Series A Preferred Shares that are being offered by this prospectus. All of our shares of stock are in registered form. There are no limitations on the rights to own securities, including the rights of non-resident or foreign stockholders to hold or exercise voting rights on the securities, imposed by Marshall Islands law or by our Articles of Incorporation or Bylaws.
The following is a description of the material terms of our Articles of Incorporation and Bylaws. Please see our Articles of Incorporation and Bylaws, copies of which have been filed as Exhibits 3.1 and 3.2, respectively, to our Registration Statement on Form F-4 (File No. 333-203598) filed with the Commission on April 23, 2015. The information contained in these exhibits is incorporated by reference herein.
Purpose
Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.
Authorized Capital Stock
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock are entitled to receive pro rata the remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions.
Preferred Stock
Our board of directors has the authority to authorize the issuance from time to time of one or more classes of preferred stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by our board of directors providing for the issuance of such preferred stock. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of stockholders entitled to vote. There is no provision for cumulative voting.
Directors are elected annually on a staggered basis. There are three classes of directors; each class serves a separate term length. Our board of directors has the authority to, in its discretion, fix the amounts which shall be payable to members of the board of directors and to members of any committee for attendance at the meetings of the board of directors or of such committee and for services rendered to us.

Certain Provisions of Our Articles of Incorporation and Bylaws
Certain provisions of Marshall Islands law and our Articles of Incorporation and Bylaws could make the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of our incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to work with our management.
Our Articles of Incorporation and Bylaws include provisions that:
•	allow our board of directors to issue, without further action by the stockholders, up to 50,000,000 shares of undesignated preferred stock;
•	prohibit cumulative voting in the election of directors;
•	provide for a classified board of directors with staggered, three year terms;
•	prohibit stockholder action by written consent unless such consent is signed by all stockholders entitled to vote on the action;
•
authorize the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock cast at an annual meeting of stockholders;

•	require that special meetings of our stockholders be called only by a majority of our board of directors or the chairman of the board; and
•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders.
Our Articles of Incorporation also prohibit us from engaging in any “Business Combination” with any “Interested Shareholder” (as such terms are explained further below) for a period of three years following the date the stockholder became an Interested Shareholder, unless:
•	prior to such time, our board of directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Shareholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the Business Combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or

•	the stockholder became an Interested Shareholder prior to March 23, 2015.

These restrictions shall not apply if:
•
a stockholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Pyxis and such stockholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of our board of directors then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Pyxis (except for a merger in respect of which, pursuant to the BCA, no vote of our stockholders is required);
(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis (other than to any direct or indirect wholly-owned subsidiary or to Pyxis) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares; or
(c) a proposed tender or exchange offer for 50% or more of our outstanding voting shares.
Our Articles of Incorporation define a “Business Combination” to include:
•
any merger or consolidation of Pyxis or any direct or indirect majority-owned subsidiary of Pyxis with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of Pyxis, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•
any transaction which results in the issuance or transfer by Pyxis or by any direct or indirect majority-owned subsidiary of Pyxis of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Pyxis solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by Pyxis to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by Pyxis; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•
any transaction involving Pyxis or any direct or indirect majority-owned subsidiary of Pyxis which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•
any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a stockholder of Pyxis), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted above) provided by or through Pyxis or any direct or indirect majority-owned subsidiary.

Our Articles of Incorporation define an “Interested Shareholder” as any person (other than Pyxis, Maritime Investors and any direct or indirect majority-owned subsidiary of Pyxis or Maritime Investors and its affiliates) that:
•	is the owner of 15% or more of our outstanding voting shares; or
•
is an affiliate or associate of Pyxis and was the owner of 15% or more of the outstanding voting shares of Pyxis at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Pyxis; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Pyxis, except as a result of further Company action not caused, directly or indirectly, by such person.

Stockholder Meetings

Under our Bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special stockholder meetings may be called at any time by the majority of our board of directors or the chairman of the board. No business may be conducted at the special meeting other than the business brought before the special meeting by the majority of our board of directors or the chairman of the board. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.
Interested Transactions

Our Bylaws provide that no contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction or solely because his or her or their votes are counted for such purpose, if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and our board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; (ii) the material facts as to the relationship or interest are disclosed to the stockholders, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by our board of directors, its committee or the stockholders.

Registrar and Transfer Agent
The registrar and transfer agent for our common stock is VStock Transfer, LLC.
Listing
Our common stock is currently listed on Nasdaq under the symbol “PXS.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Head Management Agreement with Maritime.
The operations of our vessels are managed by Maritime, an affiliated ship management company, under our Head Management Agreement dated August 5, 2015 and separate management agreements with each of our vessel-owning subsidiaries. Under the Head Management Agreement, Maritime is either directly responsible for or oversees all aspects of ship management for us and our fleet. Under that agreement, Maritime also provides administrative services to us, which include, among other things, the provision of the services of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Secretary, one or more internal auditor(s) and a secretary, as well as use of office space in Maritime’s premises. As part of the ship management services, Maritime provides us and our vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also supervises the crewing and technical management performed by ITM for all our vessels. For more information about the Head Management Agreement and ship management agreements with Maritime, please see “Business – Management of Ship Operations, Administration and Safety – Head Management Agreement and Ship Management Agreements with Maritime.”
Maritime also currently manages one vessel, Pyxis Lamda, owned by a party affiliated with Mr. Valentis, our founder and Chief Executive Officer.
The following amounts were charged by Maritime to us during the years ended December 31, 2017, 2018 and 2019, as well as the six months ended June 30, 2020:
	Year Ended December 31,			Six Months Ended June 30,
(In thousands of U.S. dollars)	2017	2018	2019	2020
Charter hire commissions	$368	$354	$351	$154
Ship-Management Fees	712	720	724	332
Administration fees	1,600	1,618	1,628	812
Total	$2,680	$2,692	$2,703	$1,298
Promissory Note issued to Maritime Investors
On October 28, 2015, we issued a promissory note in the amount of $2.5 million in favor of Maritime Investors in connection with its election to receive a portion of the merger true-up shares in the form of a promissory note. The promissory note also includes amounts due to Maritime Investors for the payment of $0.6 million by Maritime Investors to LookSmart, representing the cash consideration of the merger, and the amounts that allowed us to pay miscellaneous transactional costs. The promissory note had a maturity of January 15, 2017 and an interest rate of 2.75% per annum. The original promissory note was amended on August 9, 2016 and March 7, 2017, in each case to extend the maturity, and subsequently amended and restated on December 29, 2017 in order to, among other things, increase the principal amount to $5.0 million (the “Amended and Restated Promissory Note”). The Amended and Restated Promissory Note was subsequently amended on June 29, 2018 to extend the maturity date.  On May 14, 2019, we entered into a second amendment to the Amended and Restated Promissory Note. This amendment (i) extended the maturity date to January 15, 2024, and (ii) increased the annual interest rate to 9.0% (of which 4.5% is payable in cash quarterly in arrears and 4.5% payable in the Company’s restricted common stock) per annum on a daily basis from April 1, 2019 until the Amended and Restated Promissory Note is paid in full. Otherwise, the annual interest rate of 9% shall continue to be paid in cash or in the afore-mentioned combination of cash and shares on a quarterly basis, at the Company’s option. During the year ended December 31, 2019 and up to July 1, 2020, we issued 95,262 and 189,605 common shares, respectively, to settle the annual interest charged under the Amended and Restated Promissory Note.

Under the terms of the credit facility agreement of one of our subsidiaries, Eighthone Corp. with EntrustGlobal (the “Credit Facility”), no repayment of principal under the Amended and Restated Promissory Note may be made while any PIK interest or Principal Deficiency Amount is outstanding under the Credit Facility. After the repayment restrictions on the Amended and Restated Promissory Note have been lifted per the Credit Facility, the Company, at its option, may continue to pay interest on the Amended and Restated Promissory Note in the afore-mentioned combination of cash and shares or pay all interest costs in cash.
Maritime Advances
At December 31, 2019, Maritime had extended $6.8 million of advances which we used to pay various operating costs, debt service and other obligations. As of June 30, 2020, such advances were reduced to $1.3 million primarily from the net proceeds available after the repayment of bank debt from the sale of the Pyxis Delta in January, 2020. The balance with Maritime is interest free and with no specific repayment terms.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our third amended and restated articles of incorporation, amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Further, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware
Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Marshall Islands	Delaware
Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•	Alters or abolishes any preferential right of any outstanding shares having preference; or

•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

Marshall Islands	Delaware
A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of  $50,000 or less.

TAXATION
The following discussion summarizes certain U.S. federal income tax considerations that may be applicable to “U.S. Holders” and “non-U.S. Holders” (each as defined below) with respect to the purchase, ownership, sale, exchange or disposition of the Series A Preferred Shares and with respect to the purchase, ownership, exercise, lapse, sale or other disposition of the Warrants offered under this prospectus. This discussion only applies to purchasers who purchase Units as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Shares or Warrants in light of its particular circumstances.
This discussion is based upon provisions of the Code, the Treasury Regulations, promulgated thereunder and rulings and judicial decisions all as of the date hereof, and all of which may change, perhaps retroactively, potentially resulting in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Shares in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Shares who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Shares as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax or the “base erosion and anti-avoidance” tax, a person required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”, an insurance company, former U.S. citizens or former long-term U.S. residents aliens, persons who own, directly or constructively, 10% or more of our equity).
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Shares or Warrants, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Shares or Warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Shares and the holding, exercising, letting lapse or disposing of the Warrants.
You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Shares by “U.S. Holders” and the purchase, ownership, exercise, lapse, sale or other disposition of the Warrants by “U.S. Holders.”  You are a “U.S. Holder” if you are a beneficial owner of Series A Preferred Shares or Warrants and you are for U.S. federal income tax purposes;
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Allocation of Purchase Price and Characterization of a Unit
No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one Series A Preferred Shares and one Warrant. For U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the Series A Preferred Share and the Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each Series A Preferred Share and Warrant should be the shareholder’s tax basis in such Series A Preferred Share and Warrant, as the case may be. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the Series A Preferred Share and the Warrant comprising the Unit, and the amount realized on the disposition should be allocated between the Series A Preferred Share and the Warrant based on their respective relative fair market values at the time of disposition (as determined by each such Unit holder based on all relevant facts and circumstances). The separation of the Series A Preferred Share and the Warrant comprising a Unit should not be a taxable event for U.S. federal income tax purposes.
The foregoing treatment of the Series A Preferred Share and the Warrant and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.
Distributions in General.
Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to the Series A Preferred Shares generally will constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Series A Preferred Shares and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from the Issuer because the Issuer is not a U.S. corporation. Dividends received with respect to the Series A Preferred Shares generally will be treated as non-U.S. source “passive category income” for purposes of computing allowable foreign tax credits for United States federal income tax purposes.
Dividends paid on Series A Preferred Shares to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the Series A Preferred Shares is readily tradable on an established securities market in the United States (such as the NYSE, on which the Series A Preferred Shares is expected to be listed); (2) SFL Parent is not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned the Series A Preferred Shares for more than 60 days in the 121-day period beginning 60 days before the date on which it becomes ex-dividend.  It is noted that if the Issuer, rather than SFL Parent, were treated as the issuer of the Series A Preferred Shares for U.S. federal income tax purposes, any dividends paid with respect to the Series A Preferred Shares would likely not be treated as “qualified dividend income.” U.S. Individual Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Series A Preferred Shares.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any amounts received in respect of the Series A Preferred Shares that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a Series A Preferred Shares that is equal to or in excess of 5% of the holder’s adjusted tax basis (or fair market value upon such holder’s election). In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of the holder’s adjusted tax basis (or fair market value).
Sale, Exchange, or Other Disposition of Series A Preferred Shares.
Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of the Series A Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such stock. The U.S. Holder’s initial tax basis in its Series A Preferred Shares generally will be the U.S. Holder’s purchase price for the stock and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Non-corporate U.S. Holders may be eligible for preferential rates of United States federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes.
A redemption of the Series A Preferred Shares by SFL Parent will generally be treated as a sale of such stock for U.S. federal income tax purposes, the U.S. federal income tax consequences of which is described in the preceding paragraph.
Sale, Exchange or other Disposition of Warrants
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of Warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such Warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the Warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
U.S. Federal Income Tax Treatment of the Warrants
Neither we nor a U.S. Holder of a Warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common shares upon exercise of a Warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Warrant exercised and (ii) the amount of the exercise price for the Warrant. If the Warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the Warrants. A U.S. Holder’s holding period for common shares received upon exercise of a Warrant will commence on the date the Warrant is exercised.

The exercise price of a Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. Holder of the Warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.
The tax consequences of holding and disposing of our common shares is discussed above, substituting common shares for each reference to Series A Preferred Shares. U.S. Holders of our Warrants should also carefully review the section titled “Passive Foreign Investment Company Rules” as a U.S. Holder generally will not be able to make a QEF election with respect to the Warrants if we are a PFIC.
Consequences of Owning Shares in a passive foreign investment company, or “PFIC.”
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Series A Preferred Shares, common shares or Warrants, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are or have been a PFIC during our 2019 taxable year, nor do we expect to become a PFIC with respect to our 2020 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our Series A Preferred Shares (but not our Warrants) makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder of our Series A Preferred Shares (but not our Warrants) should be able to make a "mark-to-market" election with respect to the Series A Preferred Shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder's Series A Preferred Shares.

Taxation of U.S. Holders Making a Timely QEF Election.
If a U.S. Holder makes a timely QEF election (or an “Electing Holder”), then, for United States federal income tax purposes, such Electing Holder must report as income for its taxable year its pro rata share of the Issuer’s ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which such Electing Holder is reporting, regardless of whether or not the Electing Holder received distributions from the Issuer in that year. The Electing Holder’s adjusted tax basis in the Series A Preferred Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the Series A Preferred Shares and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of the Series A Preferred Shares. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its United States federal income tax return. We will provide each U.S. Holder with the information necessary to make the QEF election described above, although there can be no assurances that we will be able to provide such information annually.
Taxation of U.S. Holders Making a Mark-to-Market Election.
Alternatively, if, as we anticipate, the Series A Preferred Shares are treated as "marketable stock," a U.S. Holder would be permitted to make an election to mark-to-market its Series A Preferred Shares (the “Mark-to-Market Election”), provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations.  If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Series A Preferred Shares at the end of the taxable year over such holder's adjusted tax basis in the Series A Preferred Shares.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the Series A Preferred Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election.  A U.S. Holder's tax basis in its Series A Preferred Shares would be adjusted to reflect any such income or loss amount.  Gain realized on the sale, exchange or other disposition of Series A Preferred Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Series A Preferred Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.
A U.S. Holder that does not make either a QEF election or a Mark-to-Market Election for that year (or a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the Series A Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Series A Preferred Shares), and (2) any gain realized on the sale, exchange or other disposition of the Series A Preferred Shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the Series A Preferred Shares;
•
the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

United States Federal Income Taxation of Non-U.S. Holders
A beneficial owner of the Series A Preferred Shares (other than a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes) or Warrants that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holding the Series A Preferred Shares, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of the Series A Preferred Shares.
Distributions.
Distributions we pay to a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, our distributions will generally be subject to United States federal income tax, on a net income basis at the regular graduated rates, to the extent they constitute income effectively connected with the Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
Disposition of Series A Preferred Shares or Warrants.
In general, a Non-U.S. Holder is not subject to United States federal income tax or withholding tax on any gain resulting from the disposition of the Series A Preferred Shares or Warrants provided the Non-U.S. Holder is not engaged in a United States trade or business. A Non-U.S. Holder that is engaged in a United States trade or business will be subject to United States federal income tax, on a net income basis at the regular graduated rates, in the event the gain from the disposition of stock is effectively connected with the conduct of such United States trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. However, even if not engaged in a United States trade or business, individual Non-U.S. Holders may be subject to tax on gain (which may be offset by U.S. source capital losses of the Non-U.S. Holder, even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) resulting from the disposition of the Series A Preferred Shares or Warrants if they are present in the United States for 183 days or more during the taxable year in which the stock is disposed and meet certain other requirements.
Non-U.S. Holders subject to United States federal income tax should consult their own tax advisors regarding the tax consequences of an investment in the Series A Preferred Shares or Warrants.

U.S. Federal Income Tax Treatment of the Warrants
A Non-U.S. Holder of a Warrant will not be subject to adverse U.S. federal income tax consequences as a result of the acquisition, exercise, lapse or disposition of a Warrant provided the Non-U.S. Holder is not engaged in a United States trade or business.
Information reporting and backup withholding.
In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of the Series A Preferred Shares will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (or applicable successor forms) together with all applicable certifications and statements, as applicable.
Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for United States federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a United States federal income tax return with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the Series A Preferred Shares, unless the shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
U.S. Federal Income Taxation of the Company
Operating Income
Unless exempt from U.S. federal income taxation under Section 883 of the Code or under an applicable U.S. income tax treaty, a foreign corporation that earns only shipping income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (i) the 4% gross basis tax or (ii) the net basis tax and branch profits tax. For this purpose, shipping income includes income from (i) the use of a vessel, (ii) hiring or leasing of a vessel for use on a time, operating or bareboat charter basis or (iii) the performance of services directly related to the use of a vessel (and thus includes spot, time and bareboat charter income). We anticipate that we will earn substantially all our shipping income from the chartering or employment of vessels for use on a spot or time charter basis; we may also, in the future, place one or more of our vessels in pooling arrangements or on bareboat charters.

The U.S.-source portion of shipping income is 50% of the income attributable to voyages that begin or end, but not both begin and end, in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as U.S. source, and consequently none of the shipping income attributable to such voyages is subject to the 4% gross basis tax. Although the entire amount of shipping income from voyages that both begin and end in the United States would be U.S. source, we are not permitted by United States law to engage in voyages that both begin and end in the United States and therefore we do not expect to have any U.S.-source shipping income.
The Republic of Malta in place with the United States of America both an order for the relief from double taxation in relation to the taxation of income derived from the international operation of ships as well as a Convention for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income has an income tax treaty with the United States, but the Republic of the Marshall Islands does not have an income tax treaty with the United States. Accordingly, income earned by our subsidiaries organized under the laws of the Republic of Malta, but not by us or our subsidiaries organized under the laws of the Republic of the Marshall Islands, may qualify for a treaty-based exemption.
The 4% Gross Basis Tax
The United States imposes a 4% U.S. federal income tax on a foreign corporation’s gross U.S.- source shipping income to the extent such income is not treated as effectively connected with the conduct of a U.S. trade or business. As a result of the 50% sourcing rule discussed above, the effective tax is 2% of the gross income attributable to voyages beginning or ending in the United States.
The Net Basis Tax and Branch Profits Tax
We do not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or if we were to be treated as engaged in a U.S. trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this U.S. trade or business (or “effectively connected income”). Any effectively connected income, net of allowable deductions, would be subject to U.S. federal corporate income tax (with the statutory rate currently being 21%). In addition, we also may be subject to a 30% “branch profits” tax on earnings effectively connected with the conduct of the U.S. trade or business (as determined after allowance for certain adjustments), and on certain interest paid or deemed paid that is attributable to the conduct of our U.S. trade or business. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income. Our U.S.-source shipping income would be considered to be effectively connected income only if we have or are treated as having a fixed place of business in the United States involved in the earning of U.S.-source shipping income and substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation (such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States). Based on our intended mode of shipping operations and other activities, we do not expect to have any effectively connected income. In the absence of exemption from tax under Section 883 of the Code (and/or, only in the case of income earned by our subsidiaries organized under the laws of the Republic of Malta, the applicable exemption, under the aforementioned order for double taxation relief in relation to the taxation of income derived from the international operation of ships and/or the income tax treaty between the United States and the Republic of Malta), our gross U.S. source shipping income would be subject to the 4% U.S. federal income tax imposed, described above.

The Section 883 Exemption
The 4% gross basis tax, the net basis tax and the branch profits tax described above are inapplicable to shipping income that qualifies for exemption under Section 883 of the Code (the “Section 883 Exemption”). A foreign corporation will qualify for the Section 883 Exemption if:
•
it is organized in a “qualified foreign country,” which is a country outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “equivalent exemption”);

•
it satisfies one of the following two ownership tests (discussed in more detail below): (A) more than 50% of the value of its shares is beneficially owned, directly or indirectly, by “qualified shareholders” (the “50% Ownership Test”); or (B) its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States (the “Publicly-Traded Test.”); and

•	it meets certain substantiation, reporting and other requirements (which include the filing of U.S. income tax returns).
For our 2019 taxable year, we and three of our subsidiaries that earn shipping income were organized under the laws of the Republic of the Marshall Islands. Effective March 1, 2018, three of our subsidiaries that earn shipping income domiciled to the Republic of Malta. We and three of our subsidiaries that earn shipping income are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury recognizes each of the Republic of the Marshall Islands and the Republic of Malta as a country that grants an equivalent exemption and thus is a qualified foreign country. Therefore, if we and our subsidiaries satisfy the 50% Ownership Test or Publicly-Traded Test for a taxable year, and otherwise comply with applicable substantiation and reporting requirements, we will be exempt from U.S. federal income tax for that taxable year with respect to our U.S.-source shipping income.
In respect of our subsidiaries organized under the laws of the Republic of Malta, we believe in any case that we may rely on the applicable treaty exemption provided for in the aforementioned order for double taxation relief in relation to the taxation of income derived from the international operation of ships and/or the tax treaty in place between the U.S. and the Republic of Malta and thus need not satisfy the aforementioned criteria for exemption as set out in Section 883 of the Code
The 50% Ownership Test
For purposes of the 50% Ownership Test, “qualified shareholders” include: (i) individuals who are “residents” (as defined in the Treasury regulations promulgated under Section 883 of the Code (the “Section 883 Regulations”) of qualified foreign countries, (ii) corporations organized in qualified foreign countries that meet the Publicly Traded Test (discussed below), (iii) governments (or subdivisions thereof) of qualified foreign countries, (iv) non-profit organizations organized in qualified foreign countries, and (v) certain beneficiaries of pension funds organized in qualified foreign countries, in each case, that do not beneficially own the shares in the foreign corporation claiming the Section 883 Exemption, directly or indirectly (at any point in the chain of ownership), in the form of bearer shares (as described in the Section 883 Regulations). For this purpose, certain constructive ownership rules under the Section 883 Regulations require looking through the ownership of entities to the owners of the interests in those entities. The foreign corporation claiming the Section 883 Exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations) and must meet certain substantiation and reporting requirements.
The Publicly Traded Test
The Section 883 Regulations provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are “primarily traded” on the NASDAQ Capital Market, which is an established market for these purposes.

Under the Section 883 Regulations, our common shares would be considered to be “regularly traded” on an established securities market if one or more classes of our shares representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Our common shares are listed on the NASDAQ Capital Market. Accordingly, we will satisfy the listing threshold.
The Section 883 Regulations also require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year (the “trading frequency test”); and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year must be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year (the “trading volume test”). Even if this were not the case, the Section 883 Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares, such as the NASDAQ on which our common shares are listed. For this purpose, a dealer makes a market in a stock only if the dealer regularly and actively offers to, and in fact does, purchase the stock from, and sell the stock to, customers who are not related to the dealer in the ordinary course.
Notwithstanding the foregoing, the Section 883 Regulations also provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by one or more persons who each own 5% or more of the vote and value of such class of outstanding stock (the “5% Override Rule”).
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of common shares (or “5% shareholders”) the Section 883 Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as owning 5% or more of our common shares. The Section 883 Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for such purposes. Consistent with the Schedule 13D/A filed with the SEC on November 4, 2019, Mr. Valentis beneficially owned more than 5% of our common stock for all of the 2019 taxable year. Thus, we believe that the 5% Override Rule is triggered for the 2019 taxable year.
However, even if the 5% Override Rule is triggered, the Treasury regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% shareholders, qualified shareholders (as defined generally under the Section 883 Regulations and discussed above) own sufficient number of shares to preclude non-qualified shareholders in such group from owning 50% or more of our common shares for more than half the number of days during the taxable year. In this case, Mr. Valentis was the sole 5% shareholder for the 2019 taxable year and is a qualified shareholder for purposes of the Section 883 Regulations. Thus, we believe that the 5% Override Rule would be inapplicable.
Based on the foregoing, we intend to take the position that we and our subsidiaries satisfy both the 50% Ownership Test and the Publicly-Traded Test for the 2019 taxable year and intend to comply with the substantiation and reporting requirements that are applicable under Section 883 of the Code to claim the Section 883 Exemption. If in the 2020 or any future taxable year, the ownership of our shares of common stock changes, because, among other things, we can give no assurance that such shareholders are qualified shareholders or that a sufficient number of qualified shareholders will cooperate with us in respect of the applicable substantiation and reporting requirements, there can be no assurance that we will satisfy either the 50% Ownership Test or the Publicly Traded Test, in which case we and our subsidiaries would not qualify for the Section 883 Exemption for that taxable year and would be subject to U.S. federal tax as set forth in the above discussion (subject to only in the case of income earned by our subsidiaries organized under the laws of the Republic of Malta, the applicable exemption, under the aforementioned order for double taxation relief in relation to the taxation of income derived from the international operation of ships and/or the income tax treaty between the United States and the Republic of Malta).

Gain on Sale of Vessels
In general, regardless of whether we qualify for the Section 883 Exemption, we will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. A sale of a vessel will generally be considered to occur outside of the U.S. for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, we will attempt to structure any sale of a vessel so that it is considered to occur outside of the United States.
Certain Marshall Islands, Maltese and Greek Tax Law Considerations
For a discussion of certain Marshall Islands, Maltese, and Greek tax considerations, please see our most recently annual report on Form 20-F filed with the Commission.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, OR OTHERWISE DISPOSING OF THE PREFERRED STOCK AND OF THE ACQUIRING, HOLDING, EXERCISING OR DISPOSING OF THE WARRANTS.

UNDERWRITING
ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the several underwriters of this offering, which we refer to as the Representative. We have entered into an underwriting agreement dated October 8, 2020 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
ThinkEquity, a division of Fordham Financial Management, Inc.	200,000
Total	200,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the Series A Preferred Shares and Warrants included in the Units being offered to the public, other than those Series A Preferred Shares and Warrants covered by the over-allotment option described below, if any of these securities are purchased.
The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-Allotment Option
We have granted a 45-day option to the underwriters to purchase up to 30,000 additional Series A Preferred Shares at a public offering price of $24.92 per share and/or up to 240,000 additional Warrants at public offering price of $0.01 per warrant, less the underwriting discounts as set forth on the cover page of the registration statement of which this prospectus forms a part, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of the closing of the offering solely to cover sales of Series A Preferred Shares and Warrants by the underwriters in excess of the total number of Series A Preferred Shares and Warrants included in the Units set forth in the table above. If any of these additional securities are purchased, the underwriters will offer the additional securities on the same terms as those on which the Series A Preferred Shares and Warrants included in the Units are being offered. If this option is exercised in full, the total offering price to the public will be $5,750,000 and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $5,318,750.
Discounts and Commissions
The Representative has advised us that the underwriters propose to offer the Units to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer Units to securities dealers at that price less a concession of not more than $1.00 per Unit. After the initial offering to the public, the public offering price and other selling terms may be changed by the Representative.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:
	Per Unit	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$25.00	$5,000,000	$5,750,000
Underwriting discounts and commissions (7.5%)	$1.875	$375,000	$431,250
Proceeds, before expenses, to us	$23.125	$4,625,000	$5,318,750
We have agreed to reimburse the Representative for all reasonable and actual out-of-pocket accountable fees and costs incurred by the Representative in connection with this offering up to a maximum of $65,000 in the aggregate, including the fees and expenses of the underwriters’ legal counsel.
We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $250,000.
Underwriter’s Warrants
Upon closing of this offering, we have agreed to issue to  the Representative as compensation two separate warrants, the first exercisable for the purchase of an aggregate of 1% of the Series A Preferred Shares sold in this offering, excluding the over-allotment option (2,000 Series A Preferred Shares) and the second exercisable for the purchase of an aggregate of 1% of the warrants sold in this offering, excluding the over-allotment option (240,000 warrants to purchase common shares) (the "Underwriter's Warrants"). The warrant to purchase Series A Preferred Shares will be exercisable at an initial price of $24.92 per Series A Preferred Share. The warrant to purchase warrants to purchase common shares (the "Underwriter's Common Share Warrants") will be exercisable at an initial price of $0.01 per Underwriter's Common Share Warrant. The Underwriter's Common Share Warrants have the same terms and conditions as the Warrants being offered and sold in this offering. The Underwriter’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for certain piggyback registration rights upon request, in certain cases. The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA rules. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Right of First Refusal
Until twelve (12) months from the closing date of this offering, the Representative will have, subject to certain exceptions, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private Series A Preferred Share offering, during such period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Determination of offering price
The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include our history and prospects, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the shipping industry and the securities markets at the time of the offering and such other factors as were deemed relevant.
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Other
From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter named in this prospectus has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 60 days after the date of this prospectus.
Lock-Up Agreements
Pursuant to “lock-up” agreements, we and our executive officers, directors and 5% or greater shareholders have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock or any of our other securities (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our securities), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock or any of our other securities, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities, shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 60 days from the date of the pricing of this offering.
Nasdaq Capital Market Listing
As of October 8, 2020, the Series A Preferred Shares and Warrants are listed on the Nasdaq Capital Market under the symbols “PXSAP” and “PXSAW”, respectively. No assurance can be given that a liquid or active trading market in the Series A Preferred Shares or Warrants will develop.
Transfer Agent; Warrant Agent
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Shares, and the warrant agent for the Warrants, is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:
•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.
•
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•
Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our Series A Preferred Shares and Warrants may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series A Preferred Shares and Warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our Series A Preferred Shares and Warrants on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.
Indemnification
We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Series A Preferred Shares and Warrants, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our Series A Preferred Shares and Warrants in any jurisdiction where action for that purpose is required. Accordingly, our Series A Preferred Shares and Warrants may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our Series A Preferred Shares and Warrants may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•	to legal entities which are qualified investors as defined under the Prospectus Regulation;
•
by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision the expression an “offer of common stock to the public” in relation to any common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$1,844
FINRA fee	2,630
Nasdaq listing fee	5,000
Legal fees and expenses	165,000
Accounting fees and expenses	60,000
Transfer agent fees	5,000
Warrant agent fees	5,000
Miscellaneous	5,526
Total	$250,000
LEGAL MATTERS
Certain legal matters in connection with the sale of the common shares offered hereby, including the legality thereof, are being passed upon for us by Seward & Kissel LLP, New York, New York. Gracin & Marlow, LLP, New York, New York, is representing the underwriter in this offering.
EXPERTS
The consolidated financial statements of Pyxis Tankers Inc. appearing in Pyxis Tankers Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2019 (including the financial statement schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 151 25, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants (“SOEL”), Greece with registration number 107.
The section titled "The International Product Tanker Shipping Industry" has been prepared by Drewry Shipping Consultants Ltd., our industry expert, who has confirmed to us that such section accurately describes the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented. The address of Drewry Shipping Consultants Ltd. is 15-17 Christopher Street, London EC2A 2BS, United Kingdom.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, relating to the securities offered by this prospectus. The term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment.  This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission as described below.

Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http://www.pyxistankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission’s website is not part of this prospectus.
INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We incorporate by reference in this prospectus the following documents filed with the Commission pursuant to the Exchange Act:
•
Report on Form 6-K furnished with the Commission on August 10, 2020, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim consolidated financial statements and related notes thereto for the Company, as of and for the six months ended June 30, 2020 (except for the commentary of our founder and Chief Executive Officer, Valentios Valentis).

•
Report on Form 6-K furnished with the Commission on June 3, 2020, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations, as of and for the three months ended March 31, 2020 (except for the commentary of our founder and Chief Executive Officer, Valentios Valentis).

•	Reports on Form 6-K, filed with the Commission on April 24, 2020, May 11, 2020, July 2, 2020 and July 9, 2020.
•
Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing or telephoning us at the following address:
Pyxis Tankers Inc.
59 K. Karamanli Street
Maroussi 15125
Greece
+30 210 638 0200

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

200,000 Units, Each Consisting of One 7.75% Series A Cumulative Convertible Preferred Share
and Eight Warrants, Each Warrant Exercisable for
One Common Share for a Total of up to 1,600,000 Common Shares Underlying the Warrants

PYXIS TANKERS INC.

PROSPECTUS

ThinkEquity
a division of Fordham Financial Management, Inc.

October 8, 2020

Through and including November 2, 2020 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.